As filed with the Securities and Exchange Commission on July 24, 1998
                                                 Registration No. 333-53651

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                              __________________

                              Amendment No. 1 to
                              __________________

                                   FORM S-11

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              __________________

                                JER Asia Corp.
       (Exact name of registrant as specified in governing instruments)

                      1650 Tysons Boulevard, Suite 1600
                           McLean, Virginia 22102
                               (703) 714-8000
                  (Address of principal executive offices)

                            Daniel T. Ward, Esq.
                    Managing Director and General Counsel
                          J.E. Robert Company, Inc.
                      1650 Tysons Boulevard, Suite 1600
                           McLean, Virginia 22102
                               (703) 714-8071
                   (Name and address of agent for service)

                                 Copies to:
         Thomas H. Bell, Esq.               J. Warren Gorrell, Jr., Esq.
      Simpson Thacher & Bartlett              Steven A. Museles, Esq.
         425 Lexington Avenue                  Hogan & Hartson L.L.P.
       New York, New York 10017             555 Thirteenth Street, N.W.
            (212) 455-2000                     Washington, D.C. 20004
                                                   (202) 637-5600

     Approximate date  of commencement of the proposed  sale of the securities
to  the public:   As  soon as  practicable after  the effective  date  of this
Registration Statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                     Proposed      Proposed
    Title of                         Maximum       Maximum
   Securities                        Offering     Aggregate      Amount of
     Being         Amount Being     Price Per      Offering     Registration
   Registered     Registered<F1>    Share<F2>     Price<F2>         Fee
---------------   --------------   ------------  ------------   ------------
Common Stock,
par value $.01
per share           5,750,000          $20       $115,000,000     $33,925

<F1> Includes 750,000 shares that may be purchased pursuant to an over-allotment option granted to the Underwriters.
<F2> Estimated based on a bona fide estimate of the maximum offering price of $20 solely for purposes of calculating the registration fee pursuant to Rule 457(a) promulgated under the Securities Act of 1933.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
_______________________________________________________________________________

                  Subject to Completion, Dated July 24, 1998
PROSPECTUS

                               5,000,000 Shares
                                JER ASIA CORP.
                                 Common Stock
                           _________________________


     JER Asia Corp., a Delaware corporation (the "Company"), is a newly organized corporation established to invest in nonperforming, subperforming, distressed and other real estate and real estate related assets, including mortgage loans, mortgage backed securities, real estate properties, companies with significant real estate assets and companies involved in the business of real estate ownership, real estate services or other real estate related operating businesses. The Company intends to focus its investment activities primarily in East Asia and Southeast Asia as well as other markets on an opportunistic basis. JER Asia Advisors, LLC (the "Manager"), an affiliate of J.E. Robert Company, Inc. (together with its affiliates, "JER"), will oversee the operations of the Company, subject to the supervision of the Company's Board of Directors. The Company has no economic or ownership interest in the Manager.

        All of the shares of common stock, par value $.01 per share (the "Common Stock"), being offered hereby (the "Offering") are being offered by the Company. The Company has also agreed to sell, and FBR Asset Investment Corporation ("FBR Asset"), an affiliate of Friedman, Billings, Ramsey & Co., Inc., one of the representatives of the several underwriters, has agreed to purchase, a minimum of $25 million of Common Stock in a private placement which will close concurrently with the Offering. In addition, the Company has agreed to sell, and JER, the Manager and certain directors and executive officers of the Company, the Manager and JER (the "JER Investors") have agreed to purchase, in a second private placement to close concurrently with the Offering, a number of shares of Common Stock (assuming that the Underwriters' option to purchase up to an additional 750,000 shares to cover overallotments is not exercised) such that the JER Investors' aggregate investment constitutes the lesser of (i) 2% of the shares of the Company's Common Stock then outstanding and (ii) $20 million in total value (the private placements to the JER Investors and FBR Asset are referred to herein as the "Concurrent Offerings"). The price of the shares of Common Stock to be
placed in the Concurrent Offerings will be equal to $      , which is the
initial public offering price net of underwriting discounts and commissions.

        It is currently anticipated that the initial public offering price for the Common Stock will be $20 per share. Prior to this Offering, there has been no market for the Common Stock. The public offering price will be determined by negotiation between the Company and Friedman, Billings, Ramsey & Co., Inc. and Schroder & Co. Inc. (the "Representatives"). See "Underwriting." The Company intends to apply for listing of the Common Stock on the Nasdaq National Market. Capitalized terms used but not defined herein shall have the meanings set forth in the Glossary of Terms beginning on page 54.
                           _________________________

        See "Risk Factors" beginning on page 17 for material risks relevant to an investment in the Common Stock including, among others, the following:

     - The Company intends to invest in assets that involve significant investment risk, and an investment in the Company is suitable only for sophisticated investors.
     -    The Company has no prior operating history.
     - None of the Company's investments has been identified and it may take considerable time for the Company to find appropriate investment opportunities. No assurances can be given that the Company will be successful in acquiring economically attractive assets or that the assets, once acquired, will maintain their economic desirability.


                                                      (Continued on next page)
                           _________________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

                            Price to     Underwriting     Proceeds to
                             Public      Discount<F1>     Company(2)
                          ------------  -------------    -------------

Per Share . . . . .             $             $                $
Total<F3> . . . . .        $              $               $

<F1> The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
<F2> Net of expenses in connection with the Offering estimated at $   , which
     will be payable by the Company.
<F3> The Company has granted the several Underwriters a 30-day option to purchase up to 750,000 additional shares of Common Stock to cover overallotments. If all such shares of Common Stock are purchased the total Price to Public, Underwriting Discount and Proceeds to Company,
     before expenses of this Offering, will be $       , $        and
     $       , respectively. See "Underwriting."

     The shares of Common Stock are offered by the Underwriters subject to receipt and acceptance by the Underwriters, approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offers and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New York, New York on or about
, 1998.

Friedman, Billings, Ramsey & Co., Inc.                     Schroder & Co. Inc.

              The date of this Prospectus is              , 1998.

(Continued from previous page)

     - A substantial portion of the Company's assets are expected to be located in Asian countries which are currently experiencing significant and protracted financial and economic difficulties. There can be no assurance that the current economic and financial difficulties in these countries will not continue or worsen, or spread to other countries in which the Company may invest, and thereby adversely affect the value of the Company's investments or make it more difficult for the Company to locate appropriate investment opportunities.
     - Certain of the countries in Asia and other regions in which the Company may invest have experienced in the past, are experiencing currently, and may in the future experience, political and social instability that could adversely affect the value of the Company's investments in such countries.
     - The Company will be dependent on the Manager for its successful operations. The Manager does not have prior experience making real estate investments in Asia.
     - Investments in Asia and other foreign countries may expose the Company to currency exchange risks, adverse changes in foreign tax laws, foreign law enforceability risks and other uncertainties of foreign laws and legal systems.
     - The Company expects to leverage its assets significantly, which is likely to increase the volatility of the Company's income and net asset value and could magnify the extent of any losses. The Company's Certificate of Incorporation and Bylaws do not limit the amount of indebtedness the Company can incur.
     - The Company intends to invest in distressed real estate, mortgage loans, real estate operating companies and other investments that are subject to greater risks of loss than assets which are not distressed, will require significant management resources, will be illiquid, may not be income producing on a current basis and may decrease in value because of changes in economic conditions and other factors.
     - The Company also intends to invest in noninvestment grade, subordinated mortgage backed securities, which are sensitive to events of loss, such as credit losses due to borrower default, hazard losses and enforceability issues.
     - The Company's investments will be sensitive to changes in prevailing interest rates.
     - Pursuant to the terms of the management agreement between the Company and the Manager (the "Management Agreement"), the Manager will receive for its services a substantial management fee regardless of the profitability of the Company. Such management fee will be not less than $5,000,000 for the Company's first fiscal year of operations following the closing of the Offering.
     - The Manager will be entitled to a substantial termination fee upon the termination or nonrenewal of the Management Agreement other than for cause.

     - The Company, the Manager and JER have common officers and directors and will face conflicts of interest in relation to business decisions regarding the Company and its investments, including the allocation of investment opportunities and provision of other services in connection with the Company's real estate assets.
     - Joseph E. Robert, Jr., chief executive officer of the Company, the Manager and JER, is obligated to devote approximately 80% of his business time and attention to the business of a recently formed domestic private real estate investment fund managed by JER (the "JER Private Fund") until the earlier of January 2001 or investment of 90% of the JER Private Fund's investor capital commitments (as of the date hereof, the JER Private Fund is approximately 70% invested).

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSAC-TIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING PURCHASES OF THE COMMON STOCK TO STABILIZE THE MARKET PRICE, THE PURCHASE OF COMMON STOCK TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     CERTAIN INFORMATION CONTAINED IN THIS PROSPECTUS CONSTITUTES "FORWARD-LOOKING STATEMENTS", WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "SHOULD," "EXPECT," "ANTICIPATE," "ESTIMATE," "INTEND," "CONTINUE," OR "BELIEVE" OR THE NEGATIVES THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. THE STATEMENTS IN "RISK FACTORS" IN THIS PROSPECTUS CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, WITH RESPECT TO SUCH FORWARD-LOOKING STATEMENTS THAT COULD CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO DIFFER MATERIALLY FROM THOSE REFLECTED OR CONTEMPLATED IN SUCH FORWARD-LOOKING STATEMENTS.

                               TABLE OF CONTENTS


Page                                                                      Page


PROSPECTUS SUMMARY  . . . . . . . . . . . . . . . . . . . . . . . . . . .    7

RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
          Conflicts of Interest   . . . . . . . . . . . . . . . . . . . .   17
          The Manager's Incentive Fee May Result in Investment Decisions
               that Do Not Fully Reflect Stockholder's Best Interests. . 17 The Manager's Base Management Fee May Result in Higher
               Leverage than Would Otherwise Be the Case.   . . . . . . .   17
          The Manager's and JER's Other Businesses May Create Conflicts
               in the Allocation of Management Resources  . . . . . . . .   17
          The Manager's and JER's Other Businesses May Create Conflicts
               in the Allocation of Investment Opportunities  . . . . . .   17
          The Amount of Time Which Joseph E. Robert, Jr. Can Devote to
               the Affairs of the Manager and the Company is Limited by Contract, Which May Have an Adverse Impact on the Affairs
               of the Company.  . . . . . . . . . . . . . . . . . . . . .   17
          The Limited Scope of the Unaffiliated Directors' Oversight of
               the Manager May Result in Decisions that Do Not Fully
               Reflect Stockholders' Best Interests.  . . . . . . . . . .   17
          The Ability of the Company to Invest in Investments Located in
               the United States, Canada, Europe and Mexico Is Limited
               by Contract and this May Have an Adverse Impact if the
               Company Determines It Would be Advantageous to Pursue Investments Located in such Countries and Regions. . . . 18
          The Ability of the Company to Purchase Assets from JER May
               Result in the Company Purchasing Assets at a Price that
               Is Greater than a Third Party Would Pay for such Assets . 18 Risks Related to the Organization of the Company and the
               Status of the Company and the Manager as Newly Formed
               Entities   . . . . . . . . . . . . . . . . . . . . . . . .   18
          The Status of the Company as a Newly Organized Corporation
               Could Adversely Affect the Development of the Company's
               Business   . . . . . . . . . . . . . . . . . . . . . . . .   18
          The Company Has Not Identified Any Specific Assets In Which to
               Invest and the Limited Availability of Suitable
               Investments May Inhibit Realization of the Company's
               Objectives   . . . . . . . . . . . . . . . . . . . . . . .   18
          The Manager's Lack of Experience Investing in Asia May
               Adversely Affect the Business of the Company   . . . . . .   18
          The Company Will Be Required to Pay a Substantial Management
               Fee to the Manager Regardless of the Company's
               Profitability Which Could Cause a Depletion of the
               Company's Assets During Periods in Which It Is Not
               Profitable.  . . . . . . . . . . . . . . . . . . . . . . .   18
          The Company's Dependence on the Manager and Its Personnel
               Could Adversely Affect Its Business  . . . . . . . . . . .   19
          The Termination of the Management Agreement Could Adversely
               Affect the Company   . . . . . . . . . . . . . . . . . . .   19
          The Board of Directors May Change Certain Policies Without
               Stockholder Consent  . . . . . . . . . . . . . . . . . . .   19
          The Loss of Its Exemption From the Investment Company Act
               Would Adversely Affect the Company   . . . . . . . . . . .   19
          The Company Is Not a Real Estate Investment Trust and Will Pay
               Corporate Taxes  . . . . . . . . . . . . . . . . . . . . .   19
          Foreign Investments Pose a Greater Risk of Loss   . . . . . . .   20
          The Value of the Company's Foreign Investments Will Fluctuate
               Based on Exchange Rates Between Foreign Currencies and
               the U.S. Dollar.   . . . . . . . . . . . . . . . . . . . .   20
          Economic and Financial Instability May Adversely Affect the
               Company's Foreign Investments  . . . . . . . . . . . . . .   20
          Political and Social Events May Adversely Affect the Company's
               Foreign Investments  . . . . . . . . . . . . . . . . . . .   20
          Foreign Restrictions on Investment and Repatriation of
               Investment Income May Adversely Affect the Company . . . 20 The Availability and Quality of Foreign Financial Information
               and Standards May Adversely Affect the Company's Ability
               to Find and Manage Foreign Investments   . . . . . . . . .   20
          Foreign Laws and Legal Systems May Adversely Affect the Value
               of the Company's Foreign Investments   . . . . . . . . . .   21
          Foreign Taxation May Decrease Returns on the Company's
               Investments  . . . . . . . . . . . . . . . . . . . . . . .   21
          Economic and Business Risks   . . . . . . . . . . . . . . . . .   21
          Leverage Increases Exposure to Loss   . . . . . . . . . . . . .   21
          The Company Has No Established Financing and the Failure to
               Secure Financing Could Adversely Affect the Company's
               Ability to Achieve Its Investment Objectives   . . . . . .   21
          Concentration of the Company's Assets in a Limited Geographic
               Location or Certain Types of Investments May Adversely
               Affect the Company's Business  . . . . . . . . . . . . . .   21
          Adverse Changes in General Economic Conditions May Adversely
               Affect the Company's Business  . . . . . . . . . . . . . .   22
          Interest Rate Changes May Adversely Affect the Company's
               Investments  . . . . . . . . . . . . . . . . . . . . . . .   22
          The Company's Hedging Activities May Reduce the Company's Net
               Income and May Not Achieve the Hedging Effects Desired By
               the Company  . . . . . . . . . . . . . . . . . . . . . . .   22
          General Investment Risks May Adversely Affect the Company . . 22 Investments in Distressed Mortgage Loans Are Inherently Risky
               and May Cause Losses to the Company  . . . . . . . . . . .   22
          Construction Lending Activities and Bridge and Mezzanine Loans
               Are Subject to Significant Risks of Loss   . . . . . . . .   23
          The Company's Noninvestment Grade Mortgage Assets Are Subject
               to Significant Risks of Loss   . . . . . . . . . . . . . .   23
          Investments with Third Parties, Non-Controlling Investments and Investments in Companies with Assets Other than Real
               Estate or Real Estate Related Assets May Adversely Affect
               the Company's Ability to Achieve its Investment
               Objectives   . . . . . . . . . . . . . . . . . . . . . . .   23
          Real Estate is Illiquid and Its Value May Decrease  . . . . . .   23
          The Value of Real Estate is Dependent on Conditions Beyond the
               Company's Control  . . . . . . . . . . . . . . . . . . . .   23
          Property Taxes Decrease Returns on Real Estate  . . . . . . . .   24
          Real Properties with Hidden Environmental Problems May
               Increase Costs and May Create Liability for the Company . 24 Limited Recourse Loans May Limit the Company's Recovery to the
               Value of the Mortgaged Property  . . . . . . . . . . . . .   24
          The Volatility of Real Estate Values May Adversely Affect the
               Value of the Company's Investments   . . . . . . . . . . .   24
          Other Risks   . . . . . . . . . . . . . . . . . . . . . . . . .   24
          Certain Provisions of Delaware Law and the Company's
               Certificate of Incorporation and Bylaws May Prevent a
               Change in Control  . . . . . . . . . . . . . . . . . . . .   24
          The Issuance of Preferred Stock By the Company May Prevent a
               Change in Control  . . . . . . . . . . . . . . . . . . . .   25
          Limitations on the Liability of the Manager and Officers and
               Directors of the Company May Result in Costs to the
               Company Due to the Actions of the Manager and Officers
               and Directors of the Company   . . . . . . . . . . . . . .   25
          Failure of a Market for Common Stock to Develop Could
               Adversely Affect the Value of the Common Stock   . . . . .   25
          Potential Future Offerings Could Dilute the Interest of
               Holders of Common Stock  . . . . . . . . . . . . . . . . .   25
          Failure to be Year 2000-Compliant Could Adversely Affect the
               Company  . . . . . . . . . . . . . . . . . . . . . . . . .   25

USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26

DIVIDEND POLICY . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26

CAPITALIZATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26

THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
          Investment Opportunities in Asia  . . . . . . . . . . . . . . .   27
          Investment Strategy   . . . . . . . . . . . . . . . . . . . . .   28
          Operating Policies  . . . . . . . . . . . . . . . . . . . . . .   31
          Investment Review and Asset Management Process  . . . . . . . .   32
          Investment Review   . . . . . . . . . . . . . . . . . . . . . .   32
          Investment Review in Connection with Particular Assets  . . . .   33
          Asset Management Process  . . . . . . . . . . . . . . . . . . .   34
          Loan Asset Management.  . . . . . . . . . . . . . . . . . . . .   35
          Real Estate Management.   . . . . . . . . . . . . . . . . . . .   35
          Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . .   35

MANAGEMENT OF OPERATIONS  . . . . . . . . . . . . . . . . . . . . . . . .   36
          The Manager and JER   . . . . . . . . . . . . . . . . . . . . .   36
          Executive Officers of the Manager   . . . . . . . . . . . . . .   36
          The Management Agreement  . . . . . . . . . . . . . . . . . . .   37
          Management Compensation   . . . . . . . . . . . . . . . . . . .   39
          Company Expenses  . . . . . . . . . . . . . . . . . . . . . . .   42

          Stock Options   . . . . . . . . . . . . . . . . . . . . . . . .   42
          Limits of Responsibility  . . . . . . . . . . . . . . . . . . .   43
          Negotiations with Nomura  . . . . . . . . . . . . . . . . . . .   44
          Thai Property Fund  . . . . . . . . . . . . . . . . . . . . . .   44
          Certain Relationships; Conflicts of Interest  . . . . . . . . .   45
          The Manager's Incentive Fee May Result in Conflicts.  . . . . .   45
          The Manager's Base Management Fee May Result in Increased
               Leverage.  . . . . . . . . . . . . . . . . . . . . . . . .   45
          The Manager's and JER's Other Businesses May Create Conflicts
               in the Allocation of Management Resources  . . . . . . . .   46
          The Manager's and JER's Other Businesses May Create Conflicts
               in the Allocation of Investment Opportunities  . . . . . .   45
          The Ability of the Company to Invest in Investments in the
               United States, Canada, Europe and Mexico Will be Limited. 46 The Amount of Time Which Joseph E. Robert, Jr., the Chief
               Executive Officer of JER, the Company and the Manager,
               Can Devote to the Affairs of the Manager and the Company
               is Limited.  . . . . . . . . . . . . . . . . . . . . . . .   46
          The Ability of the Company to Purchase Assets from JER May
               Result in Conflicts  . . . . . . . . . . . . . . . . . . .   46

MANAGEMENT OF THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . .   47
          Directors and Executive Officers  . . . . . . . . . . . . . . .   47
          Affiliated Directors  . . . . . . . . . . . . . . . . . . . . .   47
          Proposed Unaffiliated Directors . . . . . . . . . . . . . . . .   47
          Executive Officers  . . . . . . . . . . . . . . . . . . . . . .   47

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF LIQUIDITY AND CAPITAL RESOURCES  . . . . . . . . . . . . . . . . . . .   48

DESCRIPTION OF CAPITAL STOCK  . . . . . . . . . . . . . . . . . . . . . .   49
          General   . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
          Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . .   49
          Preferred Stock   . . . . . . . . . . . . . . . . . . . . . . .   49
          Registration Rights   . . . . . . . . . . . . . . . . . . . . .   49
          Reports to Stockholders   . . . . . . . . . . . . . . . . . . .   50
          Transfer Agent and Registrar  . . . . . . . . . . . . . . . . .   50

CERTAIN PROVISIONS OF DELAWARE LAW AND
OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS  . . . . . . . .   50
          Board of Directors  . . . . . . . . . . . . . . . . . . . . . .   50
          Stockholder Action by Written Consent   . . . . . . . . . . . .   50
          Calling of Meetings of Stockholders   . . . . . . . . . . . . .   50
          Amendment of the Bylaws   . . . . . . . . . . . . . . . . . . .   50
          Advance Notice of Director Nominations and New Business   . . .   50
          The Company's Policies with Respect to Certain Other Matters  .   51

COMMON STOCK AVAILABLE FOR FUTURE SALE  . . . . . . . . . . . . . . . . .   51
FEDERAL INCOME TAX CONSIDERATIONS . . . . . . . . . . . . . . . . . . . .   51
UNDERWRITING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
ADDITIONAL INFORMATION  . . . . . . . . . . . . . . . . . . . . . . . . .   53
GLOSSARY OF TERMS . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
FINANCIAL STATEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . .  F-1

                              PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information included elsewhere in this Prospectus. Unless otherwise indicated, the information contained in this Prospectus assumes that (i) the Underwriters' overallotment option is not exercised, (ii) the offering price of the Common Stock is $20 per share and (iii) the Concurrent Offerings are consummated concurrently with the Offering. Capitalized terms used but not defined herein shall have the meanings set forth in the Glossary of Terms beginning on page 54. Certain statements in the section "--The Company-- Investment Opportunities in Asia" regarding the general condition and performance of economies in Asia have been derived, where a source is not otherwise stated, from information contained in various government and private publications, market analyst reports, newspapers and general circulation magazines.

                                  The Company

General

   The Company is a newly formed corporation organized to invest in nonperforming, subperforming, distressed and other real estate and real estate related assets, including mortgage loans, mortgage backed securities, real estate properties, companies with significant real estate assets and companies involved in the business of real estate ownership, real estate services or other real estate related operating businesses. The Company intends to focus its investment activities primarily in East Asia and Southeast Asia (principally Japan, Korea, Singapore, Hong Kong and Thailand) to take advantage of the opportunities for real estate investment that the Company believes have been created by the economic and financial difficulties that are currently affecting these regions. See "The Company--Investment Opportunities in Asia." The Company may also make investments in other markets on an opportunistic basis if the Company believes it can capitalize on inefficiencies in such markets. The Company will be externally managed by JER Asia Advisors, LLC (the "Manager"), a newly formed affiliate of J.E. Robert Company, Inc. (together with its affiliates, "JER"), subject to the direction and oversight of the Company's Board of Directors. The Company has no economic or ownership interest in the Manager. The Company has offices in Tokyo, Japan and in Bangkok, Thailand which were recently opened and which it shares with JER and the Manager. The Manager, JER and the Company anticipate opening an office in Hong Kong within 12 months from the closing of the Offering and may open additional offices, on either a temporary or permanent basis, in other Asian cities to the extent deemed appropriate in connection with the expansion of the Company's business, however, there can be no assurance that the Company will open additional offices. See "Management of Operations."

Investment Opportunities in Asia

       Over the course of the last twelve months, many real estate and financial markets in East Asia and Southeast Asia have experienced significant volatility and overall declines. The Company believes that there is a significant lack of liquidity in much of Asia and a corresponding lack of capital available for the acquisition, maintenance and/or development of real estate assets. Also, the Company believes that many banks and other lenders in Asia are burdened with high levels of nonperforming assets. The Company believes that, in comparison to market participants in the United States, banks, lenders and other market participants based in Asia have limited experience in managing and resolving nonperforming real estate assets. Furthermore, the Company believes that many publicly traded companies in Asia with significant real estate holdings and investments are trading at significant discounts to net asset value. It is the Company's belief that companies faced with liquidity problems often liquidate real estate assets in order to facilitate continuing operations. For these reasons, the Company believes that investment opportunities may be arising in East Asia and Southeast Asia which are comparable to the investment opportunities generated by the difficulties experienced by the U.S. real estate markets and banking sector in the late 1980s and early 1990s. Accordingly, the Company believes that it may be possible for the Company to realize attractive returns by investing in nonperforming, subperforming and distressed real estate and real estate related assets and in real estate services and operating companies in East Asia and Southeast Asia. See "The Company--Investment Opportunities in Asia."

Investment Strategy and Operating Policies

       The Company intends to pursue a strategy which focuses on acquiring, restructuring, managing and, where deemed appropriate, selling or securitizing undervalued real estate and real estate related assets in East Asia, Southeast Asia and elsewhere. The Company is in the process of developing country-specific operating and investment strategies to accommodate the different economic, cultural, political and legal environments of the countries in which it will be investing. The Company may execute these strategies either on its own or in joint ventures with local partners and/or with international financial institutions. All operating and investment strategies and policies of the Company will be set forth in guidelines (the "Guidelines") approved prior to the closing of the Offering by a majority of the Board of Directors, including a majority of the members of the Board of Directors who are not affiliates of the Manager or a Representative (each such member, an "Unaffiliated Director"). The operational and investment strategies and policies of the Company described herein are those which are expected to be set forth in such Guidelines.


       In general, the Company will seek to acquire performing and nonperforming mortgage loans and distressed real estate. In appropriate situations, the Company may also originate and fund mortgage loans, construction loans, bridge loans, mezzanine loans and other types of real estate related financings. The Company also may make investments in real estate operating companies and companies with significant real estate and real estate related assets through purchases of stock or debt in publicly traded Asian companies which the Company believes are trading at a substantial discount to net asset value or financially weakened privately held companies. The Company may also invest in real estate services companies engaged in development, management, leasing and other real estate related activities. The Company also may, from time to time, hedge its foreign currency exposure (such as by entering into forward, futures or options contracts to purchase or sell foreign currencies) to the extent feasible and cost effective, and, from time to time, may hedge its exposure to interest rate fluctuations through derivative instruments such as interest rate swaps, caps, floors and other interest rate exchange contracts.


       The Company will finance the acquisition of its assets with the net proceeds of this Offering and the Concurrent Offerings, future offerings of equity securities (including preferred stock) and borrowings. The Company's Certificate of Incorporation and Bylaws do not limit the amount of indebtedness that the Company can incur and the Company expects to leverage its assets significantly. The Guidelines will include an indebtedness policy for the Company that will give the Manager extensive discretion as to the amount of leverage to be employed, depending on the Manager's assessment of acceptable risk in light of the nature of the assets then held by the Company, subject to periodic review by the Company's Board of Directors.

                        Organization and Relationships

   The Manager will oversee the operations of the Company, subject to the supervision of the Company's Board of Directors. The relationships among the Company and the Manager and its affiliates are depicted in the chart shown below.

Graphic

            [GRAPHIC DISPLAYING JER ASIA CORP OWNERSHIP STRUCTURE.]

<F1> The Company, a Delaware corporation, will issue, pursuant to the
     Concurrent Offerings, a minimum of $25 million of its Common Stock to FBR Asset and a number of shares of Common Stock (assuming the Underwriters' overallotment option is not exercised) to the JER Investors such that the JER Investors' aggregate investment constitutes the lesser of (i) 2% of the Common Stock then outstanding and (ii) $20
     million in total value, and, pursuant to the Offering, $      of its
     Common Stock to public investors.

<F2> The Manager will be organized and capitalized by certain executive officers and other key employees of JER, the Manager and the Company.
<F3> The Manager will enter into a Management Agreement with the Company, pursuant to which the Manager will manage the business and investment affairs of the Company subject to the direction and oversight of the Company's Board of Directors. The Company will have no economic or ownership interest in the Manager. Pursuant to the Company's 1998 stock option plan (the "1998 Stock Option Plan"), the Company will grant to the Manager, as of the Closing Date, options to purchase an aggregate number of shares of Common Stock equal to 10% of the shares of Common Stock outstanding after the Offering and the Concurrent Offerings at an exercise price equal to $20 per share.

                                 Risk Factors

       An investment in the Common Stock involves material risks, and prospective investors should consider carefully the matters discussed under "Risk Factors" prior to an investment in the Company. Such risks include, among others:

       The Company intends to invest in assets that involve significant investment risk, and an investment in the Company is suitable only for sophisticated investors.

       The Company has no prior operating history, and its operating policies and strategies are untried. The Company will be dependent upon the experience and expertise of the Manager in administering its day-to-day operations. There can be no assurance that the Manager will be able to implement successfully the strategies that the Company intends to pursue.

       None of the Company's investments has been identified and it may take considerable time for the Company to find appropriate investment opportunities. No assurances can be given that the Company will be successful in acquiring economically attractive assets or that the assets, once acquired, will maintain their economic desirability.

       A substantial portion of the Company's assets are expected to be located in Asian countries which are currently experiencing significant and protracted financial and economic difficulties. There can be no assurance that the current economic and financial difficulties in these countries will not continue or worsen, or spread to other countries in which the Company may invest, and thereby adversely affect the value of the Company's investments or make it more difficult for the Company to locate appropriate investment opportunities.

       Certain of the countries in Asia and other regions in which the Company may invest have experienced in the past, are experiencing currently, and may in the future experience, political and social instability. Such instability could result from, among other things, popular unrest associated with demands for improved political, economic and social conditions, including those related to the current economic and financial difficulties affecting certain countries. Any such instability could adversely affect the value of the Company's investments in such countries.

       The Company will be dependent on the Manager and its personnel for its successful operation. The loss of the Manager's and its personnel's services could have an adverse effect on the operations of the Company.

       The Manager does not have prior experience making real estate investments in Asia. There can be no assurance that the Manager will be able to implement successfully the strategies that the Company intends to pursue.

       Investments in Asia and other foreign countries may expose the Company to currency exchange risks, adverse changes in foreign tax laws, foreign law enforceability risks and other uncertainties of foreign laws and foreign legal systems, all of which could adversely affect the Company.

       The Company's Certificate of Incorporation and Bylaws do not limit the amount of indebtedness the Company can incur. The Company expects to leverage its assets significantly, which is likely to increase the volatility of the Company's income and net asset value and could magnify the extent of any losses.

       The Company intends to invest in distressed real estate, mortgage loans, real estate operating companies and other investments that are subject to greater risks of loss than assets which are not distressed, will require significant management resources, will be illiquid, may not be income producing on a current basis and may decrease in value because of changes in economic conditions and other factors.

       The Company also intends to invest in noninvestment grade, subordinated mortgage backed securities, which are sensitive to events of loss, such as credit losses due to borrower default, hazard losses and enforceability issues.

       The Company's investments will be sensitive to changes in prevailing interest rates.

       The Manager will be entitled to a substantial termination fee upon the termination or nonrenewal of the Management Agreement other than for cause.

       Pursuant to the terms of the Management Agreement, the Manager will receive for its services a substantial management fee regardless of the profitability of the Company. Such management fee will be not less than $5,000,000 for the Company's first fiscal year of operations following the closing of the Offering.

       The Company, the Manager and JER have common officers and directors and will face conflicts of interests between the Company and the Manager in relation to business decisions regarding the Company, including the allocation of investment opportunities and the provision of other services in connection with the Company's assets.

       The Company has no established financing sources and there can be no assurance that financing can be obtained on favorable terms.

       The directors and officers of the Company and the Manager will have other calls on their time. Except for certain real estate and real estate related investment opportunities which are located in Hong Kong, Indonesia, Malaysia, the Philippines, Singapore, Taiwan, Thailand, China, India, Australia, Bangladesh, Cambodia, Japan, South Korea, Laos, Mongolia, Myanmar, New Zealand, Pakistan, Sri Lanka and Vietnam (the "Asia Pacific Region"), the Management Agreement with the Manager does not limit the Manager's right (or its affiliates' right) to engage in other business activities or to provide services to others, including other real estate investment vehicles and other customers for asset management services.

       To maintain its exemption from regulation under the Investment Company Act (as defined herein), the Company, among other things, must be primarily engaged, directly or through majority-owned subsidiaries, in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate (from which at least 25% of its gross income during each fiscal year must be derived) and additional businesses other than investing, reinvesting, owning, holding or trading in securities. In order to maintain such exemption, the Company may be precluded from making certain types of investments which it would otherwise make or may be limited in the extent to which it can make certain types of investments. In addition, failure to maintain such exemption would adversely affect the Company due to, among other things, the Company being required either to (i) change the manner in which it conducts its operations to cease being required to register as an investment company or (ii) register as an investment company and comply with the restrictions of the Investment Company Act, either of which could have an adverse effect on the Company and the market price for the Common Stock.

       The Company's Guidelines will be approved prior to the closing of the Offering by a majority of the Board of Directors (including a majority of the Unaffiliated Directors) and, once adopted, such Guidelines can be amended and revised by a majority of the Board of Directors (including a majority of the Unaffiliated Directors) without a vote of stockholders. There can be no assurance that any such change may not be adverse to the desires of holders of the Common Stock.

       Joseph E. Robert, Jr., the chief executive officer of the Company, the Manager and JER, is obligated to devote approximately 70% of his business time and attention to the business of the JER Private Fund until the earlier of January 2001 or investment of 90% of the JER Private Fund's investor capital commitments (as of the date hereof, the JER Private Fund is approximately 70% invested).

                                  The Manager

       The business and investment affairs of the Company will be managed by JER Asia Advisors, LLC (the "Manager"), a newly formed affiliate of J.E. Robert Company, Inc. (together with its affiliates, "JER"). JER, founded in 1981 by Joseph E. Robert, Jr., is a privately owned real estate investment and asset management firm. JER is engaged in the business of acquiring for investment, and providing asset management services with respect to, performing, subperforming and nonperforming mortgage loans, commercial mortgage backed securities, stabilized and subperforming real property and real estate operating companies. In addition, JER invests in, and manages a private real estate fund (the "JER Private Fund") which invests opportunistically in real estate and real estate related assets, including operating companies, in the United States, Canada, Mexico and Western Europe.

       JER currently conducts its operations primarily from its Washington, D.C. area headquarters located in McLean, Virginia. JER also has offices in Stamford and Milford, Connecticut; Dallas, Texas; Los Angeles, California; New York, New York; and Paris, France. The Company and its subsidiary or affiliated companies may in the future hire their own personnel to perform certain functions otherwise provided by the Manager, its affiliates and other third parties, and may open and maintain additional offices in Asian cities as deemed necessary. While taking this action would not reduce the base management fee (as described below) which the Manager is entitled to receive, such a decision may reduce the amounts paid to the Manager, its affiliates or other third parties for the provision of certain other services (as described below).


                             Management Agreement

      The Company will enter into an agreement (the "Management Agreement") with the Manager pursuant to which the Manager, subject to the supervision of the Company's Board of Directors, will: (i) serve as the Company's consultant with respect to formulation of investment criteria and preparation of policy guidelines by the Board of Directors; (ii) investigate, source and select potential investment opportunities for the Company; (iii) make all decisions concerning the commitment to, purchase, negotiation, structuring, monitoring, and disposition of investments by the Company; (iv) evaluate, recommend and approve all decisions regarding any financings, securitizations, hedging activities or borrowings undertaken by the Company or its subsidiaries; (v) make available to the Company its knowledge and experience with respect to real estate, real estate related assets and real estate operating companies;
(vi) counsel the Company in connection with policy decisions to be made by the Board of Directors; (vii) upon request by and in accordance with the directions of the Board of Directors, invest or reinvest any money of the Company pending identification of appropriate assets consistent with the Company's investment policies in which to invest or other uses; (viii) supervise other service providers to the Company; and (ix) provide certain general management services to the Company relating to the day-to-day operations and administration of the Company in the United States.

   For performing these services, the Manager will receive:


          (i) Base Management Fee: a base management fee, which is intended to cover the Manager's costs of providing its services under the Management Agreement, calculated and paid quarterly in advance, in an amount equal to 0.125% per quarter (0.5% per annum) of the Average Invested Assets (as defined in the second succeeding paragraph) of the Company for such quarter; provided that, for the first four fiscal quarters of the Company's operations following the closing of the Offering, the base management fee shall be the greater of (x) $1,250,000 per quarter ($5,000,000 per annum) or (y) the Manager's actual costs of providing its services to the Company under the Management Agreement for such period), and

         (ii) Incentive Fee: a quarterly incentive fee paid in arrears in an amount equal to the product of (A) 25% of the dollar amount by which
   (1) the Pre-Tax/Pre-Depreciation and Amortization Net Income (as defined in the immediately succeeding paragraph) (before the incentive fee, but including gains from sales and restructurings of the Company's assets) of the Company for such quarter per share of Common Stock (based on the weighted average number of shares outstanding for such quarter) exceeds
   (2) an amount equal to (a) the weighted average of the price per share of Common Stock in the initial public offering and the prices per share of Common Stock in any secondary offerings by the Company multiplied by (b) the Ten-Year U.S. Treasury Rate (as defined in the immediately succeeding paragraph) plus five percent per annum (expressed as a quarterly percentage) for such quarter, multiplied by (B) the weighted average number of shares of Common Stock outstanding for such quarter.

       The term "Average Invested Assets" for any period means the average of the aggregate book value of the assets of the Company, including the assets of all of its direct and indirect subsidiaries, before reserves for depreciation or bad debts or other similar noncash reserves, computed by taking the daily average of such values during such period. The term "Pre-Tax/Pre-Depreciation and Amortization Net Income" means net income (before the incentive fee, but including gains from sales and restructurings of the Company's assets, and calculated in accordance with U.S. generally accepted accounting principles ("GAAP")) including gains (or losses) from restructurings and sales of property, excluding provision for income taxes and depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. As used in calculating the Manager's incentive fee, the term "Ten Year U.S. Treasury Rate" means the arithmetic average of the weekly average yield to maturity for actively traded current coupon U.S. Treasury fixed interest rate securities (adjusted to constant maturities of ten years) published by the Federal Reserve Board during a quarter, or, if such rate is not published by the Federal Reserve Board, any Federal Reserve Bank or agency or department of the federal government selected by the Company. The Board of Directors of the Company may adjust the base management fee in the future if necessary to align the fee more closely with the actual costs of the Manager's services.

       Reimbursement for Certain Costs. In addition to the fees described in the preceding paragraph, the Company will reimburse the Manager and its affiliates for (i) all costs incurred by the Manager or its affiliates (including, without limitation, travel, salaries, bonuses, benefits and rent and other related overhead and out-of-pocket expenses) in researching, investigating, negotiating, structuring and developing investment opportunities in Asia on behalf of the Company prior to the sale of the Common Stock offered hereby and (ii) any additional start-up costs and expenses the Manager or its affiliates may incur on behalf of the Company subsequent to the closing of the Offering with respect to additional staffing, the establishment of offices in Asia and the purchase of new technology and equipment.

       Compensation for Other Services. The Company may also engage the Manager or its affiliates to provide (i) services outside of the United States related to the day-to-day operations and administration of the Company and to the performance and supervision of such other administrative functions necessary in the management of the Company as may be agreed upon by the

Manager and Board of Directors, (ii) due diligence and acquisition related services on assets purchased or considered for purchase by the Company and
(iii) asset management services, loan servicing, master or special servicing, legal or accounting services, leasing services or property management services with respect to assets acquired by the Company, for which other services the Manager and its affiliates will be entitled to be compensated at reasonable arms-length rates (see "Management of Operations--Management Compensation"). Finally, the Manager and its affiliates also will be reimbursed for out-of-pocket expenses incurred on behalf of the Company. See "Management of Operations--Company Expenses."

       The Company may terminate, or decline to renew the term of, the Management Agreement without cause at any time after the second anniversary of the closing of the Offering (the "Closing Date") upon 60 days written notice by a majority vote of the Unaffiliated Directors. Although no termination or nonrenewal fee is payable in connection with a termination or nonrenewal for cause, in connection with a termination or nonrenewal by the Company other than for cause, the Company must pay the Manager a termination fee, which could be substantial. The amount of the termination fee will be determined by independent appraisal of the value (including both the base management fee and the incentive fee components thereof) of the Management Agreement for the four years succeeding the date of termination. The Manager may decline to renew the Management Agreement after its initial two-year term or after any subsequent two-year renewal term thereof. See "Management of Operations."


                           Negotiations with Nomura

   The Manager, on behalf of the Company, is currently in preliminary negotiations with Nomura Securities International, Inc. ("Nomura") to obtain a credit facility in the amount of approximately $500 million which would be secured by the assets of the Company. In addition, Nomura has indicated that it intends to pursue other relationships with the Company, including the provision of services relating to, among other things, identification of suitable investments for the Company in Asia, certain co-investment rights with respect to assets so identified, aiding the Company in securing permanent financing for the Company's real estate assets and contributing nonperforming real estate assets owned by affiliates of Nomura to the Company.

   There can be no assurance, however, that negotiations with Nomura will result in a definitive agreement being entered into or consummated or as to the terms thereof.

                             Conflicts of Interest


    The Company will be managed by the Manager and will be subject to various conflicts of interest, including, among others, the following:

           (i) the Manager and its affiliates are permitted to pursue investment opportunities appropriate for the Company for their own account and for the account of other clients except for the following: after the closing of the Offering, the Company will have an exclusive investment right

   (the "Exclusive Asian Investment Right") with respect to all performing, nonperforming, subperforming, distressed and other real estate and real estate related assets, including mortgage loans, mortgage backed securities, real estate properties, companies with significant real estate assets and companies involved in the business of real estate ownership, real estate services or other real estate related operating businesses which are located in the Asia Pacific Region and which are sourced by the Manager or any of its affiliates unless (A) the Company does not have the financial capacity (as determined in good faith by the Manager) to make such investment or (B) a majority of the Unaffiliated Directors has determined that such investment or the general category of investments to which such investment relates is not appropriate for the Company in light of the Company's investment strategies and policies at the time such investment is identified;

           (ii) if the Company were to pursue investment opportunities in the United States, Canada, Mexico or Western Europe, JER is currently required, under most circumstances, to present such investment opportunities first to the JER Private Fund rather than to the Company and, accordingly, the Company's opportunity to make such investments, to the extent they are sourced by JER, would be limited;

           (iii) the incentive fee, which is based on the Company's income, may create an incentive for the Manager to make investments on behalf of the Company with greater income or gain potential, but which are also riskier or more speculative than investments the Manager might otherwise make if its fee did not include a "performance" component;

           (iv) the structure of the base management fee, which is based upon the Average Invested Assets of the Company rather than the net assets of the Company, will provide an incentive to the Manager to effect borrowings by the Company (with higher levels of leverage increasing the risks of loss) and thereby increase the amount of total assets which are subject to the base management fee; and

           (v) the executive officers and certain of the directors of the Company will be directors, officers and employees of the Manager; and

       (vi) the Manager and its affiliates may provide other services to the Company for which services the Manager and its affiliates will be entitled to be compensated at reasonable arms-length rates (see "Management of Operations--Management Compensation").

       Although it does not expect to do so in the ordinary course of business, the Company may purchase assets for investment from JER in exceptional circumstances, such as if JER were to make an investment that consisted of assets that are considered generally unsuitable for investment by the Company but such an investment also included certain assets that are considered suitable for investment by the Company, or if the Company did not have the financial capacity to make an investment at the time the investment first became available but subsequently regained such financial capacity. In any such circumstance, the Company could determine that purchasing such specific assets would be to the Company's advantage. However, many of such assets will not have a readily determinable fair market value and independent valuations may not be sought. Pursuant to the Company's Guidelines, the Unaffiliated Directors will review any such transactions prior to completion to ensure that they are fair and on reasonable arms-length terms. However, the Unaffiliated Directors are expected to rely primarily on the advice of and information provided by the Manager in deciding whether to approve such transactions, and there can be no assurance that the price and other terms of such transactions will be fair to the Company or as favorable to the Company as could be obtained from unrelated third parties.


       The Board of Directors intends to adopt the Guidelines prior to the closing of the Offering. The Guidelines will include certain provisions intended to minimize the effect of conflicts. The Guidelines will be adopted by a majority of the Board of Directors (including a majority of the Unaffiliated Directors) and may be amended from time to time without a vote of stockholders.


   For a description of certain limitations on the activities of certain members of the Manager, see "Risk Factors--Conflicts of Interest" and "Management of Operations--Certain Relationships; Conflicts of Interest."


                      Certain Benefits to Related Parties

       Pursuant to the 1998 Stock Option Plan, the terms and conditions of which the Company expects to be approved by a majority of the Board of Directors (including a majority of the Unaffiliated Directors) prior to the closing of the Offering, the Company will authorize the issuance of options to purchase 1,500,000 shares of Common Stock. Out of such authorized options, the Company will grant to the Manager, as of the Closing Date, options to purchase an aggregate number of shares of Common Stock (which the Manager may allocate to its and its affiliates' directors, officers and employees) equal to 10% of the shares of Common Stock outstanding after the Offering and the Concurrent Offerings. The exercise price of such options will be equal to $20, which is the initial public offering price. See "Management of Operations--Stock Options." Such options will expire on the tenth anniversary of the Closing Date, and 25% of such options will become exercisable upon each of the first four anniversaries of the Closing Date.

       The Company has also agreed to sell, and FBR Asset has agreed to purchase, a minimum of $25 million of Common Stock in the Concurrent Offerings. In addition, the Company has agreed to sell, and the JER Investors have agreed to purchase in the Concurrent Offerings, a number of shares of Common Stock such that the JER Investors' aggregate investment constitutes the lesser of (i) 2% of the total number of shares outstanding immediately following consummation of the Offering and the Concurrent Offerings (assuming that the Underwriters' overallotment option is not exercised) and (ii) $20 million in total value. The price of the shares of Common Stock to be placed
in the Concurrent Offerings will be equal to $      , which is the initial
public offering price net of underwriting discounts and commissions. The Company has granted certain "demand" and "piggyback" registration rights to the JER Investors and FBR Asset with respect to the Common Stock acquired by them in the Concurrent Offerings (see "Description of Capital Stock-- Registration Rights"). The JER Investors and FBR Asset have agreed not to offer, sell or contract to sell or otherwise dispose of the Common Stock acquired by them pursuant to the Concurrent Offerings without the prior consent of the Underwriters, for a period of one year from the Closing Date, provided that if the Manager at any time during such period no longer serves as the manager of the Company, such restriction shall apply to it only for a period of 120 days from the date of this Prospectus.

                                 The Offering

Shares offered to the public<F1><F2>  . . . . . . .     5,000,000 shares
Shares to be outstanding after Offering and the
  Concurrent Offerings<F1><F2>  . . . . . . . . . .     6,377,551 shares

____________________

<F1>   Assumes that the Underwriters' option to purchase up to an additional
       750,000 shares to cover overallotments is not exercised.
<F2>   See "Description of Capital Stock" and "Capitalization." Includes
       1,377,551 shares to be purchased by the JER Investors and FBR Asset in the Concurrent Offerings.



                                Use Of Proceeds

       Pending full investment of the net proceeds of this Offering and the Concurrent Offerings in appropriate real estate and real estate related assets as described herein, the Company intends to invest the net proceeds of this Offering and the Concurrent Offerings temporarily in readily marketable, interest-bearing securities until the Company identifies appropriate assets consistent with its investment policies in which to invest. See "Use of Proceeds."

                                Dividend Policy

     The Company currently intends to retain all or a significant portion of its net earnings and cash flow to be used for future investments. Any future dividends or distributions will be made by the Company at the discretion of the Board of Directors and will depend on the earnings and financial condition of the Company, prospective investments by the Company, and such other factors as the Board of Directors deems relevant. The Company does not expect to pay cash dividends on its Common Stock in the foreseeable future.

                           Tax Status of the Company

       The Company does not intend to elect to be taxed as a real estate investment trust, or "REIT," under the Internal Revenue Code of 1986, as amended (the "Code"). Instead, the Company expects to be subject to tax as a corporation under the Code.

   The Company may be required to pay taxes in foreign jurisdictions and, in certain circumstances, may not be able to credit these foreign taxes against United States taxes. As such, although the Company will take tax considerations into account when making investment decisions, the Company may be subject to tax at effective rates higher than the maximum United States federal income tax rate in certain circumstances.

                                 RISK FACTORS

     An investment in the Common Stock involves various risks. Before purchasing shares of the Common Stock offered hereby, prospective investors should give special consideration to the information set forth below, in addition to the information set forth elsewhere in this Prospectus.



Conflicts of Interest

     The Company will be subject to various conflicts of interest arising from its relationship with the Manager and its affiliates which may result in decisions that do not fully reflect stockholders' best interests, including the following:

        The Manager's Incentive Fee May Result in Investment Decisions that Do Not Fully Reflect Stockholder's Best Interests. The incentive fee provided for by the Management Agreement, which is based on the Company's income, may create an incentive for the Manager to make investments on behalf of the Company with greater income or gain potential, but which are also riskier or more speculative than investments that the Manager might otherwise recommend if its fee did not include a "performance" component. Riskier or more speculative investments may have an adverse impact on the financial condition and results of operations of the Company which may consequently reduce the value of a stockholder's investment in the Company.

         The Manager's Base Management Fee May Result in Higher Leverage than Would Otherwise Be the Case. The structure of the base management fee, which is based upon the Average Invested Assets of the Company rather than the net assets of the Company, will provide an incentive to the Manager to effect borrowings by the Company (with higher levels of leverage increasing the risk of loss) and thereby increase the amount of total assets which are subject to the base management fee. Higher levels of leverage increases exposure to loss. See "Economic and Business Risks--Leverage Increases Exposure to Loss."


         The Manager's and JER's Other Businesses May Create Conflicts in the Allocation of Management Resources. The directors and officers of the Manager (some of whom are also directors and officers of the Company and JER) have other calls on their time. Other than the Exclusive Asian Investment Right, the Management Agreement with the Manager does not limit or restrict the right of the Manager, JER or any of their officers, directors, employees or affiliates from engaging in any business or rendering services of any kind to any other person, including other real estate investment vehicles, or from purchasing real estate assets that meet the Company's policies and criteria. JER advises other entities that invest in the United States, Canada, Mexico and Western Europe in real estate and real estate related assets. Furthermore, real estate investments of the type that the Company expects to make will require a substantial commitment of management time and resources. As a result, conflicts may arise in the allocation of management resources and less attention may be paid to the affairs of the Company than would otherwise be the case.

     The Manager's and JER's Other Businesses May Create Conflicts in the Allocation of Investment Opportunities. JER expects to continue to purchase real estate and real estate related assets in the future for its own account and for the accounts of other clients, and, other than for the Exclusive Asian Investment Right, the Manager and JER have no obligation to make investment opportunities available to the Company. As a consequence, the opportunity for the Company to invest in real estate and real estate related assets will be limited if such investment opportunities would be attractive to JER or its clients. In addition, investment vehicles organized, sponsored or advised by JER after the date hereof may also contain restrictions and limitations on the ability of JER to offer investment opportunities to the Company, provided that no such restriction or limitation shall impinge on the Exclusive Asian Investment Right.

         The Amount of Time Which Joseph E. Robert, Jr. Can Devote to the Affairs of the Manager and the Company is Limited by Contract, Which May Have an Adverse Impact on the Affairs of the Company. Pursuant to the organizational documents of the JER Private Fund, until the earlier of January 2001 or investment of 90% of the JER Private Fund's investor capital commitments (as of the date hereof, the JER Private Fund is approximately 70% invested), Joseph E. Robert, Jr., chief executive officer of the Company, the Manager and JER, is obligated to devote approximately 80% of his business time and attention to the business of the JER Private Fund.

        The Limited Scope of the Unaffiliated Directors' Oversight of the Manager May Result in Decisions that Do Not Fully Reflect Stockholders' Best Interests. The daily operations of the Company and decisions made in the ordinary course of business by the Manager and its affiliates on behalf of the Company will not be required to be approved by the Unaffiliated Directors. This may result in decisions being made that are different from those which the Unaffiliated Directors might make were they to approve all such matters.

         The Ability of the Company to Invest in Investments Located in the United States, Canada, Europe and Mexico Is Limited by Contract and this May Have an Adverse Impact if the Company Determines It Would be Advantageous to Pursue Investments Located in such Countries and Regions. Pursuant to the organizational documents of the JER Private Fund, until the earlier to occur of January 2001 or investment of 90% of the JER Private Fund's investor capital commitments (as of the date hereof, the JER Private Fund is approximately 70% invested), JER is required, under most circumstances, to present investment opportunities in the United States, Canada, Mexico and Western Europe to the JER Private Fund. As a consequence, if the Company were to pursue investment opportunities in the United States, Canada, Mexico or Western Europe, the Company's opportunity to make such investments, to the extent they are sourced by JER, would be limited.

         The Ability of the Company to Purchase Assets from JER May Result in the Company Purchasing Assets at a Price that Is Greater than a Third Party Would Pay for such Assets. Under certain circumstances, the Company may purchase assets for investment from JER. Any such assets purchased may not have a readily determinable fair market value and independent valuations may not be sought. The fairness of such transactions will be reviewed by the Unaffiliated Directors but the Unaffiliated Directors are expected to rely primarily on the advice of and information provided by the Manager in deciding whether to approve such transactions, and there can be no assurance that the price and other terms of such transactions will be fair to the Company.

     Risks Related to the Organization of the Company and the Status of the Company and the Manager as Newly Formed Entities

     The Status of the Company as a Newly Organized Corporation Could Adversely Affect the Development of the Company's Business. The Company has no operating history, and its operating policies and strategies are untried. The Company will be dependent upon the experience and expertise of the Manager in administering its day-to-day operations. There can be no assurance that the Manager will be able to implement successfully the strategies that the Company intends to pursue. It is anticipated that many of the entities with which the Company will compete for investments may be significantly larger than the Company, may have established operating histories and procedures, may have access to greater capital and other resources, and may have other advantages over the Company in conducting certain businesses and providing certain services.

         The Company Has Not Identified Any Specific Assets In Which to Invest and the Limited Availability of Suitable Investments May Inhibit Realization of the Company's Objectives. The results of the Company's operations will be dependent upon the availability of opportunities for the acquisition of real estate and real estate related assets. The Company has not identified any specific assets in which to invest, and it may take considerable time for the Company to find appropriate investment opportunities. The Company intends to invest the net proceeds of this Offering and the Concurrent Offerings in readily marketable, interest bearing securities until such time as the Company identifies appropriate real estate and real estate related assets in which to invest. Such short-term investments are expected to provide a significantly lower net return to the Company than the Company seeks to achieve from its intended real estate and real estate related investments. No assurances can be given that the Company will be successful in acquiring economically attractive assets or that the assets, once acquired, will maintain their economic desirability. To the extent that the Company acquires assets other than those detailed herein, such other assets may pose risks to the Company and to the value of the Company's Common Stock that are different from or in addition to the risks enumerated herein.

         The Manager's Lack of Experience Investing in Asia May Adversely Affect the Business of the Company. The Company will be dependent on the Manager for its successful operation. The Manager does not have prior experience in real estate investments in Asia. There can be no assurance that the Manager will be able to implement successfully the strategies that the Company intends to pursue.

         The Company Will Be Required to Pay a Substantial Management Fee to the Manager Regardless of the Company's Profitability Which Could Cause a Depletion of the Company's Assets During Periods in Which It Is Not Profitable. Pursuant to the terms of the Management Agreement, the Manager will receive for its services a substantial management fee regardless of the profitability of the Company (such management fee will be not less than $5,000,000 for the Company's first fiscal year of operations following the closing of the Offering).

         The Company's Dependence on the Manager and Its Personnel Could Adversely Affect Its Business. The Company will be heavily dependent for the selection, structuring and monitoring of its investments and associated borrowings on the diligence and skill of the Manager and its personnel, primarily those named under "Management of the Company" elsewhere herein. The Company does not anticipate requiring the Manager to employ specific personnel or dedicate employees solely to the Company. The Manager in turn is dependent on the efforts of its senior management personnel. The loss of their services could have an adverse effect on the operations of the Manager and the Company. Moreover, the Company's success depends in part on the ability of the Manager to hire and retain knowledgeable personnel.

         The Termination of the Management Agreement Could Adversely Affect the Company. The Company is subject to the risk that the Manager will decline to renew the Management Agreement after its initial two-year term or after any subsequent two-year renewal term thereof and that no suitable replacement can be found to manage the Company. While the Company may terminate, or decline to renew the term of, the Management Agreement without cause after the second anniversary of the Closing Date at any time upon 60 days' written notice by a majority vote of the Unaffiliated Directors, the Company would be obligated in such event to pay the Manager a substantial termination fee except in the case of a termination for cause. Payment of this termination fee, which will be equal to the value (including both the base management fee and the incentive fee components thereof) of the Management Agreement for four years, could have an adverse effect on the Company's financial condition, cash flows and results of operation, may adversely affect the Company's ability to terminate the Manager without cause. In addition, following any such termination the Manager would be free to compete directly with the Company or create and/or advise other investment vehicles with respect to opportunities in Asia. In the future, the Company may consider the effect of transactions whereby the Manager could be merged into the Company, or other means by which the Company may become self-managed and self-administered. The Company has no current intention, however, to pursue any such transaction and there can be no assurance that the Company will become self-managed and self-administered in the future.

         The Board of Directors May Change Certain Policies Without Stockholder Consent. The major policies of the Company, including the Guidelines and other policies with respect to acquisitions, financing, growth and operations are determined by its Board of Directors. The Board of Directors may amend or revise these policies and the Guidelines and other policies, or approve transactions that deviate from these policies, from time to time without a vote of the Company's stockholders. The effect of any such changes may be negative.

         The Loss of Its Exemption From the Investment Company Act Would Adversely Affect the Company. The Company believes that it will not be, and intends to conduct its operations so as not to become, regulated as an investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act"). The Investment Company Act exempts entities that, directly or through majority-owned subsidiaries, are primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate (from which at least 25% of their gross income during each fiscal year must be derived) and additional businesses other than investing, reinvesting, owning, holding or trading in securities. Any failure to maintain its exemption would adversely affect the Company. The assets that the Company may acquire therefore may be limited by the provisions of the Investment Company Act. In addition, if a change in the Investment Company Act, or applicable regulations thereunder, were to occur the effect of which would be to eliminate or change the Company's ability to claim the above-described exemption, the Company could, among other things, be required either (i) to change the manner in which it conducts its operations to cease being required to register as an investment company or (ii) to register as an investment company and comply with the restrictions of the Investment Company Act, either of which could have an adverse effect on the Company and the market price for the Common Stock.

        The Company Is Not a Real Estate Investment Trust and Will Pay Corporate Taxes. The Company does not intend to elect to be taxed as a real estate investment trust, or "REIT," under the Code. Instead, the Company expects to be subject to tax as a corporation under the Code. As such, the Company will be subject to U.S. federal income tax, including at effective rates which may in certain circumstances be higher than the maximum United States federal income tax rate due to taxes in foreign jurisdictions and limitations on the ability of the Company to credit these foreign taxes against United States taxes.

Foreign Investments Pose a Greater Risk of Loss

     The Value of the Company's Foreign Investments Will Fluctuate Based on Exchange Rates Between Foreign Currencies and the U.S. Dollar. The Company intends to invest a substantial portion of its assets in investments located in Asia and other markets. The Company expects that substantially all of the investments it makes in foreign countries will be made in the local currencies of those countries and that any income on, and gains on the disposition of, such investments will also be in such foreign currencies. Accordingly, the value of the Company's foreign investments and any income or gains received thereon will fluctuate based on changes in the exchange rates between such foreign currencies and the U.S. dollar. These risks are especially significant for investments in certain of the Asian countries in which the Company expects to invest since the currencies of these countries have experienced substantial devaluations compared to the U.S. dollar over the past year and may experience further devaluations in the future. For example, in the second half of 1997, according to reports prepared by the real estate brokerage firm Jones Lang Wooton ("JLW"), the Thai Baht declined 46% against the U.S. dollar, the Indonesian Rupiah declined 56% against the U.S. dollar and the Japanese Yen declined 12.4% against the U.S. dollar. A decrease in the value of a foreign currency compared to the U.S. dollar would decrease the value of the Company's investments denominated in that currency when translated into U.S. dollars. In addition, the Company will generally incur transaction costs when it exchanges U.S. dollars for a foreign currency for investment or a foreign currency for U.S. dollars for repatriation back to the Company for reinvestment in a different country or for distribution to stockholders.



         Economic and Financial Instability May Adversely Affect the Company's Foreign Investments. Certain of the countries in Asia and other regions in which the Company expects to invest are currently experiencing severe deteriorations in their economies, led by declines in real estate prices, credit markets, stock market indices, currency valuations and consumer spending. There can be no assurance that the current economic and financial difficulties in these countries will not continue or worsen, or spread to other countries in which the Company has invested, and thereby adversely affect the value of the Company's investments or make it more difficult for the Company to locate appropriate investment opportunities. Furthermore, the economies of certain countries in East Asia and Southeast Asia are heavily dependent on international trade and, accordingly, have been and continue to be adversely affected by trade barriers, managed adjustments in relative currency values, other protectionist measures imposed or negotiated by the countries with which they trade and international economic developments generally. Any such developments could adversely affect the value of the Company's investments or its ability to locate appropriate investment opportunities.

         Political and Social Events May Adversely Affect the Company's Foreign Investments. Certain of the countries in Asia and other regions in which the Company may invest have experienced in the past, are experiencing currently, and may in the future experience, political and social instability that could adversely affect the Company's investments in such countries. Such instability could result from, among other things, popular unrest associated with demands for improved political, economic and social conditions, including those related to the current economic and financial difficulties affecting certain countries. For example, although the Company does not currently intend to focus its investment activities on Indonesia, Indonesia has been experiencing significant political and social instability resulting from popular unrest that is a result, at least in part, of Indonesia's economic and financial instability. This political and social instability in Indonesia may have an adverse impact on economic and financial stability in East Asia and Southeast Asia generally, thus exacerbating the economic situations of the other countries in these regions (see "--Economic and Financial Instability May Adversely Affect the Company's Foreign Investments," above).

         Foreign Restrictions on Investment and Repatriation of Investment Income May Adversely Affect the Company. Certain of the countries in which the Company may invest currently have restrictions on the repatriation of investment income or capital or impose procedural requirements, such as the need for governmental consent, on the repatriation of such amounts. It is possible that other countries in which the Company may invest could adopt similar restrictions in the future. In addition, some of these countries impose restrictions on the ability of foreign persons to invest in companies, assets or properties deemed important to the national interest, or limit investment by foreign persons to specified classes of securities of companies that may have less advantageous terms than those available for purchase by nationals of those countries. These restrictions may adversely affect the Company's ability to make investments on advantageous terms or to repatriate income or capital from investments.



         The Availability and Quality of Foreign Financial Information and Standards May Adversely Affect the Company's Ability to Find and Manage Foreign Investments. Companies and businesses in Asia and other markets outside the United States generally are subject to accounting, auditing and financial disclosure standards that differ, in some cases significantly, from those in effect in the United States. In particular, the asset values and profits appearing on the financial statements of an Asian or other foreign company or business may not be comparable to the asset values and profits that would be reflected under GAAP. Moreover, substantially less information may be publicly available about companies and businesses in Asian countries and other foreign countries than is available with respect to comparable publicly traded American companies. These differences and limitations may adversely affect the Company's ability to find and manage appropriate investment opportunities in Asian countries and other foreign countries and may adversely affect the value and liquidity of the Company's investments.

         Foreign Laws and Legal Systems May Adversely Affect the Value of the Company's Foreign Investments. Investments in assets, businesses and securities in Asian countries and other countries outside the United States will be subject to the laws and regulations of those countries, which may be substantially different than those of the United States. Among other things, the laws with respect to the rights of creditors and other investors may not be as comprehensive or as well developed as in the United States, and the procedures for the judicial or other enforcement of such rights may not be as effective as in the United States. In particular, in certain countries, the Company could experience significant legal difficulties and impediments in taking possession of, or otherwise in enforcing its rights with respect to, certain kinds of collateral. These factors may adversely affect the value and collectibility of the Company's investments in such countries. For example, although Korea and Thailand have recently adopted bankruptcy laws emulating U.S. bankruptcy concepts, such laws have not yet been significantly interpreted by courts or utilized by debtors and creditors. Accordingly, there remains significant uncertainty as to how they will operate in practice.

         Foreign Taxation May Decrease Returns on the Company's Investments. Taxation of interest, dividends and capital gains received by foreign investors varies among the countries within East Asia and Southeast Asia and, in some cases, is comparatively high. In addition, developing countries typically have less well defined tax laws and procedures than does the United States. Such less developed laws may permit retrospective taxation so that the Company could in the future become subject to a local tax liability that had not reasonably been anticipated by the Company prior to making the investment. Any such retrospective tax could adversely affect the return received by the Company on investments affected thereby.

Economic and Business Risks

         Leverage Increases Exposure to Loss. The Company expects to leverage its assets significantly. The Company's Certificate of Incorporation and Bylaws do not limit the amount of indebtedness the Company can incur. The Guidelines will include a provision that the ratio of the Company's overall indebtedness to its equity shall not exceed nine to one. For these purposes "indebtedness" includes only full recourse debt of the Company, but not any debt issued in a securitization transaction or otherwise for which recourse is limited to a fixed pool of assets, and "equity" excludes any assets pledged to secure any such non-recourse debt. However, the Board of Directors has discretion to deviate from or change this indebtedness policy at any time, without consent from or notice to the Company's stockholders.

         Leverage creates risks. For example, if the interest rate expense on the Company's indebtedness exceeds the return on the assets financed by such indebtedness, the Company's leveraged capital structure will result in lower net income than if the Company were not so leveraged. There can be no assurance that the Company's use of leverage will prove to be beneficial. Moreover, there can be no assurance that the Company will be able to meet its debt service obligations and, to the extent that it cannot, the Company risks the loss of some or all of its assets.

         The Company Has No Established Financing and the Failure to Secure Financing Could Adversely Affect the Company's Ability to Achieve Its Investment Objectives. The Company has not established any lines of credit or collateralized financing, and, if such financing is available, there is no assurance that it will be available on favorable terms. If the Company is unable to secure lines of credit or collateralized financing on favorable terms, the Company's ability to successfully effect its investment strategy may be significantly impacted and returns to investors may be reduced.

         Concentration of the Company's Assets in a Limited Geographic Location or Certain Types of Investments May Adversely Affect the Company's Business. The Company has no predetermined limitations for concentration of investments by (i) asset type, (ii) geographic location or (iii) issuer or industry. The Company may change its concentration of asset type, assets in a geographic location or assets in an issuer or industry as the Manager, with the Board of Directors' approval, may deem appropriate. To the extent that the Company's investments become concentrated in a particular asset type, in a limited number of countries or a particular region or in a limited number of issuers or industries, the return on an investment in the Common Stock will become more susceptible to developments affecting that particular asset type, the economies of such countries or region or that particular issuer or industry. There can be no assurance that the Manager's efforts to diversify the Company's portfolio of investments to avoid undue concentration will be successful.

         Adverse Changes in General Economic Conditions May Adversely Affect the Company's Business. The Company's success will be dependent upon the general economic conditions in the geographic areas in which its investments will be located. Adverse changes in national economic conditions or in the economic conditions of the regions in which the Company intends to invest likely would have an adverse effect on real estate values, interest rates and, accordingly, the Company's business. A substantial number of the Company's investments are expected to be located in Asian countries which are currently experiencing significant and protracted economic and financial difficulties, and there can be no assurance that conditions in these countries will stabilize or improve.

         Interest Rate Changes May Adversely Affect the Company's Investments. Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations, and other factors beyond the control of the Company. Changes in the general level of interest rates can affect the Company's income by affecting the spread between the Company's interest earning assets and interest bearing liabilities, as well as, among other things, the value of the Company's interest earning assets and its ability to realize gains from the sale of assets and the average life of the Company's interest earning assets. The profitability and net asset value of the Company may be adversely affected during any period as a result of changing interest rates.

         The Company's Hedging Activities May Reduce the Company's Net Income and May Not Achieve the Hedging Effects Desired By the Company. The Company may employ a hedging strategy to limit the effects of changes in interest rates or currency exchange rates on its operations, including engaging in interest rate swaps, caps, floors and other interest rate exchange contracts and foreign currency forward, futures or options contracts to purchase or sell foreign currencies. The use of these types of derivatives to hedge a portfolio carries certain risks, including the risk that losses on a hedge position will reduce the Company's net income and that such losses may exceed the amount invested in such instruments. A hedge may not perform its intended use of offsetting losses on an investment. Moreover, with respect to certain of the instruments used as hedges for the Company's portfolio, the Company is exposed to the risk that the counterparties with which the Company trades may cease making markets and quoting prices in such instruments, which may render the Company unable to enter into an offsetting transaction with respect to an open position.

         Hedging instruments often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any governmental authorities. Consequently, there may be no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions. The business failure of a counterparty with which the Company has entered into a hedging transaction will most likely result in a default, which may result in losses, including losses which exceed the amount invested in such instrument, expose the Company to the interest rate or currency exchange risk which the Company sought to hedge and force the Company to incur the costs of entering into new hedging transactions at the then current market price. It may not always be possible for the Company to dispose of or close out a hedging position without the consent of the counterparty, and the Company may not be able to enter into an offsetting contract in order to cover its risk. There can be no assurance that a liquid secondary market will exist for hedging instruments purchased or sold, and the Company may be required to maintain a position until exercise or expiration, which could result in losses. Moreover, unlike the more developed securities market in the United States, many securities markets in East Asia and Southeast Asia do not yet permit, or have not developed substantial bodies of regulatory and market practice and experience in, the trading of hedging instruments. As a result, the Company may not be able to implement its hedging and investment strategies fully, thereby impeding the ability of the Company to reduce risks or maximize investment returns through hedging activities.

General Investment Risks May Adversely Affect the Company

     Investments in Distressed Mortgage Loans Are Inherently Risky and May Cause Losses to the Company. The Company may purchase nonperforming and subperforming mortgage loans, as well as mortgage loans that have had a history of delinquencies or defaults. These mortgage loans may be in default or may have a greater than normal risk of future defaults, delinquencies, bankruptcies or fraud losses, as compared to a pool of newly originated, high quality loans of comparable type, size and geographic concentration. Returns on an investment of this type depend on the borrower's ability to make required payments (or, with respect to subperforming loans, the modified monthly payments required under any applicable forbearance plan) or, in the event of default, the ability of the loan's servicer to foreclose and liquidate the mortgage loan. In the event of any default under mortgage loans held by the Company, the Company will bear the risk of loss of principal to the extent of any deficiency between the value of the mortgage collateral and the principal amount of the mortgage loan. There can be no assurance that the Company will be able to liquidate a defaulted mortgage loan successfully or in a timely fashion.

         Construction Lending Activities and Bridge and Mezzanine Loans Are Subject to Significant Risks of Loss. The Company may originate or acquire loans secured by existing commercial real estate or multifamily residential real estate, including loans that are subordinate to first liens on such real estate. Multifamily residential and commercial real estate lending, particularly construction and rehabilitation lending, involves a higher degree of risk than single family residential lending because of a variety of factors, including generally larger loan balances, dependency on successful completion or operation of the project for repayment, difficulties in estimating construction costs and loan terms that often require little to no amortization of the loan over its term (typically five years) and, instead, provide for a balloon payment at stated maturity. Loans that are subordinate to first liens on real estate are subject to greater risks of loss than first lien mortgage loans. An overall decline in the real estate market could adversely affect the value of the property securing the loans such that the aggregate outstanding balance of the loan made by the Company and the balance of the more senior loan on the property exceed the value of the property.

        The Company's Noninvestment Grade Mortgage Assets Are Subject to Significant Risks of Loss. The Company intends to acquire noninvestment grade mortgage assets, including, when and if available, commercial mortgage backed securities ("CMBS") and unrated "first loss" classes of subordinated CMBS. A first loss class is the most subordinate class in a CMBS structure and accordingly is the first to bear the loss upon a default on restructuring or liquidation of the underlying collateral and the last to receive payment of interest and principal. Such classes are subject to special risks, including a substantially greater risk of loss of principal and non-payment of interest than more senior, rated classes. The market values of subordinated CMBS tend to be more sensitive to changes in economic conditions than more senior, rated classes. As a result of these and other factors, subordinated CMBS generally are not actively traded and may not provide holders thereof with liquidity of investment. The yield to maturity on subordinated CMBS of the type the Company intends to acquire, when and if available, will be extremely sensitive to the default and loss experience of the underlying mortgage loans and the timing of any such defaults or losses. Because these types of subordinated CMBS generally have no credit support, to the extent there are realized losses on the mortgage loans, the Company may not recover the full amount or, in extreme cases, any of its initial investment in such subordinated CMBS.

         Investments with Third Parties, Non-Controlling Investments and Investments in Companies with Assets Other than Real Estate or Real Estate Related Assets May Adversely Affect the Company's Ability to Achieve its Investment Objectives. The Company may co-invest with third parties through partnerships, joint ventures or other entities, or acquire ownership positions in public or private operating companies, including non-controlling interests. The Company may have shared control or no control over these investments and therefore, may have limited ability to protect its interests in such investments. Furthermore, in certain circumstances, the Company may only acquire a participation in an asset underlying an investment and therefore may not be able to exercise any degree of control over the management of such investment. Such investments may involve risks not present in investments where a third party is not involved or where the Company controls management of the operating company, including the possibility that a third-party partner, co-venturer or management of the operating company may have financial difficulties resulting in a negative impact on such investment, may have economic or business interests or goals which are inconsistent with those of the Company, or may be in a position to take action contrary to the Company's objectives. In addition, the Company may in certain circumstances be liable for the actions of its third-party partners or co-venturers. Moreover, an investment by the Company in a company that has significant real estate assets but also has significant non-real estate assets or operations will expose the value of such an investment to the general business risks to which such company's other assets are subject.

         Real Estate is Illiquid and Its Value May Decrease. Real estate assets are relatively illiquid. Accordingly, the ability of the Company to vary its portfolio of real estate assets in response to changes in economic and other conditions will be limited. No assurances can be given that the fair market value of any of the Company's real estate assets will not decrease in the future.

         The Value of Real Estate is Dependent on Conditions Beyond the Company's Control. The Company expects to invest principally in real estate and real estate related assets, which are subject to varying degrees of risk generally incident to the ownership of real property. A significant portion of these investments may consist of distressed real estate assets which have significant amounts of unleased space and thus may not generate revenues sufficient to pay operating expenses and meet debt service obligations. The underlying value of such real estate and real estate related assets and the Company's income may be dependent upon the ability of the Manager to operate such assets in a manner sufficient to maintain or increase revenues in excess of operating expenses and debt service or, in the case of real property leased to a single lessee, the ability of the lessee to make rent payments. Revenues may be adversely affected by adverse changes in regional, national or local economic conditions, competition from other properties offering the same or similar services, changes in interest rates and in the availability, cost and terms of mortgage funds, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements (particularly in older structures), changes in real estate tax rates and other operating expenses, adverse changes in governmental rules and fiscal policies, civil unrest, acts of God, including earthquakes, typhoons and other natural disasters (which may result in uninsured losses), acts of war, adverse changes in zoning laws, and other factors which are beyond the control of the Company.

         Property Taxes Decrease Returns on Real Estate. Real estate assets may be subject to real and, in some instances, personal property taxes. The real and personal property taxes on properties in which the Company invests may increase or decrease as property tax rates change and as the properties are assessed or reassessed by taxing authorities.

         Real Properties with Hidden Environmental Problems May Increase Costs and May Create Liability for the Company. Operating costs and the value of real estate and real estate related assets may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of any future legislation. Under the environmental laws, ordinances and regulations of certain countries in which the Company expects to invest, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws may impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Therefore, an environmental liability could have a material adverse effect on the underlying value of the real estate and the Company's income and financial condition.

         Limited Recourse Loans May Limit the Company's Recovery to the Value of the Mortgaged Property. The Company anticipates that some of the mortgage loans that it will acquire may contain limitations on the mortgagee's recourse against the borrower. In other cases, the mortgagee's recourse against the borrower may be limited by applicable provisions of the laws of the jurisdictions in which the mortgaged properties are located or by the mortgagee's selection of remedies and the impact of those laws on that selection. In any of those cases, in the event of a borrower default, recourse may be limited to only the specific mortgaged property and other assets, if any, pledged to secure the relevant mortgage loan. As to those mortgage loans that provide for recourse against the borrower and its assets generally, there can be no assurance that such recourse will provide the Company with a recovery in respect of a defaulted mortgage loan greater than the liquidation value of the mortgaged property securing that mortgage loan.

         The Volatility of Real Estate Values May Adversely Affect the Value of the Company's Investments. Real estate values and net operating income derived therefrom are subject to volatility and may be affected adversely by a number of factors, including, but not limited to, national, regional and local economic conditions (which may be adversely affected by plant closings, industry slowdowns and other factors as well as general macro-economic trends); local real estate conditions (such as an oversupply of housing, retail, industrial, office or other commercial space); changes or continued weakness in specific industry segments; perceptions by prospective tenants, retailers and shoppers of the safety, convenience, services and attractiveness of the property; the willingness and ability of the property's owner to provide capable management and adequate maintenance; construction quality, age and design; demographic factors; retroactive changes to building or similar codes; and increases in operating expenses (such as energy costs). For example, in the second half of 1997 economic and financial instability has caused commercial property values in Bangkok, according to reports prepared by JLW, to have fallen, in U.S. dollar terms, by 56% and residential values to have fallen by 45%. Hong Kong and Singapore, as estimated in reports prepared by JLW, have experienced property value declines in the second half of 1997 of 27% and 15%, respectively, in the office sector and 22% and 19%, respectively, in the residential sector.

Other Risks

         Certain Provisions of Delaware Law and the Company's Certificate of Incorporation and Bylaws May Prevent a Change in Control. The Company's Certificate of Incorporation and Bylaws provide that (i) stockholder action may be taken only at an annual or special meeting of stockholders and prohibit stockholder action by written consent, (ii) vacancies in the Board of Directors that occur between annual meetings of stockholders will be filled by the Board of Directors, (iii) stockholders may not take actions by written consent or call special meetings of stockholders and (iv) nominations of persons for election to the Board of Directors and proposals of business to be considered by stockholders may be made by stockholders only if they comply with certain advance notice procedures. These provisions may have the effect of delaying or preventing a change in control of the Company even if holders of a majority of the Company's Common Stock believed such change of control was in their best interest. See "Certain Provisions of Delaware Law and of the Company's Certificate of Incorporation and Bylaws."

         The Issuance of Preferred Stock By the Company May Prevent a Change in Control. The Certificate of Incorporation authorizes the Board of Directors to issue up to 100 million shares of preferred stock and to establish the preferences and rights of any shares of preferred stock issued. The issuance of any series of preferred stock could have the effect of delaying or preventing a change in control of the Company even if holders of a majority of the Company's Common Stock believed such change of control was in their best interest. See "Description of Capital Stock--Preferred Stock."

         Limitations on the Liability of the Manager and Officers and Directors of the Company May Result in Costs to the Company Due to the Actions of the Manager and Officers and Directors of the Company. The Certificate of Incorporation of the Company contains a provision which eliminates or limits the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. The Company will indemnify the Manager and its officers and directors from any action or claim brought or asserted by any party by reason of any allegation that the Manager or one or more of its officers or directors is otherwise accountable or liable for the debts or obligations of the Company or its affiliates. The Manager and its officers and directors will, under most circumstances, not be liable to the Company, and the Company will indemnify the Manager and its officers and directors, for acts performed pursuant to the Management Agreement. See "Management of Operations--Limits of Responsibility."

        Failure of a Market for Common Stock to Develop Could Adversely Affect the Value of the Common Stock. Prior to this Offering, there has not been a public market for the shares of Common Stock offered hereby. The initial public offering price will be determined by the Company and the Representatives. There can be no assurance that the price at which the shares of Common Stock will sell in the public market after the Offering will not be lower than the price at which they are sold by the Underwriters. The Company intends to apply for a listing of the Common Stock on the Nasdaq National Market. This listing, if obtained, does not ensure, however, that an active market will develop for the Company's Common Stock. In addition, the U.S. equity markets have from time to time experienced significant price and volume fluctuations that are unrelated or disproportionate to the operating performance of individual companies. Any such fluctuations, or other changes in general market conditions that occur in the future could adversely affect the market price of the Common Stock.


         Potential Future Offerings Could Dilute the Interest of Holders of Common Stock. The Company expects in the future to increase its capital resources by making additional offerings of equity and debt securities, including classes of preferred stock, Common Stock, commercial paper, medium term notes and senior or subordinated notes. All debt securities and other borrowings, as well as all classes of preferred stock, will be senior to the Common Stock in a liquidation of the Company. The effect of additional equity offerings may be the dilution of the equity of stockholders of the Company or the reduction of the price of shares of the Common Stock, or both. The Company is unable to estimate the amount, timing or nature of additional offerings as they will depend upon market conditions, its capital and funding needs and other factors.


     Failure to be Year 2000-Compliant Could Adversely Affect the Company. As the year 2000 approaches, an issue has emerged regarding how existing application software programs and operating systems can accommodate this date value. Failure to adequately address this issue on the part of the Company's service providers could have potentially serious repercussions to the Company. The Manager is in the process of working with its service providers to prepare for the year 2000. Based on information currently available, the Manager does not expect that it will face material impediments or incur material costs to be year 2000-compliant.

                                USE OF PROCEEDS


         The Company intends to use the net proceeds of the Offering and the Concurrent Offerings for the purpose of commencing the investment program described herein. However, the Company has not identified any initial assets in which to invest and it may take considerable time for the Company to find appropriate investment opportunities. Accordingly, the Company intends to invest the net proceeds of this Offering and the Concurrent Offerings,
estimated to be approximately $      million ($      million if the
Underwriters' overallotment option is exercised in full), temporarily in readily marketable interest bearing assets until appropriate real estate and other real estate related assets are identified and acquired. Pending full investment in the desired mix of assets, funds will be committed to short-term investments that are expected to provide a lower net return than the Company hopes to achieve from its intended real estate and real estate related investments.


                                DIVIDEND POLICY

     The Company currently intends to retain all or a significant portion of its net earnings and cash flow to be used for future investments. Any future dividends or distributions will be made at the discretion of the Board of Directors and will depend on the earnings and financial condition of the Company, prospective investments by the Company, and such other factors as the Board of Directors deems relevant. The Company does not expect to pay cash dividends on its Common Stock in the foreseeable future.

                                CAPITALIZATION

     The capitalization of the Company, as of May 15, 1998, and as adjusted to reflect the sale of the shares of Common Stock offered hereby, is as follows:

                                                                           Actual                      As Adjusted<F1>
                                                                     ------------------               ------------------

Preferred Stock, par value $.01                                         $     0                          $      0
   Authorized--100 million shares
   None outstanding
Common Stock, par value $.01  . . . . . . . . . . . . . . . .                1                             63,776
    Authorized--400 million shares
    Outstanding--100 shares, 6,377,551 shares as adjusted<F2>
   Additional Paid-in Capital . . . . . . . . . . . . . . . .            1,999
                                                                        ------                              -------
     Total  . . . . . . . . . . . . . . . . . . . . . . . . .          $ 2,000                              $
                                                                       =======                              ========

____________________

<F1> After deducting Offering expenses estimated to be $       , payable by
     the Company, includes 127,551 shares to be purchased by the JER Investors and 1,250,000 shares to be purchased by FBR Asset in the Concurrent Offerings, and assumes no exercise of the Underwriters' overallotment option.

<F2> Does not include 1,500,000 shares of Common Stock reserved for issuance upon exercise of options to be issued under the 1998 Stock Option Plan, including options to purchase 708,617 shares (791,950 shares if the Underwriters' overallotment option is exercised in full) to be granted to the Manager at the closing of the Offering. See "Management of Operations--Stock Options."

                                  THE COMPANY


     General. The Company is a newly formed corporation organized to invest in nonperforming, subperforming, distressed and other real estate and real estate related assets, including mortgage loans, mortgage backed securities, real estate properties, companies with significant real estate assets and companies involved in the business of real estate ownership, real estate services or other real estate related operating businesses. Joseph E. Robert, Jr. founded the Company in 1998 and is the Company's sole founder. The Company intends to focus its investment activities primarily in East Asia and Southeast Asia (principally Japan, Korea, Singapore, Hong Kong and Thailand) to take advantage of the opportunities for real estate investment that the Company believes have been created by the economic and financial difficulties that are currently affecting these regions. The Company may also make investments in other markets on an opportunistic basis in the event the Company believes it can capitalize on inefficiencies the Company perceives in such markets. The Company will be externally managed by the Manager, subject to the direction and oversight of the Board of Directors. The Company has no economic or ownership interest in the Manager. The Company and its subsidiary or affiliated companies may in the future hire their own personnel to perform certain functions otherwise provided by the Manager, its affiliates and other third parties. The Company has offices in Tokyo, Japan and in Bangkok, Thailand which were recently opened and which it shares with JER and the Manager. The Manager, JER and the Company anticipate opening an office in Hong Kong within 12 months from the closing of the Offering and may open additional offices, on either a temporary or permanent basis, in other Asian cities to the extent appropriate in connection with the expansion of the Company's business.

     The Company cannot anticipate with any certainty the percentage of the proceeds of the Offering and the Concurrent Offerings that will be invested in any category of assets or in any single country. The Company has a great deal of discretion in the manner in which to invest the proceeds of the Offering and the Concurrent Offerings. There can be no assurance that the Company will be successful in its investment strategy.

     Although the Company expects to concentrate its investments in East Asia and Southeast Asia (principally Japan, Korea, Singapore, Hong Kong and Thailand), the Company will have no predetermined limitations or targets for concentration of asset type or geographic location and the Company may change its allocation of asset type or geographic location as the Manager, with the Board of Directors' approval, may deem appropriate. Instead, the Company plans to make acquisition decisions through asset and collateral analysis, evaluating investment risks on a case-by-case basis. To the extent that the Company's assets become concentrated in a particular property type or in a limited number of countries or a particular region, the return on an investment in the Common Stock will become more susceptible to developments affecting that particular property type or the economies of such countries or region.

Investment Opportunities in Asia

     Certain statements contained in this section regarding the general condition and performance of economies in Asia have been derived, where a source is not otherwise stated, from information contained in various government and private publications, market analyst reports, newspapers and general circulation magazines.

     Since the early 1990s, Japan has seen significant declines in real estate prices, general volatility in and overall declines in trading markets for corporate securities, weak consumer spending and deflationary trends in many price indexes. For example, in 1989, the Nikkei Stock Index reached a high of nearly 40,000, compared to a trading range of 15,000 to 16,000 during the month of June 1998. Since the early 1990s, the real estate market in Tokyo has also experienced falling prices and rents. According to reports prepared by JLW, average net office rents in Tokyo in the early 1990s reached nearly Y185,000 (per square meter, per annum). In contrast, by year-end 1997, JLW was reporting that average net office rents in Tokyo had declined by approximately 51% to Y90,000 per square meter. Similarly, JLW has reported that commercial real estate values in the Tokyo central business district fell from a reported high in the early 1990s of just over Y4,000,000 per square meter to a reported value of little over Y1,000,000 per square meter as of December 31, 1997. Many market observers believe that these and other factors are contributing to the stress afflicting the Japanese banking system. By way of illustration, the government of Japan currently estimates domestic Japanese nonperforming assets held by banks to be approximately $600 billion.

     Until 1997, many of the economies of East Asian and Southeast Asian countries were growing at notable rates. Over the course of the last 12 months, however, many real estate and financial markets in East Asia and Southeast Asia have experienced general volatility and overall declines. In the second half of 1997, many of the countries in these regions began to experience significant deterioration in their economies, including marked declines in real estate prices, currencies and stock and credit markets, significant fluctuations in the trading markets for financial instruments and corporate securities, weak consumer spending and deflationary trends in many key price indices. Thailand, for example, was severely affected by the difficulties afflicting the region, as, in the second half of 1997, its stock market declined in value by 25% and its currency, the Thai Baht, declined 46% against the U.S. dollar. Furthermore, property values in Bangkok experienced similar declines during such period. In U.S. dollar terms, according to reports prepared by JLW, commercial real estate values in Bangkok are reported to have fallen by 56% and residential values to have fallen by 45%. Even countries such as Hong Kong and Singapore, whose currencies retained all or much of their value, are estimated in reports prepared by JLW, to have experienced property value declines of 27% and 15%, respectively, in the office sector and 22% and 19%, respectively, in the residential sector. Both countries also witnessed some decline in their stock markets: Hong Kong's Hang Seng Index fell 29% from the end of June to December 31 of 1997 and the Singapore Straits Times Industrial Price Index fell 24% from the end of June to December 31 of 1997. As a result of these and other factors, the Company believes that many banks and financial institutions in East Asia and

Southeast Asia have experienced increases in nonperforming debts and other nonperforming assets. The Company also believes that this in turn has increased the level of nonperforming assets at major Japanese banks which it believes have significant loan exposure in many East Asian and Southeast Asian countries.

     In light of the factors discussed above, the Company believes that there is a significant lack of liquidity in much of Asia and a corresponding lack of capital available for the acquisition, maintenance and/or development of real estate assets. Also, the Company believes that many banks and other lenders in Asia are burdened with high levels of nonperforming assets. The Company believes that, in comparison to market participants in the United States, banks, lenders and other market participants based in Asia typically have limited experience in managing and resolving nonperforming real estate assets. Furthermore, the Company believes that many publicly traded companies in Asia with significant real estate holdings and investments are trading at significant discounts to net asset value. It is the Company's belief that companies faced with liquidity problems often liquidate real estate assets in order to facilitate continuing operations. For these reasons, the Company believes that investment opportunities may be arising in East Asia and Southeast Asia which are comparable to the investment opportunities generated by the difficulties experienced by the U.S. real estate markets and banking sector in the late 1980s and early 1990s. Accordingly, the Company believes that it may be possible for the Company to realize attractive returns by investing in nonperforming, subperforming and distressed real estate and real estate related assets and in real estate services and operating companies in East Asia and Southeast Asia.

Investment Strategy

     General. The Company intends to pursue a strategy which focuses on acquiring, restructuring, managing and, where deemed appropriate, selling or securitizing undervalued real estate and real estate related assets in East Asia, Southeast Asia and elsewhere. The Company is in the process of developing country specific operating and investment strategies to accommodate the different economic, cultural, political and legal environments of the countries in which it will be investing. The Company may execute these strategies either on its own or in joint ventures with local partners and/or with international financial institutions. In many cases the Company will seek to develop investment mechanisms that align the goals of the local partner with that of the Company and thereby incentivize them to maximize the value of the asset. This may take the form, for example, of a joint venture with a local developer whose compensation is tied to the future performance of the asset rather than being paid currently or a capital infusion to the owner of an existing portfolio of assets who desires to maintain an ownership position and participate in the potential future appreciation of the assets together with the Company. It is the Company's policy to acquire assets both for capital gain and for current income. The investment strategies, operating policies and the investment review and asset management processes discussed herein are those which are expected to be set forth in the Guidelines which will be approved by a majority of the Board of

Directors (including a majority of the Unaffiliated Directors) prior to the closing of the Offering.

     The Company intends to invest principally in the following types of real estate and real estate related assets:

     Nonperforming and Subperforming Mortgage Loans. The Company may acquire nonperforming and subperforming mortgage loans secured by real property located in East Asia and Southeast Asia and other areas which the Company may identify in the future. The mortgage loans may be purchased from a variety of financial institutions, including banks, credit cooperatives, insurance companies, government agencies or other mortgage lenders. Such sellers are expected to be entities located in the country of investment or in the region and may also be multinational or international institutions. Asset management strategies for mortgage loans may include taking action to secure cash flows, negotiating discounted payoffs, foreclosing upon or restructuring such loans, and securitizing such loans to achieve optimum results for the stockholders (see "Operating Policies--Securitization" below).

     The Company believes that certain ministries of finance in Asian countries, in particular in Japan, Korea and Thailand, are placing increasing pressure on financial institutions to sell subperforming and nonperforming assets, including real estate assets. This pressure has been evident specifically in Japan where banks have been increasingly active sellers of distressed real estate loans. Additionally, in October of 1997, the Government of Thailand established an entity, the Financial Restructuring Agency, styled after the US Government's Resolution Trust Corporation which was created to liquidate the assets of failed US savings and loans. The Government of Korea, in November of 1997, expanded the responsibilities of the Korean Asset Management Company to include the acquisition, management and disposition or distressed mortgages and real property. These entities currently are managing and planning the liquidation of several billion U.S. dollars in distressed assets. If regulatory initiatives such as these continue, the Company believes that the volume of assets controlled by these agencies will increase and investment opportunities in connection with such asset sales may increase as well.

     Targeted Real Estate Assets. The Company believes that the financial difficulties in Asia may lead to opportunities for the Company to purchase real estate assets from entities suffering from financial or management problems. These existing owners may be caught in a liquidity crisis and, as a result, may be forced to liquidate assets in order to continue operations. In addition, many corporations may liquidate non-core businesses and assets such as real estate. With respect to asset liquidations and divestitures, the Company intends to focus on, when possible, high quality commercial real estate, including office buildings, major shopping malls, multifamily and condominium residential projects and other commercial properties which the Company believes to be attractive investments. The Company also intends to target the acquisition of real estate from Asian financial institutions and governmental agencies which may acquire the underlying properties as a result of a default by the borrower on such property. Many of these divested properties may be vacant, partially leased or partially constructed. The actual allocation and location of assets will be determined at the discretion of the Manager and reviewed by the Board of Directors.


     Public and Private Company Acquisitions. The Company believes that it may be able to identify and make strategic investments in publicly and privately held operating companies with significant real estate holdings or which are involved in the business of real estate ownership or real estate services. These investments may consist of common stock, rights or warrants to purchase common stock, convertible debt securities and preferred stock. The Company intends to seek investments in operating companies through which it may control owned portfolios of real estate, make additional real estate acquisitions, rehabilitate real estate assets or perform other functions as the real estate markets in Asia begin to recover. The Company expects to target investments in companies that it believes will benefit from improved operations and thereby seeks to improve the market valuations of these entities and their assets. The Company intends to focus, to the extent available, on Asian companies whose stocks the Company believes are trading at a substantial discount to net asset value. In addition, the Company will seek to target entities (both public and private) which require additional capital for growth and that have an operating history of delivering strong returns on investment but are presently over leveraged or poorly capitalized. In some instances, the Company may take a "toehold" position in an operating company in anticipation of making a more substantial investment in the company, or obtaining the right to participate in the management of such company, in the future. However, in such event, there can be no assurance that the Company will later be able to make a more substantial investment in the company or obtain the right to participate in the management of such company.




     Construction, Mezzanine and Bridge Financing. The Company may invest in or provide construction loans. The Company may make a construction loan if the construction loan is secured by a first lien mortgage, deed of trust or deed to secure debt, as collateral security for the borrower's obligations with respect to the construction loan. In addition, the Company may invest in or provide mezzanine loans (including mezzanine construction loans) to owners of real properties that are encumbered by first lien mortgages, deeds of trust or deeds to secure debt, in which case the Company's mezzanine loans generally will be secured by junior liens on the subject properties. A mezzanine loan is a loan that is subordinate to a lien on the related real property. With respect to both construction loans and mezzanine loans, the Company may receive not only a stated fixed or variable interest rate on the loan, but also a percentage of gross revenues and/or a percentage of the increase in the fair market value of the property securing repayment of that construction loan or mezzanine loan, payable upon maturity or refinancing of the applicable construction loan or mezzanine loan or upon the sale of the property. The Company may also provide bridge financing, generally in the form of secured loans, for the acquisition of mortgage loan portfolios, real properties or other real estate related assets. Bridge loans are short-term loans (generally 2-4 years) secured by liens on real property or by a pledge of partnership interests in a portfolio of properties. Bridge loans are not intended to be permanent debt capital but rather, interim financing prior to the sale of the property or its refinancing with bank debt or mortgage loans. The loans generally pay a floating rate of interest based on the London interbank offering rate for one-month U.S. dollar deposits or a similar floating rate index. Bridge loans carry a high sensitivity to default or extension of principal repayment terms due to the need for refinancing and minimal principal amortization. As they are associated with transfers of equity ownership, property repositioning and tenant lease-up, bridge loans bear the risk that operating strategies may not be successful, economic conditions may deteriorate and competitors may undertake competing strategies. With respect to these financing activities, the Company does not expect to act as an underwriter of securities.

     Securitization. The Company intends to acquire and accumulate mortgage loans, pool such loans in a special purpose entity, and issue collateralized mortgage obligations secured by such mortgage loans. The Company generally would retain the equity ownership interest in the mortgage loans, subject to the collateralized mortgage obligation debt, thereby creating the economic equivalent of a subordinated CMBS.



     Commercial Mortgage Backed Securities. The Company believes that there is a possibility that a CMBS market similar to that of the CMBS market in the United States may develop in East Asia and Southeast Asia and the Company plans to participate, to the extent possible, in the creation and development of such a market. To the extent that such a market develops, the Company intends to acquire, from various sources, primarily non-investment grade classes of CMBS, including, when and if available, unrated "first loss" classes of subordinated CMBS. Typically, the party acquiring the unrated tranches has the right to appoint the entity that will service defaulted mortgage loans and distressed real estate in connection with an offering of CMBS. Such a servicer's responsibilities typically include oversight and management of the resolution of such mortgage loans.

     CMBS typically are divided into two or more interests, sometimes called "tranches" or "classes." The senior classes are often securities which, if rated, would have ratings ranging from low investment grade "BBB" to higher investment grades "A," "AA" or "AAA." The junior, subordinated classes typically would include one or more non-investment grade classes which, if rated, would have ratings below investment grade "BBB." Such subordinated classes also typically include an unrated higher-yielding, credit support class (which generally is required to absorb the first losses on the underlying mortgage loans). CMBS may be issued or sponsored by private originators of, or investors in, mortgage loans, including savings and loan associations, mortgage bankers, commercial banks, investment banks and other entities. CMBS may be illiquid.

     Subordinated interests in CMBS carry significant credit risks. Typically, in a "senior-subordinated" structure, the subordinated interest provide credit protection to the senior classes by absorbing losses from loan defaults or foreclosures before such losses are allocated to senior classes. As long as the more senior classes of securities are outstanding, all prepayments on the mortgage loans generally are paid to those senior classes, at least until the end of a lock-out period, which typically is five years or more. In some instances, particularly with respect to subordinated interests in commercial mortgage securitizations, the holders of subordinated interests are not entitled to receive scheduled payments of principal until the more senior classes are paid in full or until the end of a lock-out period. Because of this structuring of the cash flows from the underlying mortgage loans, subordinated interests in a typical securitization are subject to a substantially greater risk of non-payment than are the more senior classes. Accordingly, the subordinated interests are assigned lower credit ratings, or no ratings at all. As a result of the typical "senior-subordinated" structure, the subordinated classes of CMBS will be extremely sensitive to losses on the underlying mortgage loans. For example, if the Company owns a $20 million first loss subordinated class of CMBS consisting of $100 million of underlying mortgage loans, a 5% loss on the underlying mortgage loans generally will result in a 25% loss of the stated principal amount of the subordinated interest. Accordingly, the holder of the subordinated interest is particularly interested in minimizing the loss frequency (the percentage of the loan balances that default over the life of the mortgage collateral) and the loss severity (the amount of loss on defaulted mortgage loans, i.e., the principal amount of the mortgage loan unrecovered after applying any recovery to the expenses of foreclosure and accrued interest) on the underlying mortgage loans.

     "Bad Bank" Acquisition. In response to what the Company perceives as increasing pressure from regulatory authorities on many Asian financial institutions to remove troubled assets from their balance sheets, it is possible that some Asian financial institutions may transfer some or all of their nonperforming, subperforming and distressed mortgage loans and real estate to an affiliated entity or subsidiary (i.e., a "bad bank"). Several U.S. financial institutions took a similar approach in dealing with their nonperforming loans and distressed real estate during the U.S. banking difficulties of the late 1980s and early 1990s. Depending upon governmental restrictions, the Company may seek to purchase such assets directly from the "bad bank" or acquire an ownership position in the "bad bank." If the "bad bank" has existing asset management and servicing capabilities, the Company may also deem it to be an attractive investment opportunity or "platform" to invest additional capital into the entity in order to acquire additional real estate and mortgage assets through such entity.


     "White Knight" Transactions. In certain instances, a borrower may negotiate a settlement with its lender to repurchase or repay the mortgage loan on a financially troubled underlying property at a discount, subject to obtaining the requisite financing from a third party. The borrower may then attempt to identify a third-party financing source to consummate the transaction with the lender. Subject to completing its due diligence on the borrower and the underlying real property, the Company may be willing to provide such financing to the borrower in exchange for an ownership interest in the underlying property or the right to acquire the mortgage loan and restructure it into a performing loan. The Company may also assist the borrower in its negotiations with the lender.



Operating Policies

     Capital and Leverage Policies. The Company's operations are expected to be highly leveraged. Initially, the Company intends to finance its acquisition of real estate and real estate related assets through the proceeds of the Offering and the Concurrent Offerings and, thereafter, primarily by borrowing against or "leveraging" its existing portfolio and using the proceeds to acquire additional assets. See "Risk Factors--Economic and Business Risks--Leverage Increases Exposure to Loss." The Company currently expects to incur debt such that, once fully invested, it will maintain a debt-to-equity ratio of between 1:1 to 9:1, although the actual ratio may be higher or lower from time to time depending on market conditions and other factors deemed relevant by the Manager. The actual debt-to-equity ratio will depend on the Manager's assessment of acceptable risk in light of the nature of the assets then held by the Company. The Company's Certificate of Incorporation and Bylaws do not limit the amount of indebtedness the Company can incur; instead, the Board of Directors (including the Unaffiliated Directors) will establish an indebtedness policy that gives the Manager substantial flexibility. Moreover, the Board of Directors has discretion to deviate from or change the Company's indebtedness policy at any time. However, the Company intends to maintain an adequate capital base to protect against various business conditions in which the Company's financing and hedging costs might exceed the income and gains (net of losses) from its assets. These conditions could occur, for example, due to depreciation in the value of the Company's investments, credit losses or when, due to interest rate fluctuations, interest income on the Company's assets lags behind interest rate increases in the Company's borrowings, which are expected to be predominantly variable rate. In effecting its investment strategy, the Company may, in lieu of cash consideration, issue shares of its Common Stock or preferred stock in exchange for assets or property. In addition, if the Board of Directors determines it is in the best interests of the Company, the Company may repurchase shares of its Common Stock or preferred stock; however, the Company has no current intention to do so.

     Liabilities. The Company's assets, other than securitized mortgage loans, will be financed primarily at short-term borrowing rates through loan agreements, lines of credit, commercial paper borrowings and other credit facilities with institutional lenders. The Company may also borrow through the issuance of long term senior and junior debt securities and may issue preferred stock. The Company may also utilize warehouse lines of credit or issue secured or unsecured notes of any maturity if it appears advantageous to do so. The Company may issue shares of preferred stock, including in connection with the acquisition of assets. Since the Company is newly formed and has not commenced operations, it has not yet established any lines of credit. The Company has conducted preliminary negotiations with potential lenders and believes, on the basis of such negotiations, that it will be able to obtain financing in amounts and at interest rates consistent with the Company's financing objectives (see "Management of Operations--Negotiations with Nomura"). There can be no assurance, however, that negotiations with potential lenders will result in a definitive agreement being entered into or consummated or as to the terms thereof.


     Credit and Interest Rate Risk Management. With respect to its assets, the Company will be exposed to various levels of credit and special hazard risk, depending on the nature of the underlying assets and the nature and level of credit enhancements supporting such assets. The Company will originate or purchase mortgage loans which meet minimum debt service coverage standards established by the Company. The Manager will review and monitor credit risk and other risks of loss associated with each investment. In addition, the Manager will seek to diversify the Company's portfolio of assets to avoid undue geographic, issuer, industry and certain other types of concentrations. The Board of Directors will monitor the overall portfolio risk and review levels of provision for loss.

     The Company will follow an interest rate risk management policy intended to mitigate the negative effects of major interest rate changes. The Company may seek to reduce its interest rate risk from borrowings both through hedging activities and by attempting to structure the key terms of its borrowings to generally correspond (in the aggregate for the entire portfolio, and not on an asset-by-asset basis) to the interest rate and maturity parameters of its assets.

     The Company may enter into hedging transactions to protect its investment portfolio from interest rate fluctuations and other changes in market conditions. These transactions may include interest rate swaps, the purchase or sale of interest rate collars, caps or floors, options, mortgage derivatives and other hedging instruments. These instruments may be used to hedge as much of the interest rate risk as the Manager determines is in the best interest of the Company's stockholders, given the cost of such hedges. The Manager may elect to have the Company bear a level of interest rate risk that could otherwise be hedged when the Manager believes, based on all relevant facts, that bearing such risk is advisable. The Company may also hedge its foreign currency exposure (such as by entering into forwards, futures or options contracts to purchase or sell foreign currencies) to the extent feasible and cost effective.



     The Company's Policies with Respect to Certain Other Activities. The Company may issue senior securities. For a description of the Company's leverage policy, see the preceding paragraph. In connection with certain of its investment activities, the Company may make loans to other persons. The Company may invest in the securities of other issuers for the purpose of exercising control. The Company does not expect to act as an underwriter of securities. The Company will engage in the purchase and sale of investments. The Company may offer its securities in exchange for property.


     Future Revisions in Policies and Strategies. The Board of Directors (including the Unaffiliated Directors) will approve the investment policies, the operating policies and the strategies set forth in this Prospectus. The Board of Directors has the power to modify or waive such policies and strategies without the consent of the stockholders to the extent that the Board of Directors determines that such modification or waiver is in the best interest of the Company or its stockholders. Among other factors, developments in the market that affect the policies and strategies mentioned herein or which change the Company's assessment of the market may cause the Board of Directors to revise its policies and strategies. However, if such modification or waiver relates to the relationship of, or any transaction between, the Company and the Manager or any affiliate of the Manager, the approval of a majority of the Unaffiliated Directors is also required.

Investment Review and Asset Management Process



Investment Review

     General. In overseeing the Company's investment activities, the Manager intends to utilize an investment process which includes the sourcing of investment opportunities, loan and real estate due diligence, legal due diligence, transaction structuring, tax analysis, the arranging of financing, environmental/structural due diligence and transaction closings. The following is a description of the Company's investment process. For a discussion of the apportionment of the expenses incurred by the Company in connection with its investment process see "Management of Operations-- Management Compensation" and "Management of Operations--Company Expenses."

     Investment Analysis and Due Diligence. Upon the initial identification of an investment opportunity by the Manager, the investment opportunity will be subjected to preliminary due diligence to determine if the investment opportunity meets the acquisition criteria of the Company.

     Once a determination has been made that an opportunity is suitable for the Company, the Manager will assemble an acquisition team staffed with outside professionals and employees of affiliates of the Manager and the Company (the "Acquisition Team"). The Acquisition Team typically will include the following components: (i) real estate professionals to underwrite the real estate, which process includes, among other things, performing a leasing and market analysis; (ii) if there is a credit component to the transaction (e.g. the purchase of a nonperforming or performing pool of commercial loans), loan asset managers to review loan documents, bankruptcy and litigation procedures and borrower and legal correspondence; (iii) environmental/structural professionals to assess and review the environmental and structural reports pertaining to the assets; and (iv) legal professionals to coordinate the legal process and due diligence, which process includes, among other things, retaining local counsel where applicable and researching foreclosure, bankruptcy and receiver laws in jurisdictions in which the assets are located. The objective of this due diligence process is to enable the Acquisition Team to generate a range of purchase prices for an investment (including cash flow assumptions based on the information gathered during due diligence) and to identify possible financing structures. As of the date hereof, the Manager has not yet identified specific individuals who will be part of any particular Acquisition Team but such individuals are expected to be drawn largely from personnel involved in the operations of JER. Currently, JER has two real estate professionals in Asia who will be involved in the Company's investment and asset management activities, one located in Tokyo, Japan and one in Bangkok, Thailand.



     Investment Review in Connection with Particular Assets

     Performing and Nonperforming Mortgage Loans. In considering whether to acquire an individual mortgage loan or a pool of mortgage loans (which may include, or primarily be, distressed mortgage loans), the Company's policy will be to request that the Acquisition Team perform certain due diligence tasks on behalf of the Company that reasonably may be expected to provide relevant and material information as to the value of the mortgage loans and whether the Company should acquire the mortgage loans. In determining the price of any particular mortgage loan, the Company may request that the Acquisition Team review and analyze some or all of a number of factors, depending upon their expected materiality to the transaction. These factors may include market conditions (market interest rates, the availability of mortgage credit and economic, demographic, geographic, tax, legal and other factors). They also may include a yield to maturity of the mortgage loan, the liquidity of the mortgage loan, the limitations on the obligations of the seller with respect to the mortgage loan, the rate and timing of payments to be made with respect to the mortgage loan, the mortgaged property underlying the mortgage loan, the risk of adverse fluctuations in the market values of that mortgaged property as a result of economic or political events or governmental regulations, the historical performance and other attributes of the property manager responsible for managing the mortgaged property, relevant laws limiting actions that may be taken with respect to loans secured by real property and limitations on recourse against the obligors following realization on the collateral through various means, risks of timing with respect to mortgage loan prepayments, risks associated with geographic concentration of underlying assets constituting the mortgaged property for the relevant mortgage loan, environmental risks, pending and threatened litigation, junior liens and other issues relating to title, a prior history of defaults by affiliated parties on similar and dissimilar obligations, and other factors.

     In addition, the Company typically will hire a local law firm to advise the Company concerning the applicable laws, including real property laws, of the local jurisdiction and to provide legal advice about the Company's rights with respect to the mortgage loans or real properties. If the country in which the relevant real property is located is subject to political instability, the Company may investigate the availability of, cost of, and benefits that reasonably can be expected to be provided to the Company by, obtaining insurance against such political risks. The Company's policy will be to purchase such insurance only if the Acquisition Team advises the Company that based on an analysis of the relevant factors, the Acquisition Team has determined that the Company should purchase such insurance.

     Real Properties. With respect to real properties, the Company's policy will be to conduct an investigation and evaluation of the real property before acquiring such a real property. The Acquisition Team generally will identify and contact real estate brokers and appraisers in the relevant market area of the real property to obtain information regarding rental rates and sales prices of comparable real property. This information will be used to supplement due diligence that will be performed by the Acquisition Team. The Company's policy generally will be to determine, in consultation with the Acquisition Team, whether to obtain an environmental assessment (or, if available to the Company, to request that the Acquisition Team review a previously obtained environmental assessment) for each real property prior to its acquisition by the Company. The policy of the Company generally will be to use the information obtained from real estate brokers and appraisers and contained in such environmental assessments to supplement the due diligence that is to be performed by the Acquisition Team with respect to that real property.

     The Company anticipates requesting that the Acquisition Team include within its due diligence review and analysis of those real properties contemplated to be acquired by the Company a review of market studies for each geographic market designated by the Company in which the real properties are concentrated. The Company may request that such studies include area economic data, employment trends, absorption rates and market rental rates. The Company's policy is that such due diligence analyses generally also include (i) site inspections of the most significant real properties (and, if the Company determines that such a review will be cost effective, a random sampling of the less significant properties), and (ii) a review of all property files and documentation that are made available. The Company generally will require that such reviews include, to the extent practicable, examinations of available legal documents, litigation files, correspondence, title reports, operating statements, appraisals and engineering and environmental reports.


     The Company's process for determining the fair market value of a real property will utilize procedures that the Company and the Acquisition Team deem relevant for the specific real property being evaluated, which procedures need not be the same for each real property being evaluated. Sources of information that may be examined in determining the fair market value of a real property may include one or more of the following: (a) current and historical operating statements; (b) existing or new appraisals;
(c) market rates for comparable sales; (d) industry statistics and reports regarding operating expenses; (e) existing leases and market rates for comparable leases; (f) deferred maintenance observed during site inspections or described in structural and engineering reports; and (g) correspondence and other documents and memoranda found in the files of the seller of that real property or other relevant parties.



     The Acquisition Team will be expected to develop projections of net operating income and cash flows taking into account lease rollovers, tenant improvement costs and leasing commissions. The Acquisition Team will compare its estimates of revenue and expenses to historical operating statements and estimates provided in appraisals and general industry and regional statistics. Market capitalization rates and discount rates will then be applied to the cash flow projections to estimate values. These values will then be compared to available appraisals and market sale comparables to determine recommended offer prices for each asset. The amount offered by the Company generally will take into account projected holding periods, capital costs and projected profit expectations, and will be the price that the Acquisition Team estimates is sufficient to generate an acceptable risk-adjusted return on the Company's investment.


     After the Company acquires distressed real property, the Company's goal will be to improve management of that real property so as to increase its cash flow. If cash flows can be increased and the net operating income stabilized, the Company may seek an opportunity to sell the real property. The length of time the Company will hold distressed real properties may vary considerably from asset to asset, and will be based on the Manager's analysis and conclusions as to the best time to sell some or all of them.

     The Company generally does not intend to acquire real properties with known material environmental problems and mortgage loans secured by such real properties. The Company may acquire environmental risk hazard insurance from time to time when commercially available.



     Commercial Mortgage Backed Securities. In considering whether to acquire CMBS, the Company's policy will be to determine, in consultation with the Acquisition Team, the scope of review to be performed before the Company acquires that CMBS, which will be designed to provide to the Company such information regarding that CMBS as the Company and Acquisition Team determine to be relevant and material to the Company's decision regarding the acquisition of that CMBS. The Company's policy generally will be to request that the Acquisition Team perform due diligence substantially similar to that described above in connection with the acquisition of mortgage loans and real property. The due diligence may include an analysis of (i) the underlying collateral pool, (ii) the prepayment and default history of the originator's prior loans, (iii) cash flow analyses under various prepayment and interest rate scenarios (including sensitivity analyses) and (iv) an analysis of various default scenarios. With respect to CMBS, the Company may also use sampling and other appropriate analytical techniques to determine on a loan-by-loan basis which loans will undergo a full-scope review and which loans will undergo a more streamlined review process. Although the choice is a subjective one, considerations that influence the choice for scope of review often include loan size, debt service coverage ratio, loan-to-value ratio, loan maturity, lease rollover, property type and geographic location.


Asset Management Process

     General. If a seller accepts the Company's offer to purchase, the Acquisition Team will commence the transition of the investments to the asset management and loan servicing teams which will also be comprised of outside professionals and employees of affiliates of the Manager and the Company (the "Asset Management Team"). Since members of the Asset Management Team will generally be involved in the process of analyzing a potential investment opportunity as described above, they typically will be able to develop an operating strategy for the assets prior to the closing of the transaction. Through this procedure, the Asset Management Team will attempt to limit the extent to which time and cash collections are lost due to asset managers not being actively involved in investments prior to the first day of ownership. When deemed appropriate, the Asset Management Team will also take legal action, such as appointing a receiver or commencing a foreclosure, promptly following a closing in order to hasten cash collections for an asset. As of the date hereof, the Manager has not yet identified specific individuals who will be part of any particular Asset Management Team but such individuals are expected to be drawn largely from personnel involved in the operations of JER. Currently, JER has two real estate professionals in Asia who will be involved in the Company's investment and asset management activities, one located in Tokyo, Japan and one in Bangkok, Thailand. For a discussion of the apportionment of the expenses incurred by the Company in connection with its asset management process see "Management of Operations--Management Compensation" and "Management of Operations--Company Expenses."


     Loan Asset Management. In connection with loan acquisitions, the Asset Management Team will seek to address the following issues:

     Cash Collections. The Asset Management Team will seek to identify the sources and amounts of cash flow being generated by the underlying property and determine the lender's right to such cash flow afforded by the loan documents and applicable law.



     Collateral Valuation. The Asset Management Team will be responsible for determining the value of the collateral property, including an analysis of the condition of the property, existing tenant base, current operating information and comparable market rents, occupancy and sales. When appropriate, the Asset Management Team will also conduct an investigation of the borrower to identify other potential sources of recovery, including other non-real estate collateral and guarantees. In addition, the Asset Management Team will review the seller representations and warranties and the potential for recovery resulting from breaches of those representations and warranties. The Asset Management Team is then responsible for reviewing the collateral operating statements on an ongoing basis and within the market in order to accurately track asset value.

     Recovery Strategies. Based on the analysis of all pertinent factors, the Asset Management Team will be responsible for recommending and implementing the appropriate recovery strategy in order to produce the highest present value recovery. This may include demand for payment, forbearance, modification, compromise, deed-in-lieu of foreclosure, foreclosure and litigation. Typically, a number of alternatives will be developed and the revenues and costs associated with each alternative are quantified and budgeted. The alternatives can then be compared on a net present value basis and consideration is given to the risks related to executing each alternative.

     Real Estate Management. In connection with real estate management, the Asset Management Team will be responsible for seeking to maximize the recovery for real estate assets via four distinct disciplines:


     Property Management. The Asset Management Team will oversee property management issues, including the hiring and supervising of property managers, the review and approval of operating budgets, tenant lease proposals and capital improvement expenditures. The Asset Management Team will review, generally on a monthly basis, the property operating results and cash flow compared to the budget. The Manager will also seek to ensure that all risk management and property tax issues are addressed in a timely fashion.

     Property Valuation. The Asset Management Team also will perform a valuation of the property. In this analysis, the Asset Management Team will review historic operations, evaluate the existing tenant base, determine current market rental rates and occupancy levels, review the condition of the property and evaluate the competitive position of the asset in the submarket. When appropriate, local brokers and appraisers may be called upon to assist in this analysis. Opportunities for value enhancement may also be identified at this time, including lease-up programs, lease extensions or physical property improvements.

     Value Enhancement. The Asset Management Team also will be responsible for determining if a property should be repositioned in the market before executing the appropriate exit strategy for the asset. This repositioning may be accomplished through selective physical property improvements such as renovation of common areas, improvements to project exteriors and landscaping and upgrades to tenant amenity packages. The Asset Management Team may then implement marketing and leasing programs to capitalize on any property improvements.

     Property Disposition. The Asset Management Team will also direct the marketing and disposition campaign for the property including analyzing market sale comparables, identifying the most appropriate disposition strategy (conventional brokerage, direct marketing, sealed bid, or auction), hiring and supervising of real estate brokers or auction companies, negotiating the sale terms, contract and closing of the transaction.




Litigation

     There are no material pending or, to the Company's knowledge, threatened legal proceedings against the Company.

                           MANAGEMENT OF OPERATIONS

The Manager and JER

     The business and investment affairs of the Company will be managed by the Manager, an affiliate of JER. JER, founded in 1981 by Joseph E. Robert, Jr., is a privately owned real estate investment and asset management firm. JER is engaged in the business of acquiring for investment, and providing asset management services with respect to, performing, subperforming and nonperforming mortgage loans, commercial mortgage backed securities, stabilized and subperforming real property and real estate operating companies. In addition, as a principal investor, JER invests in, and manages the JER Private Fund which invests opportunistically in real estate and real estate related assets, including operating companies, in the United States, Canada, Mexico and Western Europe.

     JER currently conducts its operations primarily from its Washington, D.C. area headquarters located in McLean, Virginia. JER also has offices in Stamford and Milford, Connecticut; Dallas, Texas; Los Angeles, California; New York, New York; and Paris, France. JER recently opened offices in Tokyo, Japan and in Bangkok, Thailand which it shares with the Manager and the Company. The Manager, JER and the Company anticipate opening an office in Hong Kong with 12 months from the closing of the Offering and may open additional offices, on either a temporary or permanent basis, in other Asian cities to the extent appropriate in connection with the expansion of the Company's business. The Company and its subsidiary or affiliated companies may also in the future hire their own personnel to perform certain functions otherwise provided by the Manager, its affiliates and other third parties, and may open and maintain offices in Asian cities as deemed necessary. While taking this action would not reduce the base management fee (as described below) which the Manager is entitled to receive, such a decision may reduce the amounts paid to the Manager, its affiliates or other third parties for the provision of other services (see "--Management Compensation").

     The Manager is a newly formed Delaware limited liability company which was formed for the purpose of acting as the Manager. Its sole member currently is Joseph E. Robert Jr., although it is anticipated that additional non-managing members will be admitted to the Manager at a later date. All of these new members are expected to be officers, directors or employees of JER, the Manager and/or the Company or entities controlled by such persons. Mr. Robert is currently vested with the management, control and operations of the Manager to the extent not delegated to the Manager's officers or others. The following tables set forth certain information about the executive officers of the Manager. No executive officer is related by blood, marriage or adoption to any other executive officer of the Manager or any executive officer or director of the Company or any of their respective affiliates.

Executive Officers of
the Manager

Name                       Age                    Position(s) Held

----                       ---                    ----------------
Joseph E. Robert, Jr.      46    Chief Executive Officer and President

Susan B. Levine            42    Managing Director
Connie Simmons Parker      47    Senior Vice President

Richard A. Harkins         44    Vice President and General Counsel

Bruce T. Cunningham        43    Vice President and Treasurer


     The principal occupation for the last five years of each executive officer of the Manager, as well as some other information, is set forth below.



     Joseph E. Robert, Jr. Mr. Robert has been founder, Chairman and
Chief Executive Officer of JER since 1981. From 1988 to 1993, Mr. Robert served as Chief Executive Officer of Heartland Federal Savings and Loan Association, a $1 billion mutual thrift in Oklahoma restructured under the Federal Home Loan Bank's "Oklahoma Plan." Mr. Robert is also a member of the Board of Directors and the Executive Committee and serves as Vice Chairman and Treasurer of the National Realty Committee. He is also a member of the Urban Land Institute. Mr. Robert attended Mount St. Mary's College and American University. He is a member of the Council on Foreign Relations and the Board of Trustees of the National Symphony Orchestra. Mr. Robert serves on the Board of Visitors of the University of Maryland in addition to its College of Business and Management's Board of Advisors and is a member of the Advisory Board of the George Washington University Hospital Cancer Center.


     Susan B. Levine. Ms. Levine is a Managing Director of JER and will serve as the Manager's chief representative in working with local Asian companies and offices of major U.S. based investment firms to establish joint ventures, forge strategic partnerships and source and negotiate investment opportunities. Ms. Levine served as Director of Emerging Markets Partnership ("EMP") from 1996 to 1998. EMP is the principal investment advisor to three private equity infrastructure funds which are sponsored by American International Group. Two of those funds seek to make infrastructure investments in Asia. At EMP, Ms. Levine worked on sourcing, analyzing and recommending private equity investments in infrastructure projects in Asia. From 1995 to 1996, Ms. Levine was Senior Vice President for Policy and Investment Development at the Overseas Private Investment Corporation where she was responsible for business development and policy issues. From 1993 to 1995, Ms. Levine was the Deputy Assistant Secretary for International Development, Debt and Environmental Policy at the U.S. Treasury Department. In that capacity, Ms. Levine was primarily responsible for U.S. participation in the multilateral development banks, including the Inter-American

Development Bank, the Asian Development Bank, the European Bank for Reconstruction and Development, the African Development Bank, the World Bank and the International Finance Corporation. Prior to joining the Treasury Department in 1993, Ms. Levine was with Lehman Brothers from 1984 to 1993, where as a Senior Vice President, she ran the Private Equity Placement Group from 1991 to 1993. She has a B.A. from Swarthmore College and an M.B.A. from Columbia University.


     Connie Simmons Parker. Ms. Parker is a Senior Vice President of JER with responsibilities for Human Resources which include organizational development, labor relations, succession planning, training and development, recruiting, performance evaluation, compensation and benefits strategy and payroll. She currently supervises a professional staff of human resource managers located in JER's geographic regions. Prior to joining JER, Ms. Parker was Human Resource Director for Feld Entertainment Co., an international family entertainment company that owns and operates Ringling Bros. & Barnum and Bailey Circus, Walt Disney's World on Ice and other entertainment entities. She also spent nine years with Barnett Bank serving as Vice President and Regional Human Resource Manager and has also served as Vice President and Corporate Marketing Director for Broward and Dade Counties in the State of Florida. Ms. Parker is currently pursuing a Ph.D. in Sociology. She is a graduate of the University of Florida School of Banking and Trinity College, where she received honors on her thesis work. She holds a Masters Degree in Organizational Development and an advanced certificate from American University in International Human Resources. She is a member of the Society for Human Resource Management.



     Bruce T. Cunningham. Mr. Cunningham is Vice President, Treasurer and Corporate Controller of JER. Mr. Cunningham joined JER in 1992 to direct JER's financial reporting and controls. He is responsible for financial reporting for both JER's domestic and international business activities, accounting policies, treasury management, including corporate credit facilities, the coordination of tax planning and compliance and financial planning and forecasting. From 1982 to 1992, prior to joining JER, Mr. Cunningham held a variety of positions with GRC International Inc., a NYSE publicly traded technology company. Some of his positions included Corporate Controller (1989--1992) where his responsibilities included both internal financial reporting and external reporting to the SEC, and Director of Finance and Administration (1986--1988) for International Operations of a bio-technology division within the company. Prior to joining GRC International Inc., Mr. Cunningham worked for four years at a public accounting firm. Mr. Cunningham is a graduate of the University of Maryland where he obtained a B.S. degree in Accounting. He is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants and the Maryland Association of Certified Public Accountants.


     Richard A. Harkins. Mr. Harkins is Vice President and Counsel of JER. Since joining JER in 1992, he has served as counsel to all of JER's business lines with emphasis on acquisition and management of distressed real estate properties and nonperforming loans. While at JER, he has negotiated single asset and portfolio sales contracts, joint venture agreements, loan agreements and secured financing facilities. In addition, he is responsible for overseeing and coordinating legal counsel engaged by JER. Prior to joining JER, he was general counsel for a Washington, D.C. area commercial and residential real estate builder, and prior to that was associated with the Washington, D.C. law firm of David, Hagner, Kuney & Davison. Mr. Harkins graduated with high honors and high distinction from the University of Michigan where he obtained a B.A. degree in History. He also obtained a J.D. degree from the University of Virginia School of Law. He is a member of the Virginia State Bar and the District of Columbia Bar (inactive status).

The Management Agreement



     The Company will enter into the Management Agreement with the Manager for an initial term expiring on the second anniversary of the Closing Date. After the initial two-year period of the Management Agreement, the Management Agreement may be renewed for additional periods, each not to exceed two years, at the discretion of the Manager and the Company. After the initial two-year term, the Company may terminate, or decline to renew the term of, the Management Agreement without cause at any time upon 60 days written notice by a majority vote of the Unaffiliated Directors. Although no termination fee is payable in connection with a termination or nonrenewal for cause, in connection with a termination or nonrenewal by the Company without cause, the Company must pay the Manager a termination fee in cash, which could be substantial and which may adversely affect the Company's ability to terminate or decline to renew the Manager without cause. The amount of the termination fee will be determined by independent appraisal of the value (including both the base management fee and the incentive fee components thereof) of the Management Agreement for the four years succeeding the date of termination or nonrenewal. Such appraisal is to be at the Company's expense and conducted by a nationally recognized appraisal firm mutually agreed upon by the Company and the Manager. If the Company and the Manager are unable to agree upon an appraisal firm, then each of the Company and the Manager is to choose an independent appraisal firm to conduct an appraisal. In such event, (i) if the appraisals prepared by the two appraisers so selected are the same or differ by an amount that does not exceed 20% of the higher of the two appraisals, the termination fee is to be deemed to be the average of the appraisals as prepared by each party's chosen appraiser, and
(ii) if the two appraisals differ by more than 20% of such higher amount, the two appraisers together are to select a third appraisal firm to conduct an appraisal. If the two appraisers are unable to agree as to the identity of such third appraiser, either the Manager or the Company may request that the American Arbitration Association ("AAA") select the third appraiser. The termination fee then is to be an amount determined by such third appraiser, but in no event less than the lower of the two initial appraisals or more than the higher of such two initial appraisals.

     In addition, the Company has the right at any time during the term of the Management Agreement to terminate the Management Agreement without the payment of any termination fee upon, among other things, a material breach by the Manager of any provision contained in the Management Agreement that remains uncured at the end of the applicable cure period (including the failure of the Manager to use reasonable efforts to comply with the Company's investment policy and guidelines). If the Management Agreement is terminated for any reason, the JER Investors will have certain registration rights with respect to their Common Stock and any options issued pursuant to the 1998 Stock Option Plan will become immediately exercisable.

     The Management Agreement may not be assigned (within the meaning of the Investment Advisers Act of 1940, as amended, and the rules and regulations thereunder) by either party without the written consent of the other party, but the Manager may delegate to one or more of its affiliates performance of any of its responsibilities under the Management Agreement so long as the Manager remains liable for any such affiliate's performance.


     The Manager at all times will be subject to the supervision of the Company's Board of Directors and will have only such functions and authority as the Company may delegate to it. The Manager will be responsible for providing the following investment advisory services relating to the assets and operations of the Company as may be appropriate:

                 (i) serving as the Company's consultant with respect to formulation of investment criteria and preparation of policy guidelines by the Board of Directors;

                (ii) investigating, sourcing and selecting potential investment opportunities for the Company;

               (iii) making all decisions concerning the commitment to, purchase, negotiation, structuring, monitoring, and disposition of investments by the Company;
                (iv) evaluating, recommending and approving all decisions regarding any financings, securitizations, hedging activities or borrowings undertaken by the Company or its subsidiaries;

                 (v) making available to the Company its knowledge and experience with respect to real estate, real estate related assets and real estate operating companies;

                (vi) counseling the Company in connection with policy decisions to be made by the Board of Directors;

               (vii) upon request by and in accordance with the directions of the Board of Directors, investing or reinvesting any money of the Company pending identification of appropriate assets consistent with the Company's investment policies in which to invest or other uses;

              (viii) supervision of other service providers to the Company;
     and

                (ix) providing certain general management services to the Company relating to the day-to-day operations and administration of the Company in the United States (including, e.g., communicating with the holders of the equity and debt securities of the Company as required to satisfy the reporting and other requirements of any governing bodies or agencies and to maintain effective relations with such holders, causing the Company to qualify to do business in all applicable jurisdictions, complying with all regulatory requirements applicable to the Company in respect of its business activities, including preparing all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Securities Exchange Act of 1934, as amended, and causing the Company to comply with all applicable laws).



     Management Compensation

     For its services to the Company under the Management Agreement, the Manager will receive (i) a base management fee, which is intended to cover the Manager's costs of providing its services under the Management Agreement and (ii) an incentive fee. In addition, the Management Agreement provides that the Manager and/or JER may be engaged to provide certain other services and in such event will receive compensation for such services. There are no limits or caps on the aggregate amount of compensation that may be paid to the Manager pursuant to the preceding two sentences. The Manager and/or JER will also receive reimbursement of certain development expenses incurred by the Manager or JER, as the case may be, on behalf of the Company prior to the closing of the Offering and reimbursement of certain start-up expenses incurred by the Manager or JER, as the case may be, on behalf of the Company after the closing of the Offering. The following table presents all compensation, fees and other benefits (including reimbursement of expenses) that the Manager or its affiliates may earn or receive from the Company under the terms of the Management Agreement or otherwise.


Recipient                      Payor               Amount

---------                     -----               ------
Manager                        Company             Base management fee equal
                                                   to a percentage of the
                                                   Average Invested Assets of
                                                   the Company<F1>

Manager                        Company             Incentive compensation
                                                   based on the amount, if
                                                   any, by which the Company's
                                                   Pre-Tax/Pre-Depreciation
                                                   and Amortization Net Income
                                                   exceeds a hurdle rate<F2>

Manager/JER                    Company             Payments by the Company to
                                                   the Manager or JER for
                                                   Other Services (which are
                                                   not covered by the
                                                   Management Agreement)<F3>


Manager/JER                    Company             Reimbursement of certain
                                                   development expenses
                                                   incurred by the Manager or
                                                   JER prior to the closing of
                                                   the Offering<F4>

Manager/JER                    Company             Reimbursement of certain
                                                   start-up expenses incurred
                                                   by the Manager or JER after
                                                   the closing of the
                                                   Offering<F5>


---------------------------------------
[FN]

<F1> The base management fee, calculated and paid quarterly, is equal to
     0.125% per quarter (0.5% per annum) of the Average Invested Assets (as defined herein) of the Company for such quarter; provided that, for the first four fiscal quarters of the Company's operations following the closing of the Offering, the base management fee shall be not less than the greater of (x) $1,250,000 per quarter ($5,000,000 per annum) or (y) the Manager's actual costs of providing its services to the Company under the Management Agreement for such period. Assuming that the Company's Average Invested Assets equalled $500 million for a fiscal year of the Company, the Manager would receive $2.5 million as its base management fee for such year (as noted above, however, the minimum base management fee for the Company's first fiscal year of operations after the closing of the Offering will be $5,000,000). The preceding is a hypothetical example which is for illustrative purposes only. The use of $500 million as the amount for Average Invested Assets is not meant to state or predict actual or expected Average Invested Assets for any particular period of the Company.

<F2> A detailed explanation of the calculation of the incentive compensation and a hypothetical application of such fee is provided below.

<F3> The Company may engage the Manager or its affiliates to provide (i)
     services outside of the United States related to the day-to-day operations and administration of the Company and to the performance and supervision of such other administrative functions necessary in the management of the Company as may be agreed upon by the Manager and Board of Directors, (ii) due diligence and acquisition related services on assets purchased or considered for purchase by the Company and (iii) asset management services, loan servicing, master or special servicing, legal or accounting services, leasing services or property management services with respect to assets acquired by the Company (collectively, "Other Services"). The Manager or its affiliates will be paid for or reimbursed for the costs of, providing the Other Services separate and apart from the base management fee, provided that such payments and reimbursements are in amounts no greater than would be paid to outside professionals, consultants or other third parties on an arm's length basis. Such arrangements may also be made using an income sharing arrangement such as a joint venture. Expense reimbursement are expected generally to be made on a monthly basis. It is expected that JER will be the affiliate performing and receiving compensation for Other Services. It is not possible at this time to estimate the amount of compensation that will be paid to the Manager and its affiliates for the provision of Other Services because the aggregate amount of such compensation for any particular period will depend on the nature, timing and amount of the Company's investments and the Company's need for such services.

<F4> The Company will reimburse the Manager and its affiliates for all costs incurred by the Manager or its affiliates (including, without limitation, travel, salaries, bonuses, benefits and rent and other related overhead and out-of-pocket expenses) in researching, investigating, negotiating, structuring and developing investment opportunities in Asia on behalf of the Company prior to the sale of the Common Stock offered hereby. The Manager believes that these reimbursable expenses will aggregate approximately $2.5 to $3.0 million.

<F5> The Company will reimburse the Manager and its affiliates for all start-
     up costs and expenses the Manager or its affiliates incur on behalf of the Company subsequent to the closing of the Offering with respect to additional staffing, the establishment of offices in Asia and the purchase of new technology and equipment. The Manager believes that it is not possible at this time to estimate the amount of these start-up costs and expenses because the aggregate amount of such compensation will depend on the nature, timing and amount and location of the Company's investments and the Company's need for staffing, offices and technology and equipment.


     The term "Average Invested Assets" for any period means the average of the aggregate book value of the assets of the Company, including the assets of all of its direct and indirect subsidiaries, before reserves for depreciation or bad debts or other similar noncash reserves, computed by taking the daily average of such values during such period.

     The Manager will not receive any management fee for the period prior to the sale of the shares of Common Stock offered hereby, although the Company will reimburse the Manager and its affiliates for all costs incurred by the Manager or its affiliates (including, without limitation, travel, salaries, bonuses, benefits and related overhead and out-of-pocket expenses) in researching, investigating, negotiating, structuring and developing investment opportunities in Asia on behalf of the Company prior to the sale of the Common Stock offered hereby. The base management fee is intended to compensate the Manager for the costs and expenses of its executive officers and employees and any related overhead incurred in providing to the Company the investment advisory services and certain general management services itemized above under "--The Management Agreement." The Board of Directors may adjust the base management fee in the future if necessary to align the fee more closely with the actual costs of such services.

     The Manager shall be entitled to receive an incentive management fee for each fiscal quarter in an amount equal to the product of:

          (A) 25% of the dollar amount by which (1) Pre-Tax/Pre-Depreciation and Amortization Net Income of the Company for such quarter per share of Common Stock (based on the weighted average number of shares outstanding for such quarter) exceed (2) an amount equal to (a) the weighted average of the price per share of Common Stock in the initial public offering and the prices per share of Common Stock in any secondary offerings by the Company multiplied by (b) the Ten-Year U.S. Treasury Rate plus five percent per annum (expressed as a quarterly percentage) for such quarter, multiplied by

          (B) the weighted average number of shares of Common Stock outstand-ing during such quarter.



     The following example illustrates the effect of the incentive fee formula and makes the following assumptions: (i) the Pre-Tax/Pre-Depreciation and Amortization Net Income of the Company for a fiscal quarter is $3.5 million or $0.55 per share of Common Stock, (ii) the weighted average of the price per share of Common Stock in the initial public offering and the prices per share of Common Stock in any secondary offerings by the Company is $20,
(iii) the Ten-Year U.S. Treasury Rate plus five percent per annum equals 10.5% or 2.625% expressed as a quarterly percentage and (iv) the weighted average number of shares of Common Stock outstanding during such quarter is 6,377,551. Each of the preceding assumptions is not meant to state or predict what the Company believes each of these numbers may actually be, as each such number may be more or less than those shown.

     Pursuant to the preceding assumptions, the Manager's incentive fee would be calculated as follows:

     (A) 25% of the dollar amount by which (1) $0.55 exceeds (2) an amount equal to (a) $20 multiplied by (b) 2.625% multiplied by

     (B)  6,377,551.

     This would result in an incentive fee payment to the Manager for such fiscal quarter, of approximately $39,859.69, in the aggregate, or $0.00625 per share outstanding.

     The preceding is a hypothetical example which is for illustrative purposes only. In light of the fact that each number assumed for purposes of creating this hypothetical illustration may vary from those assumed, the aggregate and per share incentive fee figures shown above are not meant to state or predict what the Company believes the incentive fee will be for any particular period of the Company.

     The Manager's incentive fee is not cumulative and underperformance in one fiscal quarter is not taken into account in subsequent fiscal quarters for purposes of determining the incentive fee for such subsequent fiscal quarters.

     "Pre-Tax/Pre-Depreciation and Amortization Net Income" means net income (before the incentive fee, but including gains from sales and restructurings of the Company's assets, and calculated in accordance with
GAAP) including gains (or losses) from restructurings and sales of property, excluding provision for income taxes and depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Pre-Tax/Pre-Depreciation and Amortization Net Income does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to cash flow as a measure of liquidity or ability to make distributions. As used in calculating the Manager's compensation, the term "Ten Year U.S. Treasury Rate" means the arithmetic average of the weekly average yield to maturity for actively traded current coupon U.S. Treasury fixed interest rate securities (adjusted to constant maturities of ten years) published by the Federal Reserve Board during a quarter, or, if such rate is not published by the Federal Reserve Board, any Federal Reserve Bank or agency or department of the federal government selected by the Company. If the Company determines in good faith that the Ten Year U.S. Treasury Rate cannot be calculated as provided above, then the rate shall be the arithmetic average of the per annum average yields to maturities, based upon closing asked prices on each business day during a quarter, for each actively traded marketable U.S. Treasury fixed interest rate security with a final maturity date not less than eight nor more than twelve years from the date of the closing asked prices as chosen and quoted for each business day in each such quarter in New York City by at least three recognized dealers in U.S. government securities selected by the Company.


     The ability of the Company to generate Pre-Tax/Pre-Depreciation and Amortization Net Income in excess of the Ten Year U.S. Treasury Rate, and of the Manager to earn the incentive fees described in the preceding paragraph, is dependent upon the level and volatility of interest rates, the Company's ability to utilize successfully the operating strategies described herein, and other factors, many of which are not within the Company's control.

     The base management fee will be payable quarterly in advance in an amount equal to 75% of such fee as estimated by the Manager; provided that within 60 days after the end of the applicable quarter, the Manager will provide to the Company a reconciliation of the difference between the actual base management fee for such quarter and estimated payments already made for such quarter in accordance with the first clause of this sentence. Any excess amount or shortfall will be promptly paid by the appropriate party. The incentive fee is payable in arrears. The Manager's incentive fee will be calculated by the Manager within 45 days after the end of each quarter, and such calculation will be promptly delivered to the Company. The Company is obligated to pay such incentive fee within 15 days after receipt of such calculation of the incentive fee. Reimbursable costs and expenses of the Manager and its affiliates are expected to generally be payable monthly by the Company within 10 days after receipt of the appropriate expense documentation.

     The Company expects to rely primarily on the facilities, personnel and resources of the Manager and its affiliates to conduct its operations, although the Company and its affiliated and subsidiary companies may also hire employees to perform all or part of the services that would otherwise be provided by the Manager its affiliates and other third parties and may also maintain its own facilities and equipment. While taking this action would not reduce the base management fee which the Manager is entitled to receive, such a decision may reduce the amounts paid to the Manager, its affiliates or other third parties for the provision of Other Services. See "Management of Operations--Management Compensation."



     For a description of certain limitations on the potential liability of the Manager and its affiliates to the Company, any subsidiary of the Company, the Unaffiliated Directors, the Company's stockholders or any subsidiary's stockholders for acts performed in accordance with and pursuant to the Management Agreement, see "--Limits of Responsibility" below.

     Prior to the closing of the Offering, the Company will adopt the 1998 Stock Option Plan. The Manager and the directors, officers and any employees of the Company and the Manager will be granted options under the 1998 Stock Option Plan. See "--Stock Options" below.

Company Expenses

     The Company will be required to pay (i) all Offering expenses
(including accounting, legal, printing, travel, clerical, personnel, filing and other expenses) incurred by the Company, the Manager or its affiliates on behalf of the Company in connection with this Offering, estimated at $ and (ii) (A) all costs incurred by the Manager or its affiliates (including, without limitation, travel, salaries, bonuses, benefits and related overhead and out-of-pocket expenses) in researching, investigating, negotiating, structuring and developing investment opportunities in Asia on behalf of the Company prior to the sale of the Common Stock offered hereby and (B) any additional start-up costs and expenses the Manager or its affiliates may incur on behalf of the Company subsequent to the closing of the Offering with respect to additional staffing, the establishment of offices in Asia and the purchase of new technology and equipment. There will be no limitation on these payments. The Company will also pay all operating expenses except those costs and expenses incurred by the Manager in providing the investment advisory services and certain general management services (see "--The Management Agreement" and "--Management Compensation").




     The expenses that will be paid by the Company will include (but not necessarily be limited to) issuance and transaction costs incident to the acquisition, disposition and financing of investments, legal, accounting and auditing fees and expenses, office space and equipment used exclusively by the Company, the compensation and expenses of the Company's Unaffiliated Directors, the costs and expenses of Company employees (if any) (other than costs and expenses of its executive officers who are also executive officers of the Manager and/or JER), the costs of printing and mailing proxies and reports to stockholders, costs incurred by employees of the Manager for travel on behalf of the Company, costs associated with any computer software or hardware that is used solely for the Company, costs to obtain liability insurance to indemnify the Company's directors and officers, the Manager and its employees and directors and the Underwriters, and the compensation and expenses of the Company's custodian and transfer agent, if any. The Company will also be required to pay (i) all costs relating to the day-to-day operations and administration of the Company (other than those incurred within the United States and described above under "--The Management Agreement"), (ii) all expenses incurred in connection with due diligence, asset management, loan servicing, the master and special servicing of mortgage loans, leasing, property management, the raising of capital, incurrence of debt, the acquisition of assets, interest expenses, taxes and license fees, non-cash costs, litigation, the base and incentive management fees and extraordinary or nonrecurring expenses and (iii) the Company's pro rata share of the office space, equipment, salaries, bonus, health insurance, retirement benefits and similar employment costs incurred by the Manager or its affiliates in providing the Other Services. Such services may be provided to the Company by affiliates of the Manager if the Manager believes such affiliates' services are of comparable or superior quality to those provided by third parties and can be provided at comparable cost. The Board of Directors will periodically review the Company's expense levels, the division of expenses between the Company and the Manager and reimbursements of expenses advanced by the Manager.




Stock Options

     The Company intends to adopt the 1998 Stock Option Plan, under which the compensation committee (the "Compensation Committee") of the Board of Directors or, if none, the Board of Directors, will be authorized to grant options to purchase shares of Common Stock. The Company expects that a majority of the members of the Compensation Committee will be Unaffiliated Directors. The maximum aggregate number of shares of Common Stock that may be issued pursuant to options granted under the 1998 Stock Option Plan will be 1,500,000. Out of such authorized options, the Company will grant to the Manager, as of the date of initial public offering, options to purchase an aggregate number of shares of Common Stock (which the Manager may allocate to its, and its affiliates', directors, officers and employees) equal to 10% of the shares of Common Stock outstanding after the Offering and the Concurrent Offerings. The exercise price of such options will be equal to the initial public offering price. The purpose of the 1998 Stock Option Plan is to provide a means of performance based compensation in order to provide incentive for the Manager to enhance the value of the Common Stock. Such options will expire on the tenth anniversary of the Closing Date, and 25% of these options will become exercisable on each of the four anniversaries of the consummation of this Offering. In addition, any options granted to the Manager will result in a charge against the Company's earnings for financial reporting purposes under GAAP.


     All employees (including officers), directors and others providing services to the Company, as well as the Manager and employees (including officers) and directors of the Manager and its affiliates (collectively, the "Eligible Recipients"), will be eligible to receive options at the discretion of the Compensation Committee. In addition, 80% of the options remaining in the 1998 Stock Option Plan following the initial grant of options to the Manager will be set aside for future option grants to the Manager. Such reserve does not guarantee that the Manager will be granted such options. The Compensation Committee will be authorized to determine which Eligible Recipients shall receive options, and the terms and conditions on which options shall be granted. The Compensation Committee may grant options to employees of the Manager, subject to certain limits described in the 1998 Stock Option Plan. Options granted pursuant to the 1998 Stock Option Plan will be nonqualified stock options. Options granted to individuals pursuant to the 1998 Stock Option Plan generally are not transferable except by will or by the applicable laws of descent and distribution. The Manager may transfer its options to any other Eligible Recipient. Grants of options under the 1998 Stock Option Plan to persons or entities other than employees, officers and directors of the Company will result in a charge against the Company's earnings for financial reporting purposes under GAAP. Any such charge to earnings will be recognized in the period during which such options are granted.

     The exercise price of all options will be not less than 100% of the fair market value of the Common Stock subject to the options on the date of grant. All options will become exercisable as determined by the Compensation Committee at the time of the award. The exercise price of an option may be paid by any one or more of the following: (i) cash or certified check, (ii) shares of Common Stock held more than six months, (iii) cancellation of any indebtedness owed by the Company, (iv) a full recourse promissory note, if approved by the Compensation Committee or (v) a "cashless" exercise pursuant to a sale through a broker of all or a portion of the shares covered by the option.

     If an Eligible Recipient's affiliation with the Company is terminated for cause or if such Eligible Recipient terminates his affiliation voluntarily, all of such Eligible Recipient's unexercised options will terminate immediately upon such termination. Except as otherwise determined by the Compensation Committee, if an Eligible Recipient has a termination of affiliation because of death or total and permanent disability or for any other reason (other than a voluntary termination or a termination for cause), all of such Eligible Recipient's unexercised options may be exercised by the Eligible Recipient or his beneficiary or legal representative to the extent such options are or become exercisable in accordance with their terms during the shorter of (i) the one-year period following the Eligible Recipient's death or total and permanent disability or, if longer, a period to be determined by the Board of Directors acting in its absolute discretion or
(ii) the period of the remaining life of the option. If an Eligible Recipient has a termination of affiliation for any reason other than death, total and permanent disability, a voluntary termination or a termination for cause, all of such Eligible Recipient's unexercised options may be exercised by the Eligible Recipient on the date of such termination or during the 90 day period immediately following such termination or, if less, during the remaining life of the option. Upon termination of the Manager, all options granted to the Manager or employees of the Manager will become immediately exercisable for a period of 90 days from such termination.

     The Board of Directors generally may amend the 1998 Stock Option Plan at any time, except that approval by the Company's stockholders will be required for any amendment that (i) increases the aggregate number of shares of Common Stock that may be issued pursuant to the 1998 Stock Option Plan, (ii) materially changes the class of persons eligible to receive such options,
(iii) extends the maximum option term or (iv) decreases the exercise price of any option to less than the fair market value of the Common Stock on the date of grant. Shares of Common Stock subject to options that expire, are terminated or otherwise are surrendered to the Company will be available for issuance in connection with future awards under the 1998 Stock Option Plan. No option term may exceed ten years from the date of grant, and no option grant may be made under the 1998 Stock Option Plan after the tenth anniversary of the date the 1998 Stock Option Plan was adopted by the Board of Directors.

Limits of Responsibility

     Pursuant to the Management Agreement, the Manager will not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of the Board of Directors in following or declining to follow its advice or recommendations. The Manager and its affiliates, and the directors and officers of the Manager and its affiliates will not be liable to the Company, any subsidiary of the Company, the Unaffiliated Directors, the Company's stockholders or any subsidiary's stockholders for acts performed in accordance with and pursuant to the Management Agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties under the Management Agreement. The Company has agreed to indemnify the Manager and its affiliates, and the directors and officers of the Manager and its affiliates with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of such parties not constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties, performed in good faith in accordance with and pursuant to the Management Agreement.

Negotiations with Nomura

     The Manager, on behalf of the Company, is currently in preliminary negotiations with Nomura to obtain a credit facility in the amount of approximately $500 million which would be secured by the assets of the Company. In addition, Nomura has indicated that it intends to pursue other relationships with the Company, including the provision of services relating to, among other things, identification of suitable investments for the Company in Asia, certain co-investment rights with respect to assets so identified, aiding the Company in securing permanent financing for the Company's real estate assets and contributing nonperforming real estate assets owned by affiliates of Nomura to the Company.

     There can be no assurance, however, that negotiations with Nomura will result in a definitive agreement being entered into or consummated or as to the terms hereof.



Thai Property Fund

     Generally, the laws of Thailand significantly restrict the ability of foreign capital to invest in and control real estate in Thailand. However, foreign entities are permitted to apply to the Office of the Thai Securities and Exchange Commission (the "Thai SEC") for registration as a property fund with certain investment parameters and favorable tax treatments. On April 30, 1998, JER, on behalf of the Company, filed an application with the Thai SEC for registration of such an entity under the name of "JER Thailand Property Fund." The Company expects that the Thai SEC will require several months to process the JER Thailand Property Fund's application. If the JER Thailand Property Fund is successfully registered, it is expected that it will be permitted to invest in real estate, long-term real estate leases and short-term debt instruments. Recently, the Thai SEC enacted regulatory amendments that allow for the registration of a property fund that, in addition to the previously described investment parameters, will also be permitted to invest in loans and securities that are collateralized by real estate assets (a "Type II Fund"). The Company is in the process of modifying its current application so as to be in a position to take advantage of these new amendments by submitting an amended application to the Thai SEC. The ability to invest in loans and securities will depend on whether the modified application is approved by the Thai
SEC. The Company expects that the amended application will be filed with the Thai SEC in the near future.

     To successfully register as a Type II Fund with the Thai SEC, the property fund must agree to satisfy certain requirements. First, the Thai SEC imposes certain asset investment requirements including, but not limited to, the following: (i) at least 75% of the property fund's net asset value must be comprised of property, or loans collateralized by property, in Thailand while the remainder can be invested in other debt instruments; (ii) freehold and leasehold property investments are permitted, provided however, property consisting of "raw land" or real estate which is currently under construction must meet certain additional criteria; and (iii) property must be held for at least two years, or shorter if certain requirements are met. Second, certain time limitations apply to registered property funds including, but not limited to, the following: (x) the fund must commence offering investment units in the property fund within one year after the day following the approval from the Thai SEC; (y) the fund must invest in properties, loans or other assets within one year after the day following the approval from the Thai SEC; and (z) no new investments are permitted after the fifth anniversary of such fund's registration date unless relaxation is granted by the Thai SEC. Finally, the Thai SEC requires periodic appraisals and reviews of the property investments of the fund by a trustee-approved appraiser, and also prescribes certain qualifications for the fund manager, the trustee and the appraisers.


     The JER Thailand Property Fund is expected to offer the Company certain advantages over non-Thai competitors that do not have registered property funds. First, the JER Thailand Property Fund is expected to be permitted to own controlling interests in Thai real estate. Second, it is expected that all income and capital gains earned by the JER Thailand Property Fund can be repatriated tax-free.



     Although the Company believes that the JER Thailand Property Fund's registration as a Type II Fund will be approved by the Thai SEC, there can be no assurance that such registration application will be approved. If the JER Thailand Property Fund's registration application is not approved, the Company would be a non-Thai investor and all income earned from its property investments in Thailand would be taxed at the 30% corporate rate, its dividends would be subject to a 10% withholding tax and it would be subject to a real estate transfer tax of 2% rather than .01%. In addition, the Company, as a non-Thai investor would be subject to certain significant restrictions on its ability to invest in and control real estate in Thailand.

Certain Relationships; Conflicts of Interest

     The Company will be managed by the Manager and will be subject to various potential conflicts of interest. Furthermore, the Company, on the one hand, and the Manager and its affiliates, on the other, will enter into a number of relationships other than those governed by the Management Agreement, some of which may give rise to conflicts of interest. With a view toward protecting the interests of the Company's stockholders, the Certificate of Incorporation of the Company provides that a majority of the Board of Directors must be Unaffiliated Directors prior to the closing of the Offering. As of the date hereof, the Company expects to comply with this provision in time for a majority of the Board of Directors to consist of Unaffiliated Directors prior to the closing of the Offering. In addition, the Guidelines will have been approved by a majority of the Board of Directors (including a majority of the Unaffiliated Directors) prior to the closing of the Offering.

     The following is a description of various conflicts of interest, whether deriving from the Management Agreement or relationships not governed by the Management Agreement, to which the Company will be subject:

     The Manager's Incentive Fee May Result in Conflicts. The incentive fee provided for by the Management Agreement, which is based on the Company's income, may create an incentive for the Manager to make investments on behalf of the Company with greater income or gain potential, but which are also riskier or more speculative than investments that the Manager might otherwise recommend if its fee did not include a "performance" component. Riskier or more speculative investments may have an adverse impact on the financial condition and results of operations of the Company which may consequently reduce the value of a stockholder's investment in the Company. To mitigate this conflict, the Guidelines will include a provision that creates a risk management process. It is expected that this process will require periodic presentations by the Manager to the Board of Directors (including the Unaffiliated Directors) regarding the overall risk position of the Company.

     The Manager's Base Management Fee May Result in Increased Leverage.
The structure of the base management fee, which is based upon the Average Invested Assets of the Company rather than the net assets of the Company, will provide an incentive to the Manager to effect borrowings by the Company (with higher levels of leverage increasing the risk of loss) and thereby increase the amount of total assets which are subject to the base management fee. Higher levels of leverage increases exposure to loss. To mitigate this conflict, the Guidelines will include an indebtedness policy for the Company. Such policy will give the Manager extensive discretion as to the amount of leverage to be employed (maintenance of a debt-to-equity ratio of between 1:1 to 9:1 is currently expected, depending on the Manager's assessment of acceptable risk in light of the nature of the assets then held by the Company) but will require that the Unaffiliated Directors periodically review the Company's actual leverage and that such leverage, in accordance with the Guidelines, may not exceed nine to one.

     The Manager's and JER's Other Businesses May Create Conflicts in the Allocation of Management Resources. The directors and officers of the Manager (some of whom are also directors and officers of the Company) have other calls on their time. Other than the Exclusive Asian Investment Right, the Management Agreement with the Manager does not limit or restrict the right of the Manager, JER or any of their officers, directors, employees or affiliates from engaging in any business or rendering services of any kind to any other person, including other real estate investment vehicles, or from purchasing real estate assets that meet the Company's policies and criteria. JER advises other entities that invest in the United States, Canada, Mexico and Western Europe in real estate and real estate related assets. Furthermore, real estate investments of the type that the Company expects to make will require a substantial commitment of management time and resources. As a result, conflicts may arise in the allocation of management resources and less attention being paid to the affairs of the Company than a stockholder might deem ideal. To mitigate these conflicts, the Guidelines will include provisions which require the Manager to make periodic reports to the Board of Directors (including the Unaffiliated Directors) addressing the Manager's allocation of its management resources.

     The Manager's and JER's Other Businesses May Create Conflicts in the Allocation of Investment Opportunities. JER expects to continue to purchase real estate and real estate related assets in the future for its own account and for the accounts of other clients, and, other than for the Exclusive Asian Investment Right, the Manager and JER have no obligation to make investment opportunities available to the Company. As a consequence, the opportunity for the Company to invest in real estate and real estate related assets will be limited if such investment opportunities would be attractive to JER or its clients. In addition, investment vehicles organized, sponsored or advised by JER after the date hereof may also contain restrictions and limitations on the ability of JER to offer investment opportunities to the Company, provided that no such restriction or limitation shall impinge on the Exclusive Asian Investment Right.

     To eliminate these conflicts with respect to the Company's primary investment strategy, the Manager has agreed with the Company that the Company will have, after the closing of the Offering, an exclusive investment right (the "Exclusive Asian Investment Right") with respect to all performing, nonperforming, subperforming, distressed and other real estate and real estate related assets, including mortgage loans, mortgage backed securities, real estate properties, companies with significant real estate assets and companies involved in the business of real estate ownership, real estate services or other real estate related operating businesses which are located in the Asia Pacific Region and which are sourced by the Manager or any of its affiliates unless (A) the Company does not have the financial capacity (as determined in good faith by the Manager) to make such investment or (B) a majority of the Unaffiliated Directors has determined that such investment or the general category of investments to which such investment relates is not appropriate for the Company in light of the Company's investment strategies and policies at the time such investment is identified.

     The Ability of the Company to Invest in Investments in the United States, Canada, Europe and Mexico Will be Limited. Although the Company intends to focus its investment activities primarily in East Asia and Southeast Asia, pursuant to the organizational documents of the JER Private Fund, until the earlier to occur of January 2001 or the full investment of the JER Private Fund, JER is required, under most circumstances, to present investment opportunities in the United States, Canada, Mexico and Western Europe first to the JER Private Fund. As a consequence, if the Company were to pursue investment opportunities in the United States, Canada, Mexico or Western Europe, the Company's opportunity to make such investments, to the extent they are sourced by JER, would be limited. This conflict cannot be mitigated until the restrictions contained in the organizational documents of the JER Private Fund lapse. However, in light of the Company's primary investment strategy, the Company does not believe that this conflict is material.

     The Amount of Time Which Joseph E. Robert, Jr., the Chief Executive Officer of JER, the Company and the Manager, Can Devote to the Affairs of the Manager and the Company is Limited. Pursuant to the organizational documents of the JER Private Fund, until the earlier of January 2001 or the investment of 90% of the JER Private Fund's investor capital commitments (as of the date hereof, the JER Private Fund is approximately 70% invested) , Joseph E. Robert, Jr., chief executive officer of JER, the Company and the Manager, is obligated to devote approximately 80% of his business time and attention to the business of the JER Private Fund. The Company plans to mitigate this conflict by requiring the Manager to make available to it for the duration of the period in which Mr. Robert's time is limited the services of certain additional JER personnel. The Company will incur no additional cost for the services of such personnel. In addition, the Manager believes that its management team will be able to adequately perform its obligations under the Management Agreement for the duration of the period in which Mr. Robert's time is limited.

     The Ability of the Company to Purchase Assets from JER May Result in Conflicts. Although it does not expect to do so in the ordinary course of business, the Company may purchase assets for investment from JER in exceptional circumstances, such as if JER were to make an investment that consisted of assets that are considered generally unsuitable for investment by the Company but such an investment also included certain assets that are considered suitable for investment by the Company or if the Company did not have the financial capacity to make an investment at the time the investment first became available but subsequently regained such financial capacity. In any such circumstance the Company could determine that purchasing such specified assets would be to the Company's advantage. However, many of such assets will not have a readily determinable fair market value and independent valuations may not be sought. To mitigate this conflict, pursuant to the Company's Guidelines, the Unaffiliated Directors will review any such transactions prior to completion to ensure that they are fair and on reasonable arms-length terms. However, the Unaffiliated Directors are expected to rely primarily on the advice of and information provided by the Manager in deciding whether to approve such transactions, and there can be no assurance that the price and other terms of such transactions will be fair to the Company or as favorable to the Company as could be obtained from unrelated third parties.

                           MANAGEMENT OF THE COMPANY

     The Company was incorporated in the State of Delaware on May 15, 1998. The principal executive offices of the Company are located at 1650 Tysons Boulevard, Suite 1600, McLean, Virginia 22102. The Company's telephone number is 703-714-8000.



Directors and Executive Officers

     The following tables set forth certain information about the directors (including certain individuals who have agreed to serve as Unaffiliated Directors) and executive officers of the Company.



    Affiliated Directors

Name                                    Age
Joseph E. Robert, Jr.                   46

    Proposed Unaffiliated Directors

Name                                    Age
William T. Coleman, Jr.                 78
Mitchell P. Rales                       41
Alan G. Spoon                           47
Moses K. Tsang                          49

    Executive Officers

Name                                    Age     Positions(s) Held
Joseph E. Robert, Jr.                   46      Chief Executive Officer
Bruce T. Cunningham                     43      Chief Financial Officer, Chief
                                                Accounting Officer and
Susan B. Levine                         42      Treasurer
                                                Managing Director and Senior
                                                Investment Officer

     The principal occupation for the last five years of each director and executive officer of the Company, as well as some other information, is set forth below.

William T. Coleman, Jr. has been Senior Counsellor to O'Melveny & Myers, LLP from 1996 to the present. Prior thereto, Mr. Coleman was a Senior Partner at O'Melveny & Myers, LLP since 1977. It is expected that Mr. Coleman will be appointed as a director of the Company.

Mitchell P. Rales has been a director of Danaher Corporation since 1984 and has been Chairman of its Executive Committee since 1990. It is expected that Mr. Rales will be appointed as a director of the Company.

     Alan G. Spoon has been the President of the Washington Post Company since 1993. He also serves as a director of American Management Systems, Human Genome Sciences and Classified Ventures, Inc. It is expected that Mr. Spoon will be appointed as a director of the Company.

     Moses K. Tsang has been a Limited Partner at Goldman Sachs & Co. since 1994. Prior thereto he served as a General Partner at Goldman Sachs & Co. since 1993. It is expected that Mr. Tsang will be appointed as a director of the Company.

     For biographical information on Messrs. Joseph E. Robert, Jr. and
Bruce T. Cunningham and Ms. Susan B. Levine, see "Management of Operations-- The Manager and JER."

     The Company's executive officers will receive no separate compensation from the Manager for services they provide under the Management Agreement. All directors will be elected at each annual meeting of the Company's stockholders for a term of one year, and hold office until their successors are elected and qualified. All officers serve at the discretion of the Board of Directors. Although the Company may have salaried employees, it currently does not have employees. The Company and its subsidiary or affiliated companies may also in the future hire their own personnel to perform certain functions otherwise provided by the Manager, its affiliates and other third parties, and may open and maintain offices in Asian cities as deemed necessary. While taking this action would not reduce the base management fee which the Manager is entitled to receive, such a decision may reduce the amounts paid to the Manager, its affiliates or other third parties for the provision of Other Services (see "Management of Operations-- Management Compensation"). The Company will pay an annual director's fee to each Unaffiliated Director equal to $20,000 and a fee of $1,000 for each meeting of the Board of Directors attended in person by such Unaffiliated Director. All directors will be reimbursed for their costs and expenses in attending all meetings of the Board of Directors. Affiliated directors will not be separately compensated by the Company.


     Directors and executive officers of the Company will be required to devote only so much of their time to the Company's affairs as is necessary or required for the effective conduct and operation of the Company's business. Because the Management Agreement provides that the Manager will assume principal responsibility for managing the affairs of the Company, the officers of the Company, in their capacities as such, are not expected to devote substantial portions of their time to the affairs of the Company. However, in their capacities as officers or employees of the Manager, or its affiliates, they will devote such portion of their time to the affairs of the Manager as is required for the performance of the duties of the Manager under the Management Agreement or for the performance of Other Services for which the Manager or one of its affiliates is engaged to provide.



     The Certificate of Incorporation of the Company provides that, except in the case of a vacancy, the majority of the members of the Board of Directors shall be Unaffiliated Directors. Vacancies occurring on the Board of Directors among the Unaffiliated Directors will be filled by the vote of a majority of the directors, including a majority of the Unaffiliated Directors.

     The Certificate of Incorporation of the Company provides for the indemnification of the directors and officers of the Company to the fullest extent permitted by Delaware law. Delaware law permits a company's certificate of incorporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision does not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) unlawful payments of dividends as unlawful stock purchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit. The Company has included provisions in its Certificate of Incorporation that eliminate the liabilities of directors and officers in certain actions brought by or on behalf of stockholders. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS
                      OF LIQUIDITY AND CAPITAL RESOURCES

     The Company currently has only nominal assets. The principle sources of the Company's funds will be the proceeds of the Offering and the Concurrent Offerings, future offerings of equity securities (including preferred stock) and borrowings. The Company expects that borrowings will be in the form of loan agreements, lines of credit, commercial paper borrowings and other credit facilities with institutional lenders. The Company may also borrow through the issuance of long term debt securities and may issue preferred stock. The Company may also utilize warehouse lines of credit or issue secured or unsecured notes of any maturity if it appears advantageous to do so. The Company may issue shares of preferred stock, including in connection with the acquisition of assets. Since the Company is newly formed and has not commenced operations, it has not yet established any lines of credit. The Company has conducted preliminary negotiations with potential lenders and believes, on the basis of such negotiations, that it will be able to obtain financing in amounts and at interest rates consistent with the Company's financing objectives (see "Management of Operations--Negotiations with Nomura"). There can be no assurance, however, that negotiations with potential lenders will result in a definitive agreement being entered into or consummated or as to the terms thereof. In the event that the Company is unable to secure lines of credit or collateralized financing on favorable terms, the Company's ability to successfully effect its investment strategy may be significantly impacted and returns to investors may be reduced.

     The Company believes that the net proceeds of the Offering and the Concurrent Offerings, combined with cash flow from operations and borrowings, will be sufficient to meet its anticipated liquidity and capital requirements.


                         DESCRIPTION OF CAPITAL STOCK


General

     The Certificate of Incorporation provides that the Company may issue up to 500 million shares of capital stock, consisting of 400 million shares of Common Stock, $0.01 par value per share, and 100 million shares of preferred stock, $0.01 par value per share ("Preferred Stock"). Upon completion of this Offering and the Concurrent Offerings, 6,377,551 shares of Common Stock will be issued and outstanding, (assuming the Underwriters' overallotment option is not exercised) 1,500,000 shares of Common Stock will be reserved for issuance upon exercise of options, and no Preferred Stock will be issued and outstanding.



Common Stock

     All outstanding shares of Common Stock will be duly authorized, fully paid and nonassessable upon the closing of the Offering. Subject to the preferential rights of any other shares or series of shares of capital stock, holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all debts and liabilities of the Company. The Common Stock has no preemptive or conversion rights and is not subject to further calls or assessment by the Company. There are no redemption or sinking fund provisions applicable to the Common Stock.


     Each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any other class or series of shares of capital stock, the holders of Common Stock will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means in all elections of directors, each holder of Common Stock has the right to cast one vote for each share of stock for each seat to be filled.

Preferred Stock

     Preferred Stock may be issued from time to time, in one or more series, as authorized by the Board of Directors. Because the Board of Directors has the power to establish the preferences and rights of each class or series of Preferred Stock, the Board of Directors may afford the holders of any series or class of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of the holders of Common Stock. The Board could authorize the issuance of Preferred Stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority, of the shares of Common Stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of Common Stock might receive a premium for their shares of Common Stock over the then market price of such shares of Common Stock. As of the date hereof, no shares of Preferred Stock are outstanding.

Registration Rights

     In connection with the sale of shares of Common Stock to the JER Investors and FBR Asset, the Company has agreed to enter into a registration rights agreement (the "JER/FBR Registration Rights Agreement") granting the JER Investors and FBR Asset certain registration rights with respect to the shares of Common Stock issued in the Concurrent Offerings. The JER/FBR Registration Rights Agreement provides that from and after the one-year anniversary of the closing of the Offering, the JER Investors and FBR Asset will have unlimited piggyback registration rights, subject to certain conditions, and a one-time demand right, subject to certain conditions, to require the Company to file a shelf registration statement relating to the Common Stock. The Company may prohibit offers and sales of securities pursuant to the shelf registration statement under certain circumstances. The Company has also agreed to pay the costs and expenses of each such registration effected under the JER/FBR Registration Rights Agreement, other than underwriting discounts and commissions.

Reports to Stockholders

     The Company will furnish its stockholders with annual reports containing audited financial statements certified by independent public accountants and distribute quarterly reports containing unaudited financial information for each of the first three quarters of the year.

Transfer Agent and Registrar

     The Company intends to appoint a transfer agent and registrar for the Common Stock.

                    CERTAIN PROVISIONS OF DELAWARE LAW AND
           OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS

     The following summary of certain provisions of Delaware law and of the Certificate of Incorporation and Bylaws of the Company does not purport to be complete and is subject to and qualified in its entirety by reference to Delaware law and the Certificate of Incorporation and Bylaws of the Company, copies of which have been filed as exhibits to the registration statement of which this Prospectus is a part. The Certificate of Incorporation and Bylaws of the Company have no expiration date and the Company shall have perpetual existence.

Board of Directors

     The Bylaws provide that the number of directors of the Company may be established by the Board of Directors but may not be fewer than one nor more than nine. Any vacancy in the Board of Directors that occurs between annual meetings of stockholders will be filled, at any regular meeting of the Board of Directors or at any special meeting of the Board of Directors called for that purpose, by a majority of the remaining directors, except that a vacancy resulting from an increase in the number of directors must be filled by a majority of the entire Board of Directors.

     The Company's Bylaws also provide that a director may be removed with or without cause with the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors. This provision, when coupled with the provisions of the Bylaws authorizing the Board of Directors to fill vacant directorships, as a practical matter precludes the Company's stockholders from removing incumbent directors and filling the vacancies created by such removal with their own nominees.

Stockholder Action by Written Consent

     The Company's Certificate of Incorporation and Bylaws provide that stockholder action may be taken only at an annual or special meeting of stockholders and prohibit stockholder action by written consent. As a result, notice to and voting by all the stockholders will be required prior to stockholder action on any matter.

Calling of Meetings of Stockholders

     The Company's Bylaws provide that special meetings of stockholders may be called only by the Board of Directors.

Amendment of the Bylaws

     The Company's Certificate of Incorporation provides that the Board of Directors shall have power to adopt, amend and repeal the Bylaws at any regular or special meeting of the Board of Directors. In addition, the Company's stockholders may adopt, amend and repeal the Bylaws at any regular or special meeting of the stockholders by an affirmative vote of 66 2/3% of the shares outstanding and entitled to vote thereon.

Advance Notice of Director Nominations and New Business

     The Bylaws of the Company provide (a) with respect to an annual meeting of stockholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by such stockholders may be made only (i) pursuant to the Company's notice of the meeting, (ii) by the Board of Directors or (iii) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws and (b) with respect to special meetings of stockholders, nominations of persons for election to the Board of Directors may be made only (i) pursuant to the Company's notice of meeting, (ii) by the Board of Directors or (iii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

The Company's Policies with Respect to Certain Other Matters

     The Certificate of Incorporation and Bylaws of the Company contain no limitations with respect to any director, officer, security holder or affiliate of the Company (a) having any direct or indirect pecuniary interest in any investment to be acquired or disposed of by the Company or any of its subsidiaries or in any transaction to which the Company or any of its subsidiaries is a party or has an interest or (b) engaging for their own account in business activities of the types to be conducted by the Company and its subsidiaries. The Guidelines are expected to include a provision which limits any director, officer or affiliate of the Company from engaging in a transaction of the type described in clauses (a) and (b) of the preceding sentence unless a majority of the Board of Directors (including a majority of the Unaffiliated Directors) has approved such transaction.


                    COMMON STOCK AVAILABLE FOR FUTURE SALE



     Upon the closing of the Offering and the Concurrent Offerings, the Company will have outstanding (or reserved for issuance upon exercise of options) 7,877,551 shares of Common Stock, assuming the Underwriters' overallotment option is not exercised. The Common Stock issued in the Offering will be freely tradeable by persons other than "affiliates" of the Company without restriction under the Securities Act.


     The Common Stock issued in the Concurrent Offerings will be "restricted" securities under the meaning of Rule 144 promulgated under the Securities Act ("Rule 144") and may not be sold in the absence of registration within the Securities Act unless an exemption from registration is available, including exemptions contained in Rule 144. The Company has granted the JER Investors and FBR Asset certain registration rights with respect to the Common Stock issued in the Concurrent Offerings (see "Description of Capital Stock-- Registration Rights").

     In general, under Rule 144 as currently in effect, if one year has elapsed since the later of the date of acquisition of restricted shares from the Company or any "affiliate" of the Company, as that term is defined under the Securities Act, the acquiror or subsequent holder thereof is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding Common Stock or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 also are subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. If two years have elapsed since the date of acquisition of restricted shares from the Company or from any affiliate of the Company, and the acquiror or subsequent holder thereof is deemed not to have been an affiliate of the Company at any time during the three months preceding a sale, such person would be entitled to sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

     No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, may affect adversely prevailing market prices of the Common Stock.



                       FEDERAL INCOME TAX CONSIDERATIONS

     The Company does not intend to elect to be taxed as a real estate investment trust, or "REIT," under the Internal Revenue Code of 1986, as amended (the "Code"). Instead, the Company expects to be subject to tax as a corporation under the Code.


     The Company may be required to pay taxes in foreign jurisdictions and, in certain circumstances, may not be able to credit these foreign taxes against United States taxes. As such, although the Company will take tax considerations into account when making investment decisions, the Company may be subject to tax at effective rates higher than the maximum United States federal income tax rate in certain circumstances.

                                 UNDERWRITING


     Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to each of the underwriters named below (the "Underwriters") and each of the Underwriters, for whom Friedman, Billings, Ramsey & Co., Inc. and Schroder & Co. Inc. are acting as the Representatives, has severally agreed to purchase, the number of shares of Common Stock offered hereby set forth below opposite its name.





Underwriter                                         Number of Shares
-----------                                     -------------------------

Friedman, Billings, Ramsey & Co., Inc.  . . .
Schroder & Co. Inc..  . . . . . . . . . . . .

    Total . . . . . . . . . . . . . . . . . .           5,000,000



     Under the terms and conditions of the Underwriting Agreement, the several Underwriters are committed to purchase all the shares of Common Stock offered hereby if any are purchased.

     The Underwriters propose initially to offer the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such offering price less a
concession not to exceed $   per share of Common Stock. The Underwriters may
allow and such dealers may reallow a concession not to exceed $   per share
of Common Stock to certain other dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may be changed by the Underwriters.

     The Company has granted to the Underwriters an option exercisable during a 30-day period after the date hereof to purchase, at the initial offering price less underwriting discounts and commissions, up to an additional 750,000 shares of Common Stock for the sole purpose of covering overallotments, if any. To the extent that the Underwriters exercise such option, each Underwriter will be committed, subject to certain conditions, to purchase such number of the additional shares of Common Stock proportionate to such Underwriter's initial commitment.

     The Company has agreed to indemnify the several Underwriters against certain civil liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.



     Prior to this Offering, there has been no public market for the shares of Common Stock. The initial public offering price has been determined by negotiation between the Company and the Representatives. There can, however, be no assurance that the price at which the shares of Common Stock will sell in the public market after this Offering will not be lower than the price at which they are sold by the Underwriters.


     The Representatives have informed the Company that the Underwriters do not intend to confirm sales of the shares offered hereby to any accounts over which they exercise discretionary authority.

     Until the distribution of the Common Stock is completed, rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for or purchase the Common Stock. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

     If the Underwriters create a short position in the Common Stock in connection with the Offering, i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus, the Representatives may reduce that short position by purchasing Common Stock in the open market. The Representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

     The Representatives may also impose a penalty bid on certain selling group members. This means that if the Representatives purchase Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the selling group members who sold those Common Stock as part of the Offering.

     In general, purchases of securities for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

     Neither the Company nor any of the Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters make any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     The Company has agreed not to offer, sell or contract to sell or otherwise dispose of any Common Stock without the prior consent of Friedman, Billings, Ramsey & Co., Inc. for a period of 120 days from the date of this Prospectus.



     The Company has also agreed to sell, and FBR Asset has agreed to purchase, a minimum of $25 million of Common Stock in the Concurrent Offerings. In addition, the Company has agreed to sell, and the JER Investors have agreed to purchase in the Concurrent Offerings, a number of shares of Common Stock such that the JER Investors' aggregate investment constitutes the lesser of (i) 2% of the total number of shares outstanding immediately following consummation of the Offering and the Concurrent Offerings (assuming that the Underwriters' option to purchase up to an additional 750,000 shares to cover overallotments is not exercised) and (ii) $20 million in total value. The price of shares of Common Stock to be placed in the Concurrent
Offerings will be equal to $     , which is the initial public offering price
net of underwriting discounts and commissions. The Company has granted certain "demand" and "piggyback" registration rights to the JER Investors and FBR Asset with respect to the Common Stock acquired by them (see "Description of Capital Stock--Registration Rights"). The JER Investors and FBR Asset have agreed not to offer, sell or contract to sell or otherwise dispose of the Common Stock acquired by them pursuant to the Concurrent Offerings without the prior consent of Friedman, Billings, Ramsey & Co., Inc., for a period of one year from the Closing Date, provided that if the Manager at any time during such period no longer serves as the manager of the Company, such restriction shall apply only for a period of 120 days from the date of this Prospectus.


                                 LEGAL MATTERS

     Certain legal matters will be passed upon for the Company by Simpson Thacher & Bartlett, New York, New York and for the Underwriters by Hogan & Hartson L.L.P., Washington, D.C.

                                    EXPERTS

     The balance sheet of the Company as of May 15, 1998 included in this Prospectus has been audited by Arthur Andersen LLP, independent certified public accountants, as stated in their report appearing herein, given on the authority of said firm as experts in auditing and accounting.



                            ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement (of which this Prospectus forms a part) under the Securities Act, with respect to the Common Stock offered pursuant to the Prospectus. This Prospectus contains summaries of the material terms of the documents referred to herein and therein, but does not contain all of the information set forth in the Registration Statement pursuant to the rules and regulations of the Commission. For further information, reference is made to such Registration Statement and the exhibits thereto. Such Registration Statement and exhibits as well as reports and other information filed by the Company can be inspected without charge and copied at prescribed rates at the public reference facilities maintained by the Commission at the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its Regional Offices located as follows: Chicago Regional Office, Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511; and New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048. The Commission maintains a Web site that contains reports, proxy, and information statements and other information regarding registrants that file electronically with the Commission. The Web site is located at http://www.sec.gov.



     Statements contained in this Prospectus as to the contents of any contract or other document that is filed as an exhibit to the Registration Statement are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of such contract or document.

     The Company will be required to file reports and other information with the Commission pursuant to the Securities Exchange Act of 1934. In addition to applicable legal requirements, if any, holders of Common Stock will receive annual reports containing audited financial statements with a report thereon by the Company's independent certified public accountants, and quarterly reports containing unaudited financial information for each of the first three quarters of each fiscal year.

                               GLOSSARY OF TERMS

     Except as otherwise specified or as the context may otherwise require, the following terms used herein shall have the meanings assigned to them below. All terms in the singular shall have the same meanings when used in the plural and vice versa.
     "1998 Stock Option Plan" shall mean the Company's 1998 stock option plan pursuant to which the Company shall authorize the issuance of options to purchase Common Stock.

     "affiliate" shall mean (i) any person directly or indirectly owning, controlling, or holding, with power to vote ten percent or more of the outstanding voting securities of such other person, (ii) any person ten percent or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other person, (iii) any person directly or indirectly controlling, controlled by, or under common control with such other person, (iv) any executive officer, director, trustee or general partner of such other person, and (v) any legal entity for which such person acts as an executive officer, director, trustee or general partner. The term "person" means and includes any natural person, corporation, partnership, association, limited liability company or any other legal entity. An indirect relationship shall include circumstances in which a person's spouse, children, parents, siblings or mothers-, fathers-, sisters- or brothers-in-law is or has been associated with a person.



     "Asia Pacific Region" shall mean Hong Kong, Indonesia, Malaysia, the Philippines, Singapore, Taiwan, Thailand, China, India, Australia, Bangladesh, Cambodia, Japan, South Korea, Laos, Mongolia, Myanmar, New Zealand, Pakistan, Sri Lanka and Vietnam.


     "Average Invested Assets" shall mean the average of the aggregate book value of the assets of the Company before reserves for depreciation or bad debts or other similar noncash reserves, computed by taking the daily average of such values during such period.
     "Board of Directors" shall mean the Board of Directors of the Company.

     "Bylaws" shall mean the Bylaws of the Company.

     "Certificate of Incorporation" shall mean the Certificate of Incorporation of the Company.

     "Closing Date" shall mean on or about    , 1998.

     "CMBS" shall mean commercial or multifamily mortgage backed securities or collateralized mortgage obligations including, IOs (a class of CMBS that is entitled to no (or only nominal) distributions of principal), Inverse IOs (a class of CMBS that is entitled to no (or only nominal) distributions of principal, but is entitled to interest at a floating rate that varies inversely with a specified index), Sub IOs (IOs with characteristics of a subordinated class of CMBS) and POs (a class of CMBS that is entitled to no (or only nominal) distributions of interest).

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Commission" shall mean the Securities and Exchange Commission

     "Common Stock" shall mean the common stock, par value $.01 per share, of the Company.

     "Company" shall mean JER Asia Corp., a Delaware corporation.

     "Distressed mortgage loans" shall mean subperforming mortgage loans and nonperforming mortgage loans.

     "Distressed real properties" shall mean distressed real estate.



     "Exclusive Asian Investment Right" shall mean the Company's exclusive investment right with respect to all performing, nonperforming, subperforming, distressed and other real estate and real estate related assets, including mortgage loans, mortgage backed securities, real estate properties, companies with significant real estate assets and companies involved in the business of real estate ownership, real estate services or other real estate related operating businesses which are located in the Asia Pacific Region and which are sourced by the Manager or any of its affiliates unless (A) the Company does not have the financial capacity (as determined in good faith by the Manager) to make such investment or (B) a majority of the Unaffiliated Directors has determined that such investment or the general category of investments to which such investment relates is not appropriate for the Company in light of the Company's investment strategies and policies at the time such investment is identified.

     "GAAP" shall mean United States generally accepted accounting principles applied on a consistent basis.

     "Management Agreement" shall mean an agreement or agreements between the Company and the Manager pursuant to which the Manager performs various services for the Company.


     "Manager" shall mean JER Asia Advisors, LLC.



     "Market price" shall mean the average of the closing price (the average of the high bid and low asked prices in the over-the-counter market, as reported by the Nasdaq National Market) for the five consecutive trading days (any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close) ending on such date.

     "Mortgage collateral" shall mean, when used in connection with the term CMBS, mortgage pass-through securities or pools of whole loans securing or backing a series of CMBS.

     "Mortgage loan" shall mean a mortgage loan underlying a series of CMBS or a mortgage loan held by the Company, as the context indicates.

     "Mortgaged property" shall mean the real property securing a mortgage loan.

     "Nonperforming mortgage loans" shall mean commercial and residential mortgage loans for which the payment of principal and interest is more than 90 days delinquent.

     "Offering" shall mean the offering of Common Stock hereby.

     "Offering Price" shall mean the offering price of $   per share of
Common Stock offered hereby.

     "Preferred Stock" shall mean the preferred stock of the Company, par value $.01 per share.



     "Pre-Tax/Pre-Depreciation and Amortization Net Income" shall mean net income (before the incentive fee, but including gains from sales and restructurings of the Company's assets, and calculated in accordance with
GAAP) including gains (or losses) from restructurings and sales of property, excluding provision for income taxes and depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures.

     "real property" shall mean real property owned by the Company.

     "Representatives" shall mean Friedman, Billings, Ramsey & Co., Inc. and Schroder & Co. Inc..

     "Rule 144" shall mean the rule promulgated under the Securities Act that permits holders of restricted securities as well as affiliates of an issuer of the securities, pursuant to certain conditions and subject to certain restrictions, to sell their securities publicly without registration under the Securities Act.

     "Securities Act" shall mean the Securities Act of 1933, as amended.



     "special servicing" shall mean servicing of defaulted mortgage loans, including oversight and management of the resolution of such mortgage loans by modification, foreclosure, deed in lieu of foreclosure or otherwise.


     "subperforming mortgage loans" shall mean loans for which default is likely or imminent.

     "Ten-Year U.S. Treasury Rate" shall mean the arithmetic average of the weekly average yield to maturity for actively traded current coupon U.S. Treasury fixed interest rate securities (adjusted to constant maturities of ten years) published by the Federal Reserve Board during a quarter, or, if such rate is not published by the Federal Reserve Board, any Federal Reserve Bank or agency or department of the federal government selected by the Company.

     "Unaffiliated Director" shall mean a member of the Board of Directors who is not an affiliate of the Manager or a Representative.

     "Underwriters" shall mean Friedman, Billings, Ramsey & Co. Inc., Schroder & Co. Inc. and each of the underwriters for whom Friedman, Billings, Ramsey & Co., Inc. and Schroder & Co. Inc. are acting as Representatives.

     "Underwriting Agreement" shall mean the agreement pursuant to which the Underwriters will underwrite the Common Stock.

                   Report of Independent Public Accountants

To the Board of Directors
JER Asia Corp.:

We have audited the accompanying balance sheet of JER Asia Corp. (a Delaware Corporation, the "Company") as of May 15, 1998. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of JER Asia Corp. as of May 15, 1998, in conformity with generally accepted accounting principles.


Arthur Andersen LLP

Washington, D.C.
May 20, 1998

                                JER Asia Corp.


                                 Balance Sheet
                              As of May 15, 1998




                                          Assets



Cash                                                                 $2,000


                       Liabilities and Stockholder's Equity
Stockholder's equity:

     Preferred stock, par value $0.01 per share;
        100,000,000 shares authorized, no shares issued              $  -
     Common stock, par value $0.01 per share; 400,000,000
        shares authorized, 100 shares issued and outstanding              1

     Additional paid-in capital                                       1,999

                 Total stockholder's equity                          $2,000

      The accompanying notes are an integral part of this balance sheet.

                                JER Asia Corp.


                         Notes to Financial Statements



1.   The Company:

JER Asia Corp. (the "Company") was incorporated in Delaware on May 15, 1998 and was initially capitalized through the sale of 100 shares of common stock to its initial stockholder for $2,000. The Company's purpose is to invest in nonperforming, subperforming, distressed and other real estate and real estate related assets. The Company intends to focus its investment activities primarily in East Asia and Southeast Asia (principally Japan, Korea, Singapore, Hong Kong and Thailand) to take advantage of the opportunities for real estate investment that the Company believes have been created by the economic and financial crises that are currently affecting these regions as well as other markets on an opportunities basis.

The Company's sole activity through May 15, 1998, consisted of the organization and start-up of the Company. Accordingly, no statement of operations is presented.

The Company is in the process of filing a Registration Statement to raise capital through the sale of common stock (the "IPO"). Contingent upon the consummation of the IPO, the Company will be liable for organization and offering expenses in connection with the sale of the shares of the common stock offered.

2.   Summary of Significant Accounting Policies:

Income Taxes

The Company has elected to be taxed as a Corporation under the Internal Revenue Code of 1986, as amended.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



Concentration of Risk

The Company is in the development stage, and therefore is subject to several risk factors, including the following:

     - The Company intends to invest in assets that involve significant investment risk, and an investment in the Company is suitable only for sophisticated investors.

     -      The Company has no prior operating history.

     - None of the Company's investments has been identified and it may take considerable time for the Company to find appropriate investment opportunities. No assurances can be given that the Company will be successful in acquiring economically attractive assets or that the assets, once acquired, will maintain their economic desirability.

     - A substantial portion of the Company's assets are expected to be located in Asian countries which are currently experiencing significant and protracted financial and economic difficulties. There can be no assurance that the current economic and financial difficulties in these countries will not continue or worsen, or spread to other countries in which the Company may invest, and thereby adversely affect the value of the Company's investments or make it more difficult for the Company to locate appropriate investment opportunities.

     - Certain of the countries in Asia and other regions in which the Company may invest have experienced in the past, are experiencing currently, and may in the future experience, political and social instability that could adversely affect the value of the Company's investments in such countries.

     - The Company will be dependent on the Manager for its successful operations. The Manager does not have prior experience making real estate investments in Asia.

     - Investments in Asia and other foreign countries may expose the Company to currency exchange risks, adverse changes in foreign tax laws, foreign law enforceability risks and other uncertainties of foreign laws and legal systems.

     - The Company expects to leverage its assets significantly, which is likely to increase the volatility of the Company's income and net asset value and could magnify the extent of any losses. The Company's Certificate of Incorporation and Bylaws do not limit the amount of indebtedness the Company can incur.

     - The Company intends to invest in distressed real estate, mortgage loans, real estate operating companies and other investments that are subject to greater risks of loss than assets which are not distressed, will require significant management resources, will be illiquid, may not be income producing on a current basis and may decrease in value because of changes in economic conditions and other factors.

     - The Company also intends to invest in noninvestment grade, subordinated mortgage backed securities, which are sensitive to events of loss, such as credit losses due to borrower default, hazard losses and enforceability issues.

     - The Company's investments will be sensitive to changes in prevailing interest rates.

     - Pursuant to the terms of the management agreement between the Company and the Manager (the "Management Agreement"), the Manager will receive for its services a substantial management fee regardless of the profitability of the Company. Such management fee will be not less than $5,000,000 for the Company's first fiscal year of operations following the closing of the Offering.

     - The Manager will be entitled to a substantial termination fee upon the termination or nonrenewal of the Management Agreement other than for cause.

     - The Company, the Manager and JER have common officers and directors and will face conflicts of interest in relation to business decisions regarding the Company and its investments, including the allocation of investment opportunities and provision of other services in connection with the Company's real estate assets.

     - Joseph E. Robert, Jr., chief executive officer of the Company, the Manager and JER, is obligated to devote approximately 80% of his business time and attention to the business of a recently formed domestic private real estate investment fund managed by JER (the "JER Private Fund") until the earlier of January 2001 or investment of 90% of the JER Private Fund's investor capital commitments (as of the date hereof, the JER Private Fund is approximately 70% invested).


3.   Transaction with Affiliates:

In conjunction with the initial public offering, the Company intends to enter into an agreement (the "Management Agreement") with the Manager pursuant to which the Manager, subject to the supervision of the Company's Board of Directors, will (i) serve as the Company's consultant with respect to formulation of investment criteria and preparation of policy guidelines by the Board of Directors; (ii) investigate, source and select potential investment opportunities for the Company; (iii) make all decisions concerning the commitment to, purchase, negotiation, structuring, monitoring, and disposition of investments by the Company; (iv) evaluate, recommend and approve all decisions regarding any financings, securitizations, hedging activities or borrowings undertaken by the Company or its subsidiaries; (v) make available to the Company its knowledge and experience with respect to real estate, real estate related assets and real estate operating companies;
(vi) counsel the Company in connection with policy decisions to be made by the Board of Directors; (vii) upon request by and in accordance with the directions of the Board of Directors, invest or reinvest any money of the Company pending identification of appropriate assets consistent with the Company's investment policies in which to invest or other uses; (viii) supervision of other service providers to the Company; and (ix) provide certain general management services to the Company relating to the day-to-day operations and administration of the Company in the United States.

For performing these services, the Manager will receive:



            (i) a base management fee, which is intended to cover the Manager's costs of providing its services under the Management Agreement, calculated and paid quarterly, in an amount equal to 0.125% per quarter (0.5% per annum) of the Average Invested Assets (as defined in the Management Agreement) of the Company for such quarter; provided that, for the first four fiscal quarters of the Company's operations following the closing of the Offering, the base management fee shall be not less than the greater of (x) $1,250,000 per quarter ($5,000,000 per annum) or (y) the Manager's actual costs of providing its services to the Company under the Management Agreement for such period, and

            (ii) a quarterly incentive fee in an amount equal to the product of (A) 25% of the dollar amount by which (1) the Pre-Tax/Pre-Depreciation and Amortization Net Income (as defined in the Management Agreement) of the Company for such quarter per share of Common Stock (based on the weighted average number of shares outstanding for such quarter) exceeds (2) an amount equal to (a) the weighted average of the price per share of Common Stock in the initial public offering and the prices per share of Common Stock in any secondary offerings by the Company multiplied by (b) the Ten-Year U.S. Treasury Rate plus five percent per annum (expressed as a quarterly percentage) for such quarter, multiplied by (B) the weighted average number of shares of Common Stock outstanding for such quarter.


The Board of Directors of the Company may adjust the base management fee in the future if necessary to align the fee more closely with the actual costs of the Manager's services.

In addition to the base management fee described in the preceding paragraph, the Company will reimburse the Manager and its affiliates for (i) all costs incurred by the Manager or its affiliates (including, without limitation, travel, salaries, bonuses, benefits and related overhead and out-of-pocket expenses) in researching, investigating, negotiating, structuring and developing investment opportunities in Asia on behalf of the Company prior to the sale of the Common Stock offered in the IPO and (ii) any additional start-up costs and expenses the Manager or its affiliates may incur on behalf of the Company subsequent to the closing of the Offering with respect to additional staffing, the establishment of new offices in Asia and the purchase of new technology and equipment.



In addition, the Company may engage the Manager or its affiliates to provide
(i) services outside of the United States related to the day-to-day operations and administration of the Company and to the performance and supervision of such other administrative functions necessary in the management of the Company as may be agreed upon by the Manager and Board of Directors, (ii) due diligence and acquisition related services on assets purchased or considered for purchase by the Company and (iii) asset management services, loan servicing, master or special servicing, legal or accounting services, leasing services or property management services with respect to assets acquired by the Company (collectively, "Other Services"), for which Other Services the Manager and its affiliates will be paid for or reimbursed for the costs of, provided that such payments and reimbursements are in amounts no greater than would be paid to outside professionals, consultants or other third parties on an arms-length basis.

The Company may terminate, or decline to renew the term of, the Management Agreement without cause at any time after the second anniversary of the Closing Date upon 60 days written notice by a majority vote of the Unaffiliated Directors. Although no termination fee is payable in connection with a termination or nonrenewal for cause, in connection with a termination or nonrenewal by the Company without cause, the Company must pay the Manager a termination fee in cash, which could be substantial and which may adversely affect the Company's ability to terminate or decline to renew the Manager without cause. The amount of the termination fee will be determined by independent appraisal of the value (including both the base management fee and the incentive components thereof) of the Management Agreement for the four years succeeding the date of termination or nonrenewal. The Manager may decline to renew the Management Agreement after its initial two-year term or after any subsequent two-year renewal term thereof.

4.   Stock Option Plan:

The Company intends to adopt the 1998 Stock Option Plan, as defined in the registration statement, under which the compensation committee (the "Compensation Committee") of the Board of Directors or, if none, the Board of Directors, will be authorized to grant options to purchase shares of Common Stock. The Company expects that a majority of members of the Compensation Committee will be Unaffiliated Directors. The maximum aggregate number of shares of Common Stock that may be issued pursuant to options granted under the 1998 Stock Option Plan will be 1,500,000. Out of such authorized options, the Company will grant to the Manager, as of the date of initial public offering, options to purchase an aggregate number of shares of Common Stock (which the Manager may allocate to its, and its affiliates', directors, officers and employees) equal to 10% of the shares of Common Stock outstanding after the Offering and the Concurrent Offerings. The exercise price of such options will be equal to the initial public offering price. The purpose of the 1998 Stock Option Plan is to provide a means of performance based compensation in order to provide incentive for the Manager to enhance the value of the Common Stock. Such options will expire on the tenth anniversary of the Closing Date, and 25% of these options will become exercisable on each of the four anniversaries of the consummation of this Offering.

5.   Agreements:

The Manager, on behalf of the Company, is currently seeking various sources of financing for future real estate acquisitions. The Manager is currently in preliminary negotiations with several companies. There can be no assurances, however, that these negotiations will result in a definitive agreement.

     No dealer, salesman or any other
person has been authorized to give any
information or to make any
representations other than those
contained in this Prospectus in                         5,000,000 Shares
connection with the offer made by this
Prospectus and, if given or made, such
information or representations must
not be relied upon as having been
authorized by the Company or the                     JER Asia Corp.
Underwriter. This Prospectus does not
constitute an offer to sell or the
solicitation of any offer to buy any
security other than the shares of
Common Stock offered by this
Prospectus, nor does it constitute an                 Common Stock
offer to sell or a solicitation of any
offer to buy the shares of Common
Stock by anyone in any jurisdiction in
which such offer or solicitation is
not authorized, or in which the person          _________________________
making such offer or solicitation is
                                                       PROSPECTUS
not qualified to do so, or to any               _________________________
person to whom it is unlawful to make
such offer or solicitation. Neither
the delivery of this Prospectus nor
any sale made hereunder shall, under
any circumstances, create any
implication that information contained         Friedman, Billings, Ramsey
herein is correct as of any time                       & Co., Inc.
subsequent to the date hereof.

       SUMMARY TABLE OF CONTENTS



                                   Page            Schroder & Co. Inc.

Prospectus Summary  . . . . . . . .   7
Risk Factors  . . . . . . . . . . .  17
Use of Proceeds . . . . . . . . . .  26                     , 1998
Dividend Policy . . . . . . . . . .  26
Capitalization  . . . . . . . . . .  26
The Company . . . . . . . . . . . .  27
Management of Operations  . . . . .  36
Management of the Company . . . . .  47
Management's Discussion and
     Analysis of Liquidity and
     Capital Resources  . . . . . .  48
Description of Capital Stock  . . .  49
Certain Provisions of Delaware
     Law and of the Company's

     Certificate of Incorporation
     and Bylaws   . . . . . . . . .  50
Common Stock Available for Future
     Sale   . . . . . . . . . . . .  51
Federal Income Tax Considerations .  51
Underwriting  . . . . . . . . . . .  52
Legal Matters . . . . . . . . . . .  53
Experts . . . . . . . . . . . . . .  53
Additional Information  . . . . . .  53
Glossary of Terms . . . . . . . . .  54
Financial Statements  . . . . . .   F-1

       _________________________



     Until    , 1998, all dealers
effecting transactions in the Common
Stock, whether or not participating in
this distribution, may be required to
deliver a Prospectus. This is in addi-
tion to the obligation of dealers to
deliver a Prospectus when acting as
underwriters and with respect to their
unsold allotments or subscriptions.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.  Other Expenses of Issuance and Distribution

     Set forth below is an estimate of the approximate amount of the fees and expenses (other than sales commissions) payable by the Registrant in connection with the issuance and distribution of the Common Shares.


SEC Registration Fee  . . . . . . . . . . . . . . . . . . . . .    $33,925
Blue Sky Fees and Expenses  . . . . . . . . . . . . . . . . . .      5,000
NASD Filing Fee . . . . . . . . . . . . . . . . . . . . . . . .     12,000
Federal Taxes . . . . . . . . . . . . . . . . . . . . . . . . .      <F1>
State Taxes and Fees  . . . . . . . . . . . . . . . . . . . . .      <F1>
Printing and Mailing Fees . . . . . . . . . . . . . . . . . . .      <F1>
Counsel Fees and Expenses . . . . . . . . . . . . . . . . . . .      <F1>
Accountant's Fees and Expenses  . . . . . . . . . . . . . . . .      <F1>
Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . .      <F1>
                                                                   -------
 Total  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $ <F1>
                                                                   =======
_______________
[FN]
<F1> To be filed by Amendment


Item 32.  Sales to Special Parties


             The Company has agreed to sell, and FBR Asset Investment Corporation ("FBR Asset"), an affiliate of Friedman, Billings, Ramsey & Co., Inc., one of the representatives of the several underwriters, has agreed to purchase, a minimum of $25 million of Common Stock in a private placement which will close concurrently with the Offering. In addition, the Company has agreed to sell, and JER and certain directors and executive officers of JER (the "JER Investors") have agreed to purchase, in a second private placement to close concurrently with the Offering, a number of shares of Common Stock (assuming that the Underwriters' option to purchase up to an additional 750,000 shares to cover overallotments is not exercised) equal to 2% of the shares of the Company's Common Stock then outstanding, up to a maximum of $20 million (the private placements to the JER Investors and FBR Asset are referred to herein as the "Concurrent Offerings"). The price of the shares of Common Stock to be placed in the Concurrent Offerings will be equal to the initial public offering price net of underwriting discounts and commissions.


The sales of the Concurrent Offerings are exempt from the registration requirements of the Securities Act of 1933 under Section 4(2) of the Securities Act of 1933.

Item 33.  Recent Sales of Unregistered Securities

             In connection with the organization of the Company, on May 15, 1998 J.E. Robert Company, Inc. purchased 100 shares of Common Stock of the Company for $2,000. The sale of such shares is exempt from the registration requirements of the Securities Act of 1933 under Section 4(2) of the Securities Act of 1933.

Item 34.  Indemnification of Directors and Officers

             The Bylaws of the Company provide that the Company shall indemnify to the fullest extent permitted by law any person who is made or is threatened to be made a party or is involved in any action, suit or proceeding whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as an officer, director, employee or agent of another corporation, partnership, joint venture, enterprise or nonprofit entity.

             The Company is empowered by Section 145 of the Delaware General Corporation Law, subject to the procedures and limitations stated therein, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that the person is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful. The Company may indemnify any such person in an action by or in the right of the Company under the same conditions, except that no indemnification is permitted of amounts paid in settlement and no indemnification is permitted of expenses without judicial approval if such person is adjudged to be liable to the Company. To the extent such person is successful on the merits or otherwise in the defense of any action referred to above, the Company must indemnify him against the expenses which he actually and reasonably incurred in connection therewith.

             Policies of insurance are maintained by the Company under which directors and officers of the Company are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

Item 35.  Treatment of Proceeds from Shares Being Registered

             Not Applicable.

Item 36.  Financial Statements and Exhibits

             (a)  Index to Financial Statements.
                     Report of Independent Certified Public Accountants . F-1 Consolidated Balance Sheet as of May 15, 1998 . . . F-2
                     Notes to Balance Sheet . . . . . . . . . . . . . . .  F-3


             (b)  Exhibits.

                  1.1<F1>  Form of Underwriting Agreement.
                  3.1<F1> Amended and Restated Certificate of Incorporation of the Registrant.
                  3.2<F1>  Bylaws of the Registrant.
                  4.1<F1>  Form of Common Stock Certificate.
                  5.1<F1>  Opinion of Simpson Thacher & Bartlett.
                  10.1<F1> Management Agreement.
                  10.2<F1> Form of Registration Rights Agreement between the
                           Company and the persons named therein.
                  10.4<F1> Form of 1998 Stock Option Plan.
                  10.5<F1> Form of FBR Asset Stock Purchase Agreement. 10.6<F1> Form of JER Investors Stock Purchase Agreement.
                  23.1 Consent of Independent Public Accountants. 23.2<F1> Consent of Simpson Thacher & Bartlett.
                  23.3<F1> Consent of Hogan & Hartson L.L.P.
                  24.1     Powers of Attorney (included on Signature Page).
                  99.1     Consent of William T. Coleman, Jr.
                  99.2     Consent of Moses K. Tsang
                  99.3     Consent of Alan G. Spoon
                  99.4     Consent of Mitchell P. Rales
_______________
[FN]
<F1>         To be filed by Amendment


Item 37.  Undertakings

             Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act of 1933") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

             The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

             The undersigned registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus field by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


             Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of McLean, State of Virginia, on the 24th day of July, 1998.

                                       JER Asia Corp.
                                       (Registrant)


                                       By /s/ Joseph E. Robert, Jr.
                                         ---------------------------
                                         Name: Joseph E. Robert, Jr.
                                         Title: Chairman of the Board of
                                                    Directors and Chief
                                                    Executive Officer

             Each person whose signature appears below hereby constitutes and appoints Daniel T. Ward his true and lawful attorney-in-fact and agent, with full powers of substitution, for him and in his name, place and stead, in any and all capacities, to sign and to file any and all amendments, including post-effective amendments and any registration statements filed pursuant to Rule 462(b), to this Amendment No. 1 to the Registration Statement with the Securities and Exchange Commission, granting to said attorney-in-fact power and authority to perform any other act on behalf of the undersigned required to be done in connection therewith.

             Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons on the 24th day of July, 1998, in the capacities indicated.


Signature                                 Title
---------                                 -----

/s/ Joseph E. Robert, Jr.                 Chairman of the Board of
--------------------------------------    Directors, Chief Executive Officer
Name: Joseph E. Robert, Jr.               and sole Director
                                          (principal executive officer)

/s/ Bruce T. Cunningham                   Chief Financial Officer, Chief
--------------------------------------    Accounting Officer and Treasurer
Name: Bruce T. Cunningham                 (principal financial and
                                          accounting officer)